Exhibit 4.2

EXECUTION VERSION

IGLO FOODS BONDCO PLC, as Issuer

FLOATING RATE SENIOR SECURED NOTES DUE 2020

INDENTURE

Dated as of July 17, 2014

IGLO FOODS FINCO LIMITED,

as Parent Guarantor

IGLO FOODS MIDCO LIMITED, IGLO FOODS GROUP LIMITED, BIRDS EYE LIMITED, BIRDS EYE IPCO LIMITED, IGLO HOLDING GMBH, LIBERATOR GERMAN NEWCO GMBH, FROZEN FISH INTERNATIONAL GMBH, IGLO GMBH, IGLO AUSTRIA HOLDING GMBH, IGLO AUSTRIA GMBH, IGLO BELGIUM NV AND IGLO NEDERLAND B.V.,

as Subsidiary Guarantors

DEUTSCHE TRUSTEE COMPANY LIMITED,

as Trustee

DEUTSCHE BANK AG, LONDON BRANCH,

as Paying Agent, Transfer Agent and Calculation Agent

DEUTSCHE BANK LUXEMBOURG S.A.,

as Luxembourg Registrar and Luxembourg Paying Agent

CREDIT SUISSE AG, LONDON BRANCH,

as Security Agent

The taking of (a) any of the Notes Documents (defined herein) or (b) any certified copy thereof or (c) any document which constitutes substitute documentation thereof including written confirmations or references (the “Stamp Duty Sensitive Documents”) into Austria may cause the imposition of Austrian stamp duty. The same, inter alia, applies to (i) the sending of Stamp Duty Sensitive Documents to an Austrian addressee by fax, (ii) the sending of any e-mail communication to which an electronic scan copy (e.g., pdf or tif) of a Stamp Duty Sensitive Document is attached to an Austrian addressee and (iii) the sending of any e-mail communication carrying an electronic or digital signature which refers to a Stamp Duty Sensitive Document to an Austrian addressee. Accordingly, in particular, keep any Stamp Duty Sensitive Documents outside of Austria and avoid (A) sending Stamp Duty Sensitive Documents by fax to an Austrian addressee, (B) sending any e-mail communication to which an electronic scan copy of a Stamp Duty Sensitive Document is attached to an Austrian addressee and (C) sending any e-mail communication carrying an electronic or digital signature which refers to a Stamp Duty Sensitive Document to an Austrian addressee.

Exhibits

Exhibit A-1	Provisions Relating to the Notes
Exhibit A-2	Form of the Note
Exhibit B	Form of Supplemental Indenture

Schedules

Schedule 1	Issue Date Security Documents
Schedule 2	Post-Closing Date Security Documents

INDENTURE dated as of July 17, 2014 among Iglo Foods BondCo Plc, a public limited company incorporated under the laws of the England and Wales, with its registered office at 5 New Square, Bedfont Lakes Business Park, Feltham, Middlesex, TW14 8HA, United Kingdom, as the issuer (the “Issuer”), Iglo Foods Finco Limited (the “Parent Guarantor”), Iglo Foods Midco Limited, Iglo Foods Group Limited, Birds Eye Limited, Birds Eye IPco Limited, iglo Holding GmbH, Liberator German Newco GmbH, Frozen Fish International GmbH, iglo GmbH, Iglo Austria Holding GmbH, Iglo Austria GmbH, Iglo Belgium NV and Iglo Nederland B.V. (together, the “Subsidiary Guarantors” and, together with the Parent Guarantor, the “Guarantors”), Deutsche Trustee Company Limited, as trustee (the “Trustee”), Deutsche Bank AG, London Branch, as paying agent, transfer agent and calculation agent, Deutsche Bank Luxembourg S.A., as Luxembourg registrar and Luxembourg paying agent, and Credit Suisse AG, London Branch, as security agent (the “Security Agent”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined below) of the Issuer’s €500,000,000 Floating Rate Senior Secured Notes due 2020 (the “Initial Notes”) and any Additional Notes (as defined below). Unless the context otherwise requires, in this Indenture references to the “Notes” include any Additional Notes that are actually issued.

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with Midco or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) used or to be used by Midco, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2) the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Midco or a Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Additional Notes” means additional Floating Rate Senior Secured Notes due 2020 (other than the Initial Notes) that may be issued under this Indenture in accordance with Section 2.01, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, Transfer Agent, Authenticating Agent, Calculation Agent or Paying Agent, collectively, the “Agents”.

“Agreed Security Principles” means the agreed security principles as set out in Schedule 12 to the Senior Facility Agreement, as of the Issue Date, as applied mutatis mutandis with respect to the Notes in good faith by the Issuer.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than operating leases entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by Midco or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction. Notwithstanding the preceding provisions of this definition, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition by a Restricted Subsidiary to Midco or by Midco or a Restricted Subsidiary to a Restricted Subsidiary;

(2) a disposition of cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(3) a disposition of inventory, trading stock, security equipment or other equipment or assets in the ordinary course of business;

(4) a disposition of obsolete, damaged, retired, surplus or worn out equipment or assets or equipment, facilities or other assets that are no longer useful in the conduct of the business of Midco and its Restricted Subsidiaries and any transfer, termination, unwinding or other disposition of hedging instruments or arrangements not for speculative purposes;

(5) transactions permitted under Section 5.01 or a transaction that constitutes a Change of Control;

(6) an issuance or transfer of Capital Stock by a Restricted Subsidiary to Midco or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors or the issuance of directors’ qualifying shares and shares issued to individuals as required by applicable law;

(7) any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by Midco) of less than €15.0 million or, if greater, 0.5% of Total Assets;

(8) any Restricted Payment that is permitted to be made, and is made, under Section 4.02 and the making of any Permitted Payment or Permitted Investment or, solely for purposes of Section 4.05(a)(3), asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9) the granting of Liens not prohibited by Section 4.03;

(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements or any sale of assets received by Midco or a Restricted Subsidiary upon the foreclosure of a Lien granted in favor of Midco or any Restricted Subsidiary;

(11) the licensing, sub-licensing, lease or assignment of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business;

(12) foreclosure, condemnation, taking by eminent domain or any similar action with respect to any property or other assets;

(13) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(14) any issuance, sale or disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(15) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than Midco or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(16) any surrender or waiver of contract rights or the settlement, release, recovery or surrender of contract, tort or other claims of any kind;

(17) any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by Midco or any Restricted Subsidiary to such Person; provided, however, that the Board of Directors shall certify that in the opinion of the Board of Directors, the outsourcing transaction will be economically beneficial to Midco and its Restricted Subsidiaries (considered as a whole); provided, further, that the fair market value of the assets disposed of, when taken together with all other dispositions made pursuant to this clause (17), does not exceed €30.0 million or, if greater, 0.9% of Total Assets;

(18) any disposition with respect to property built, owned or otherwise acquired by Midco or any Restricted Subsidiary pursuant to customary sale and lease-back transactions, asset securitizations and other similar financings permitted by this Indenture;

(19) an issuance of Capital Stock by a Restricted Subsidiary to Midco or to another Restricted Subsidiary, an issuance or sale by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by Section 4.01 or an issuance of Capital Stock by Midco pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(20) sales, transfers or other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements; provided that any cash or Cash Equivalents received in such sale, transfer or disposition is applied in accordance with Section 4.05;

(21) sales or dispositions of receivables in connection with any Qualified Receivables Financing or any factoring transaction or in the ordinary course of business or arising as a result of the entry into of service and supply agreements with third party service providers in relation to the collection and settlement of outstanding customer invoices; and

(22) any sale, lease, license, transfer or other disposal of the German Property; provided that Midco or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of agreeing to such disposition), as determined in good faith by the Board of Directors of Midco, of the shares and assets subject to such disposition and any Net Available Cash received in connection with sum sale or disposition must be applied in accordance with Section 4.05.

“Associate” means (i) any Person engaged in a Similar Business of which Midco or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by Midco or any Restricted Subsidiary.

“Bankruptcy Law” means (a) Title 11 of the U.S. Code (as may be amended from time to time) or (b) any other law of the United States (or any political subdivision thereof), Germany (or any political subdivision thereof), Luxembourg (or any political subdivision thereof) or the United Kingdom (or any political subdivision thereof), or the laws of any other relevant jurisdiction or any political subdivision thereof relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors.

“Board of Directors” means (1) with respect to Midco or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision of this Indenture requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in London, United Kingdom are authorized or required by law to close; provided, however, that for any payments to be made under this Indenture, such day shall also be a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (“TARGET”) payment system is open for the settlement of payments.

“Calculation Agent” means a financial institution appointed by the Issuer to calculate the interest rate payable on the Notes in respect of each interest period, which shall initially be Deutsche Bank AG, London Branch.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes and reflected as a liability on a balance sheet (other than in the footnotes thereto), in each case on the basis of IFRS. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of IFRS, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union, Japan, Switzerland or Norway or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(2) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender party or by any bank or trust company (a) whose commercial paper is rated at least “A-1” or the equivalent thereof by S&P or at least “P-1” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of €250.0 million;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) entered into with any bank meeting the qualifications specified in clause (2) above;

(4) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(5) readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member state of the European Union, Japan, Switzerland or Norway or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(6) Indebtedness or preferred stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(7) bills of exchange issued in the United States, Canada, a member state of the European Union, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(8) interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (7) above; and

(9) for purposes of clause (2) of the definition of “Asset Disposition,” the marketable securities portfolio owned by Midco and its Subsidiaries on the Issue Date and, with respect to the Iglo Group, owned on the Issue Date.

“Change of Control” means:

(1) Midco becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Midco, provided that for the purposes of this clause, (x) no Change of Control shall be deemed to occur by reason of Midco becoming a Subsidiary of a Successor Parent and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” (as so defined) shall not be included in any Voting Stock of which any such person or group is the “beneficial owner” (as so defined), unless that person or group is not an affiliate of a Permitted Holder and has greater voting power with respect to that Voting Stock; or

(2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of Midco and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders;

provided that, in each case, a Change of Control shall not be deemed to have occurred if such Change of Control is also a Specified Change of Control Event.

“Clearstream” means Clearstream Banking, société anonyme, as currently in effect or any successor securities clearing agency.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets from time to time in which a security interest has been or will be granted on the Issue Date or thereafter pursuant to any Security Document to secure the obligations under this Indenture, the Notes and/or any Note Guarantee.

“Commodity Hedging Agreements” means, in respect of a Person, any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.

“Common Depositary” means, with respect to the Notes issued in whole or in part in global form, a depositary common to Euroclear and Clearstream, being initially Deutsche Bank AG, London Branch, until a successor Common Depositary, if any, shall have become such pursuant to this Indenture, and thereafter “Common Depositary” shall mean or include each Person who is then a Common Depositary hereunder.

“Company” means Iglo Foods Holdings Limited.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) Consolidated Interest Expense and Receivables Fees;

(2) Consolidated Income Taxes;

(3) consolidated depreciation expense;

(4) consolidated amortization or impairment expense;

(5) any expenses, charges or other costs related to any issuance of Capital Stock, listing of Capital Stock, Investment, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business and any expenses, charges or other costs related to deferred or contingent payments), disposition, recapitalization or the Incurrence of any Indebtedness permitted by this Indenture (whether or not successful) (including any such fees, expenses or charges related to the Transactions (including any expenses in connection with related due diligence activities)), in each case, as determined in good faith by the Board of Directors or an Officer of Midco;

(6) any minority interest expense (whether paid or not) consisting of income attributable to minority equity interests of third parties in such period and any prior period or any net earnings, income or share of profit of any Associates except to the extent of dividends declared or paid on, or other cash payments in respect of, equity interests held by third parties;

(7) the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Permitted Holders to the extent permitted by Section 4.06;

(8) other non-cash charges, write-downs or items reducing Consolidated Net Income (excluding any such non-cash charge, write-down or item to the extent it represents an accrual of or reserve for cash charges in any future period) or other items classified by Midco as special, extraordinary, exceptional, unusual or nonrecurring items less other non-cash items of income increasing Consolidated Net Income (other than non-cash items increasing Consolidated Net Income pursuant to clauses (1) to (15) of the definition of Consolidated Net Income and excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period);

(9) the proceeds of any business interruption insurance received or that become receivable during such period to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income;

(10) payments received or that become receivable with respect to expenses that are covered by the indemnification provisions in any agreement entered into by such Person in connection with an acquisition to the extent such expenses were included in computing Consolidated Net Income;

(11) any Receivables Fees and discounts on the sale of accounts receivables in connection with any Qualified Receivables Financing representing, in Midco’s reasonable determination, the implied interest component of such discount for such period; and

(12) reasonably identifiable and factually supportable expected cost savings, operating expense reductions, restructuring charges and expenses and cost saving synergies related to acquisitions, divestitures, restructuring, cost savings initiatives and other similar initiatives relating to transactions consummated or initiatives implemented after the Issue Date and projected by the Parent Guarantor in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the Parent Guarantor and evidenced by a certificate of a responsible accounting or financial officer of the Parent Guarantor) within eighteen months after such transaction or initiative is consummated, provided that the addback in this clause (12) shall be subject to a cap during any four fiscal quarter period of not more than 30% of Consolidated EBITDA.

Notwithstanding the foregoing, the provision for taxes and the depreciation, amortization, non-cash items, charges and write downs of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income (loss) of such Restricted Subsidiary was included in calculating Consolidated Net Income for the purposes of this definition.

“Consolidated Income Taxes” means taxes or other payments, including deferred Taxes, based on income, profits or capital (including without limitation withholding taxes) and franchise taxes of any of Midco and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any Governmental Authority.

“Consolidated Interest Expense” means, for any period (in each case, determined on the basis of IFRS), the consolidated net interest income/expense of Midco and its Restricted Subsidiaries, whether paid or accrued, including any pension liability interest cost, plus or including (without duplication) any interest, costs and charges consisting of:

(1) interest expense attributable to Capitalized Lease Obligations;

(2) amortization of debt discount and premium (but not debt issuance costs, commissions, fees and expenses);

(3) non cash interest expense (excluding any non cash interest expense attributable under IFRS to foreign exchange translations or movement in the mark to market valuation of Hedging Obligations or other derivative instruments and any deemed finance charge under IFRS in respect of any pension liabilities and other provisions);

(4) the product of (a) all dividends or other distributions in respect of all Disqualified Stock of Midco and all Preferred Stock of any Restricted Subsidiary (other than dividends and other distributions payable solely in Capital Stock of Midco (other than Disqualified Stock)), to the extent held by Persons other than Midco or a Restricted Subsidiary multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined national, state and local statutory tax rate of such Person, expressed as a decimal, as estimated in good faith by a responsible accounting or financial officer of Midco;

(5) the consolidated interest expense that was capitalized during such period;

(6) interest actually paid by Midco or any Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person; and

(7) interest accrued on any Indebtedness of a Parent that is Guaranteed by Midco or any Restricted Subsidiary to the extent (x) serviced directly or indirectly by Midco or any Restricted Subsidiary and (y) not already included in calculating Consolidated Interest Expense, but excluding amortization of fees and any interest or other expense associated with Subordinated Shareholder Funding.

“Consolidated Leverage” means the sum of the aggregate outstanding Indebtedness of Midco and its Restricted Subsidiaries (excluding Hedging Obligations except to the extent provided in Section 4.01(f)(iii)), less cash and Cash Equivalents, as of the relevant date of calculation on a consolidated basis on the basis of IFRS.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Leverage at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the four most recent fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of Midco are available. In the event that Midco or any of its Restricted Subsidiaries Incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Leverage Ratio is made (the “Calculation Date”), then the Consolidated Leverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible accounting or financial officer of Midco), including in respect of anticipated expense and cost reduction synergies, to such Incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable reference period; provided, however, that the pro forma calculation shall not give effect to (i) any Indebtedness Incurred on the Calculation Date pursuant to Section 4.01(b) or (ii) the discharge on the Calculation Date of any Indebtedness to the extent that such discharge results from the proceeds Incurred pursuant to Section 4.01(b); provided further, however, that the pro forma calculation may give effect to anticipated acquisitions which have not yet occurred but which have become subject to a definitive purchase agreement or contract, where the Indebtedness to be Incurred is to finance such acquisitions in whole or in part and such Indebtedness, if Incurred prior to the completion of any such acquisition, is funded into escrow and released to Midco or any Restricted Subsidiary only in connection with the completion of such acquisition; and provided further, however, that no cash or Cash Equivalents shall be included in the calculation of Consolidated Leverage Ratio that are, or are derived from, the proceeds of Indebtedness in respect of which the pro forma calculation is to be made, except, for the avoidance of doubt, to the extent cash or Cash Equivalents will be expended in a transaction to which pro forma effect is given.

In addition, for purposes of calculating the Consolidated Leverage Ratio:

(1) acquisitions and Investments that have been made by Midco or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries which are Restricted Subsidiaries acquired by Midco or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries which are Restricted Subsidiaries, during the reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible accounting or financial officer of Midco and may include anticipated expense and cost reduction synergies) as if they had occurred on the first day of the reference period;

(2) the Consolidated EBITDA (whether positive or negative) attributable to discontinued operations, as determined in accordance with IFRS, and operations, businesses or group of assets constituting a business or operating unit (and ownership interests therein) disposed of on or prior to the Calculation Date, will be excluded on a pro forma basis as if such disposition occurred on the first day of such period (taking into account anticipated expense and cost reduction synergies resulting from any such disposal, as determined in good faith by a responsible accounting or financial officer of Midco);

(3) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with IFRS, and operations, businesses or group of assets constituting a business or operating unit (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded on a pro forma basis as if such disposition occurred on the first day of such period, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of Midco or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such reference period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such reference period;

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness), and if any Indebtedness is not denominated in Midco’s functional currency, that Indebtedness for purposes of the calculation of Consolidated Leverage shall be treated in accordance with IFRS; and

(7) for purposes of calculating the Consolidated EBITDA for such period, if, since the beginning of such period, a transfer of shares of, or other transaction has occurred or is contractually committed with respect to, such Person or any of its Restricted Subsidiaries, that constitutes an event that is contemplated by the definition of “Specified Change of Control Event” (any such transaction, a “Specified Change of Control Transaction”), and solely for the purposes of making the determination pursuant to “Specified Change of Control Event,” Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto (including any anticipated expense and cost reduction synergies from cooperation and other arrangements associated with the Specified Change of Control Transaction calculated in good faith by a responsible accounting or financial officer of Midco) as if such Specified Change of Control Transaction (including such anticipated expense and cost reduction synergies associated with the Specified Change of Control Transaction calculated in good faith by a responsible accounting or financial officer of Midco) had occurred on the first day of such period.

“Consolidated Net Income” means, for any period, the net income (loss) of Midco and its Restricted Subsidiaries determined on a consolidated basis on the basis of IFRS; provided, however, that there will not be included in such Consolidated Net Income:

(1) subject to the limitations contained in clause (2) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that Midco’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to Midco or a Restricted Subsidiary as a dividend or other distribution or return on investment or could have been distributed, as reasonably determined by an Officer of Midco (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2) solely for the purpose of determining the amount available for Restricted Payments under Section 4.02(a)(C)(1), any net income (loss) of any Restricted Subsidiary (other than Subsidiary Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Notes or this Indenture, (c) contractual restrictions in effect on the Issue Date with respect to such Restricted Subsidiary (including pursuant to the Senior Credit Facilities Agreement or the Intercreditor Agreement), and other restrictions with respect to such Restricted Subsidiary that, taken as a whole, are not materially less favorable to the Holders than such restrictions in effect on the Issue Date, and (d) restrictions permitted under 4.04(b), except that Midco’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to Midco or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3) any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of Midco or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of Midco);

(4) any extraordinary, one-off, exceptional, unusual or nonrecurring gain, loss, expense or charge (including for the avoidance of doubt, (i) any rebranding of the business (or any part thereof); and (ii) any tax referable to any payments, dividends or other distributions made or declared intra-group) or any charges or reserves in respect of any restructuring, redundancy, relocation, refinancing, integration or severance or other post-employment arrangements, signing, retention or completion bonuses, transaction costs (including costs related to the Transactions or any investments), acquisition costs, business optimization, system establishment, software or information technology implementation or development, costs related to governmental investigations and curtailments or modifications to pension or post- retirement benefits schemes, litigation or any asset impairment charges or the financial impacts of natural disasters (including fire, flood and storm and related events), in each case, as determined in good faith by Midco;

(5) the cumulative effect of a change in accounting principles;

(6) any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions, any non-cash net after tax gains or losses attributable to the termination or modification of any employee pension benefit plan and any charge or expense relating to any payment made to holders of equity based securities or rights in respect of any dividend sharing provisions of such securities or rights to the extent such payment was made pursuant to Section 4.02;

(7) all deferred financing costs written off and premiums paid or other expenses Incurred directly in connection with any early extinguishment of Indebtedness or Hedging Obligations and any net gain (loss) from any write- off or forgiveness of Indebtedness;

(8) any unrealized gains or losses in respect of Hedging Obligations or other financial instruments or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(9) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of Midco or any Restricted Subsidiary owing to Midco or any Restricted Subsidiary;

(11) any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenues in component amounts required or permitted by IFRS and related authoritative pronouncements (including the effects of such adjustments pushed down to Midco and the Restricted Subsidiaries), as a result of any consummated acquisition or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(12) any goodwill or other intangible asset impairment charge, amortization or write-off;

(13) Consolidated Income Taxes to the extent in excess of cash payments made in respect of such Consolidated Income Taxes;

(14) the impact of capitalized, accrued or accreting or pay-in- kind interest or principal on Subordinated Shareholder Funding; and

(15) any one-time non-cash charges or any amortization or depreciation, in each case to the extent related to the Transactions or any acquisition of another Person or business or resulting from any reorganization or restructuring involving the Parent Guarantor or its Subsidiaries.

“Consolidated Senior Secured Leverage” means the sum of the aggregate outstanding Senior Secured Indebtedness of Midco and its Restricted Subsidiaries (excluding Hedging Obligations entered into for bona fide hedging purposes and not for speculative purposes (as determined in good faith by an Officer or the Board of Directors of Midco)), less cash and Cash Equivalents, as of the relevant date of calculation on a consolidated basis on the basis of IFRS.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) the Consolidated Senior Secured Leverage at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the four most recent fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Issuer are available, in each case calculated with such pro forma and other adjustments as are consistent with the pro forma provisions set forth in the definition of Consolidated Leverage Ratio.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds: (a) for the purchase or payment of any such primary obligation; or (b) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facility” means, with respect to Midco or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Senior Credit Facilities Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Senior Credit Facilities Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of Midco as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by Midco) of non-cash consideration received by Midco or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash, Cash Equivalents or Temporary Cash Investments received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4.05.

“Designated Preference Shares” means, with respect to Midco or any Parent, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to Midco or a Subsidiary of Midco or an employee stock ownership plan or trust established by Midco or any such Subsidiary for the benefit of their employees to the extent funded by Midco or such Subsidiary) and (b) that is designated as “Designated Preference Shares” pursuant to an Officer’s Certificate of Midco at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 4.02(a)(C)(2).

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of Midco having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of Midco shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of Midco or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 4.02. For purposes hereof, the amount of Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value to be determined as set forth herein.

“Equity Offering” means (x) a sale of Capital Stock of Midco (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock or other securities, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of, or as Subordinated Shareholder Funding to, Midco or any of its Restricted Subsidiaries.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Euro Equivalent” means, with respect to any monetary amount in a currency other than euro, at any time of determination thereof by the Issuer or the Trustee, the amount of euro obtained by converting such currency other than euro involved in such computation into euro at the spot rate for the purchase of euro with the applicable currency other than euro as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Issuer) on the date of such determination.

“euro” or “€” means the currency introduced at the start of the third stage of the European economic and monetary union pursuant to the Treaty establishing the European Community, as amended by the Treaty on European Union.

“Euroclear” means Euroclear Bank SA/NV or any successor securities clearing agency.

“European Government Obligations” means any security that is (1) a direct obligation of any country that is a member of the European Monetary Union and whose long-term debt is rated “A-1” or higher by Moody’s or “A+” or higher by S&P or the equivalent rating category of another internationally recognized rating agency on the date of this Indenture, for the payment of which the full faith and credit of such country is pledged or (2) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally Guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (1) or (2), is not callable or redeemable at the option of the issuer thereof.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by Midco as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or an Excluded Amount) of Midco after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by Midco or any Subsidiary of Midco for the benefit of its employees to the extent funded by Midco or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of Midco, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of Midco.

“Existing Senior Credit Facilities Agreement” means the term and revolving facilities agreement entered into on October 27, 2006, among inter alios, Midco, certain lenders and other parties thereto.

“fair market value” wherever such term is used in this Indenture, may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of Midco setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any date of determination, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the four most recent fiscal quarters prior to the date of such determination for which internal consolidated financial statements are available to (y) the Consolidated Interest Expense of such Person for such four fiscal quarters.

In the event that the specified Person or any of its Subsidiaries which are Restricted Subsidiaries Incurs, repays, repurchases, redeems, defeases or otherwise acquires, retires, extinguishes or discharges any Indebtedness (other than Indebtedness Incurred under any revolving facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and prior to or, except as provided in the proviso below, on the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible accounting or financial officer of Midco (including in respect of anticipated expense and cost reduction synergies)) to such Incurrence, repayment, repurchase, redemption, defeasance or other acquisition, retirement, extinguishment or discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period; provided, however, that the pro forma calculation of the Fixed Charge Coverage Ratio shall not give effect to (i) any Indebtedness Incurred on the Calculation Date pursuant to Section 4.01(b) (other than for the purposes of the calculation of the Fixed Charge Coverage Ratio under Section 4.01(b)(v)) or (ii) the discharge on the Calculation Date of any Indebtedness to the extent that such discharge results from the proceeds Incurred pursuant to Section 4.01(b).

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) if since the beginning of such period Midco or any Restricted Subsidiary has disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio is such a Sale, Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period (in each case taking into account anticipated expense and cost reduction synergies resulting from such Sale); provided that if any such Sale constitutes “discontinued operations” in accordance with IFRS, Consolidated Net Income shall be reduced by an amount equal to the Consolidated Net Income (if positive) attributable to such operations for such period or increased by an amount equal to the Consolidated Net Income (if negative) attributable thereto for such period;

(2) if since the beginning of such period, Midco or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period (including in respect of anticipated expense and cost reduction synergies as determined in good faith by a responsible accounting or financial officer of Midco);

(3) if since the beginning of such period, any Person (that became a Restricted Subsidiary or was merged or otherwise combined with or into Midco or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by Midco or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period;

(4) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months, or, if shorter, at least equal to the remaining term of such Indebtedness);

(5) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(6) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;

(7) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible accounting or financial officer of Midco to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS; and

(8) in making such computation, the Consolidated Interest Expense of such Person attributable to interest or any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based on the average daily balance of such Indebtedness during the applicable period.

“German Property” means the automated cold storage warehouse in which UBG Vermietungs GmbH & Co. OHG has a freehold interest at Aeckern 4, 48734 Reken, Germany.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any of the Parent Guarantor and the Subsidiary Guarantors.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Hedging Agreement (each, a “Hedging Agreement”).

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the respective nominee of Clearstream and Euroclear.

“IFRS” means International Financial Reporting Standards (formerly International Accounting Standards) (“IFRS”) endorsed from time to time by the European Union or any variation thereof with which Midco or its Restricted Subsidiaries are, or may be, required to comply; provided that at any date after the Issue Date Midco may make an irrevocable election to establish that “IFRS” shall mean, except as otherwise specified herein, IFRS as in effect on a date that is on or prior to the date of such election.

“Iglo” means Iglo Foods Holdings Limited, a private limited company incorporated in England and Wales.

“Iglo Group” means Iglo together with its subsidiaries.

“Incur” means issue, create, assume, enter into any Note Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication): (1) the principal of indebtedness of such Person for borrowed money;

(2) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables or other obligations not constituting Indebtedness and such obligations are satisfied within 30 days of Incurrence), in each case only to the extent that the underlying obligation in respect of which the instrument was issued would be treated as Indebtedness;

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), where the deferred payment is arranged primarily as a means of raising finance, which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5) Capitalized Lease Obligations of such Person;

(6) the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by Midco) and (b) the amount of such Indebtedness of such other Persons;

(8) Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9) to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements, Interest Rate Agreements and Commodity Hedging Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The term “Indebtedness” shall not include Subordinated Shareholder Funding or any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under IFRS as in effect on the Issue Date, any asset retirement obligations, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business. For the avoidance of doubt and notwithstanding the above, the term “Indebtedness” excludes any accrued expenses and trade payables.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Indenture, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in clause (7) or (8) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of IFRS. Indebtedness represented by loans, notes or other debt instruments shall not be included to the extent funded with the proceeds of Indebtedness which the Parent Guarantor or any Restricted Subsidiary has guaranteed or for which any of them is otherwise liable and which is otherwise included.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(1) Contingent Obligations Incurred in the ordinary course of business, obligations under or in respect of Qualified Receivables Financings and accrued liabilities Incurred in the ordinary course of business that are not more than 90 days past due;

(2) in connection with the purchase by Midco or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that if, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; or

(3) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes or under any Tax Sharing Agreement.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of Midco.

“Initial Public Offering” means an Equity Offering of common stock or other common equity interests of Midco or any Parent or any successor of Midco or any Parent (the “IPO Entity”) following which there is a Public Market and, as a result of which, the shares of common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognized exchange or traded on an internationally recognized market.

“Intercreditor Agreement” means the Intercreditor Agreement dated July 3, 2014, by and among, inter alios, the Issuer, the Parent Guarantor, the Subsidiary Guarantors and the Security Agent and to which the Trustee acceded on or about the date hereof, as amended from time to time.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of IFRS; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If Midco or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by Midco or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of Section 4.02:

(1) “Investment” will include the portion (proportionate to Midco’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Midco will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) Midco’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to Midco’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of Midco in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Midco.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at Midco’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Grade” means (i) “BBB-” or higher by S&P, (ii) “Baa3” or higher by Moody’s, or (iii) the equivalent of such ratings by S&P or Moody’s, or of another Nationally Recognized Statistical Ratings Organization.

“Investment Grade Securities” means:

(1) securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities issued or directly and fully guaranteed or insured by a member state of the European Union, Norway or Switzerland or any agency or instrumentality thereof (other than Cash Equivalents);

(3) debt securities or debt instruments with a rating of “BBB—” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among Midco and its Subsidiaries;

(4) investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution; and

(5) any investment in repurchase obligations with respect to any securities of the type described in clauses (1), (2) and (3) above which are collateralized at par or over.

“Investment Grade Status” shall occur when the Notes receive both of the following:

(1) a rating of “BBB—” or higher from S&P; and

(2) a rating of “Baa3” or higher from Moody’s;

or the equivalent of such rating by either such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“IPO Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity at the time of closing of the Initial Public Offering multiplied by (ii) the price per share at which such shares of common stock or common equity interests are sold in such Initial Public Offering.

“Issue Date” means July 17, 2014.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Luxembourg” means the Grand Duchy of Luxembourg.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent, Midco or any Restricted Subsidiary:

(1) (a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (b) for purposes of funding any such person’s purchase of Capital Stock or Subordinated Shareholder Funding (or similar obligations) of Midco, its Subsidiaries or any Parent with (in the case of this sub-clause (b)) the approval of the Board of Directors;

(2) in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3) in the case of this clause (3), not exceeding €6.25 million in the aggregate outstanding at any time.

“Management Investors” means the officers, directors, employees and other members of the management of or consultants to any Parent, Midco or any of their respective Subsidiaries, or spouses, family members or relatives thereof, or any trust, partnership or other entity for the benefit of or the beneficial owner of which (directly or indirectly) is any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of Midco, any Restricted Subsidiary or any Parent, or such entity as may hold shares transferred by departing members of the management team of Midco or any Restricted Subsidiary for future redistribution to such management team.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity on the date of the declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock or common equity interests for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid or required to be paid or accrued as a liability under IFRS (after taking into account any available tax credits or deductions and any Tax Sharing Agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by its terms or by applicable law are required to be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders (other than any Parent, Midco or any of their respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of IFRS, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by Midco or any Restricted Subsidiary after such Asset Disposition, including pension and other post-employment benefits liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such transaction.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Subordinated Shareholder Funding, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Notes” means the Initial Notes and any Additional Notes.

“Notes Documents” means the Notes (including Additional Notes), this Indenture, the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreements.

“Note Guarantee” means the guarantee by each Guarantor of the Issuer’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Offering Memorandum” means the offering memorandum dated July 3, 2014 in relation to the Notes.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of, or counsel to, Midco or its Subsidiaries.

“Parent” means any Person of which Midco at any time is or becomes a Subsidiary after the Issue Date and any holding companies established by any Permitted Holder for purposes of holding its investment in any Parent.

“Parent Holdco” means any Person of which Midco at any time is or becomes a Subsidiary after the Issue Date.

“Parent Expenses” means:

(1) costs (including all professional fees and expenses) Incurred by any Parent in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to Indebtedness of Midco or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2) customary indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to Midco and its Subsidiaries;

(3) obligations of any Parent in respect of director and officer insurance (including premiums therefor) to the extent relating to Midco and its Subsidiaries;

(4) fees and expenses payable by any Parent in connection with the Transactions;

(5) general corporate overhead expenses, including (a) professional fees and expenses and other operational expenses of any Parent related to the ownership or operation of the business of Midco or any of its Restricted Subsidiaries, (b) costs and expenses with respect to any litigation or other dispute relating to the Transactions or the ownership, directly or indirectly, by any Parent, (c) any Taxes and other fees and expenses required to maintain such Parent’s corporate existence and to provide for other ordinary course operating costs, including customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of such Parent and (d) to reimburse reasonable out of pocket expenses of the Board of Directors of such Parent;

(6) other fees, expenses and costs relating directly or indirectly to activities of Midco and its Subsidiaries or any Parent or any other Person established for purposes of or in connection with the Transactions or which holds directly or indirectly any Capital Stock or Subordinated Shareholder Funding of Midco, in an amount not to exceed €5.0 million in any fiscal year;

(7) any income taxes, to the extent such income taxes are attributable to the income of Midco and its Restricted Subsidiaries and, to the extent of the amount actually received in cash from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided, however, that the amount of such payments in any fiscal year do not exceed the amount that the Issuer and its Subsidiaries would be required to pay in respect of such taxes on a consolidated basis on behalf of an affiliated group consisting only of the Issuer and its Subsidiaries;

(8) expenses Incurred by any Parent in connection with any Public Offering or other sale of Capital Stock or Indebtedness: (a) where the net proceeds of such offering or sale are intended to be received by or contributed to Midco or a Restricted Subsidiary; (b) in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed; or (c) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to Midco or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed; and

(9) costs and expenses equivalent to those set out in clauses (1) to (8) above with respect to a Special Purpose Vehicle.

“Pari Passu Indebtedness” means Indebtedness of the Issuer or any Guarantor if such Indebtedness ranks equally in right of payment to the Notes, the Parent Guarantee or the Subsidiary Guarantees of such Guarantor, as the case may be.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuer.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents or Temporary Cash Investments between Midco or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 4.05.

“Permitted Collateral Liens” means Liens on the Collateral:

(1) that are described in one or more of clauses (2), (3), (4), (5), (6), (8), (9), (11), (12), (14), (18), (22) and (23) of the definition of “Permitted Liens” and, in each case, arising by law or that would not materially interfere with the ability of the Security Agent to enforce the security interests in the Collateral;

(2) to secure:

(i) the Notes (other than any Additional Notes) and any related Note Guarantees;

(ii) Indebtedness permitted to be Incurred under Section 4.01(a);

(iii) Indebtedness described under Section 4.01(b)(i), which Indebtedness may, to the extent permitted by the Intercreditor Agreement as in effect on the Issue Date, have super senior priority status in respect of the proceeds from the enforcement of the Collateral;

(iv) Indebtedness described under Section 4.01(b)(ii) to the extent Incurred by the Issuer or a Guarantor and to the extent such guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of Permitted Collateral Liens;

(v) Indebtedness described under Section 4.01(b)(v) that is incurred by the Issuer or a Guarantor; provided that, at the time of the acquisition or other transaction pursuant to which such Indebtedness was incurred and after giving effect to the incurrence of such Indebtedness on a pro forma basis, (a) Midco would have been able to incur €1.00 of additional Senior Secured Indebtedness pursuant to Section 4.01(a)(2) or (b) the Consolidated Senior Secured Leverage Ratio would not be greater than it was immediately prior to giving pro forma effect to such acquisition or other transaction and to the Incurrence of such Indebtedness;

(vi) Indebtedness described under Section 4.01(b)(vi); provided that to the extent permitted by the Intercreditor Agreement as in effect on the Issue Date, Hedging Obligations Incurred in compliance with Section 4.01 that are not subordinated in right of payment to the Notes may have super senior priority status in respect of the proceeds from the enforcement of the Collateral;

(vii) Indebtedness described under Section 4.01(b)(vii) (other than with respect to Capitalized Lease Obligations), Section 4.01(b)(xi) or Section 4.01(b)(xii);

(viii) any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clauses (i) to (vii);

provided, that each of the secured parties to any such Indebtedness (acting directly or through its respective creditor representative) will have entered into the Intercreditor Agreement or an Additional Intercreditor Agreement; provided, further that subject to the Agreed Security Principles, all property and assets (including, without limitation, the Collateral) securing such Indebtedness (including any Guarantees thereof) or Refinancing Indebtedness secure the Notes and this Indenture on a senior or pari passu basis (including by application of payment order, turnover or equalization provisions substantially consistent with the corresponding provisions set forth in the Intercreditor Agreement or any Additional Intercreditor Agreement), except to the extent provided in clauses (iii) and (vi) above.

“Permitted Holders” means, collectively, (1) Permira Advisers, LLP and any Affiliate thereof, (2) Senior Management, (3) any Related Person of any Person specified in clauses (1) and (2), (4) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent or Midco, acting in such capacity and (5) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing or any Persons mentioned in the following sentence are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Permira Advisers, LLP and any Affiliate thereof and such Persons referred to in the following sentence, collectively, have exclusive legal and beneficial ownership of more than 50% of the total voting power of the voting Stock of Midco or any of its direct or indirect parent companies owned by such group. Any person or group whose acquisition of beneficial ownership constitutes a (x) Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture or (y) a Change of Control which is also a Specified Change of Control Event, will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investment” means (in each case, by Midco or any of its Restricted Subsidiaries):

(1) Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or Midco or (b) a Person (including the Capital Stock of any such Person) and such Person will, upon the making of such Investment, become a Restricted Subsidiary;

(2) Investments in another Person and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, Midco or a Restricted Subsidiary;

(3) Investments in cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(4) Investments in receivables owing to Midco or any Restricted Subsidiary created or acquired in the ordinary course of business and Investments in connection with any Qualified Receivables Financing;

(5) Investments in payroll, travel, relocation, entertainment and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) Management Advances;

(7) Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Midco or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor;

(8) Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition, in each case, that was made in compliance with Section 4.05;

(9) Investments in existence on, or made pursuant to legally binding commitments in existence on, the Issue Date, and any extension, modification or renewal of any such Investment; provided that the amount of the Investment may be increased (i) as required by the terms of the Investment as in existence on the Issue Date or (ii) as otherwise permitted under this Indenture;

(10) Currency Agreements, Interest Rate Agreements, Commodity Hedging Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.01; (11) Investments, taken together with all other Investments made pursuant to this clause

(11) and at any time outstanding, in an aggregate amount at the time of such Investment (net of any distributions, dividends, payments or other returns in respect of such Investments) not to exceed €50.0 million or, if greater, 1.5% of Total Assets; provided that, if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.02, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of the definition of “Permitted Investments” and not this clause;

(12) Investments in Associates in an aggregate amount when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed €50 million; provided, that, if an Investment is made pursuant to this clause in a Person that is not a

Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to this Indenture, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of the definition of “Permitted Investments” and not this clause (12);

(13) pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.03;

(14) any Investment to the extent made using Capital Stock of Midco (other than Disqualified Stock), Subordinated Shareholder Funding or Capital Stock of any Parent as consideration;

(15) any transaction to the extent constituting an Investment that is permitted and made in accordance with Section 4.06(b) (except for those described in Section 4.06(b)(i), Section 4.06(b)(iii), Section 4.06(b)(vi), Section 4.06(b)(viii), Section 4.06(b)(ix) and Section 4.06(b)(xii));

(16) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Indenture;

(17) guarantees, keepwells and similar arrangements not prohibited under Section 4.01;

(18) Investments in the Notes or other Indebtedness of Midco and any Restricted Subsidiary;

(19) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Indenture;

(20) Investments acquired after the Issue Date as a result of the acquisition by Midco or any of its Restricted Subsidiaries of another Person, including by way of a merger, amalgamation or consolidation with or into Midco or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 5.01 to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(21) Investments of cash held on behalf of merchants or other business counterparties in the ordinary course of business in bank deposits, time deposit accounts, certificates of deposit, bankers’ acceptances, money market deposits, money market deposit accounts, bills of exchange, commercial paper, governmental obligations, investment funds, money market funds or other securities; and

(22) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, workers’ compensation, performance and other similar deposits, in each case, in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1) Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing any Indebtedness of such Restricted Subsidiary permitted under Section 4.01;

(2) pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, trade obligations or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business (including, in each case, to secure letters of credit or similar instruments to assure payment of such obligation);

(3) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4) Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to IFRS have been made in respect thereof;

(5) Liens in favor of issuer of surety, performance or other bonds, guarantees or letters of credit or bankers’ acceptances (not issued to support Indebtedness for borrowed money) issued pursuant to the request of and for the account of Midco or any Restricted Subsidiary in the ordinary course of its business;

(6) encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of Midco and its Restricted Subsidiaries or to the ownership of its properties which do not materially impair their use in the operation of the business of Midco and its Restricted Subsidiaries;

(7) Liens on assets or property of Midco or any Restricted Subsidiary (other than the Collateral) securing Hedging Obligations permitted under this Indenture;

(8) licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(9) Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens on assets or property of Midco or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and (b) any such Lien may not extend to any assets or property of Midco or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property;

(11) Liens arising by virtue of any statutory or common law provisions or standard terms and conditions of business relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution;

(12) Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by Midco and its Restricted Subsidiaries in the ordinary course of business;

(13) Liens existing on, or provided for or required to be granted under written agreements existing on, the Issue Date;

(14) Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time Midco or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into Midco or any Restricted Subsidiary); provided, however that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(15) Liens on assets or property of Midco or any Restricted Subsidiary securing Indebtedness or other obligations of Midco or such Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary, or Liens in favor of Midco or any Restricted Subsidiary;

(16) Liens (other than Permitted Collateral Liens) securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(17) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(18) (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which Midco or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(19) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(20) Liens on cash accounts securing Indebtedness incurred under Section 4.01(b)(x) with local financial institutions;

(21) Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(22) Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, or liens over cash accounts securing cash management services (including overdrafts), to implement cash pooling arrangements or to cash collateralize letters of credit;

(23) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; (24) Liens provided that the maximum amount of Indebtedness secured in the aggregate at any one time pursuant to this clause

(24) does not exceed €25.0 million;

(25) Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(26) any security granted over the marketable securities portfolio described in clause (9) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(27) Liens on Receivables Assets Incurred in connection with a Qualified Receivables Financing;

(28) Liens on Indebtedness permitted to be Incurred pursuant to Section 4.01(b)(xv);

(29) Liens on assets or property of any Restricted Subsidiary that is not a Subsidiary Guarantor securing any Indebtedness of any such Subsidiary;

(30) Liens on any proceeds loan made by Midco or any Restricted Subsidiary in connection with any future incurrence of Indebtedness permitted under this Indenture and securing that Indebtedness;

(31) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(32) Liens over cash paid into an escrow account pursuant to any purchase price retention arrangement as part of any permitted disposal by Midco or a Restricted Subsidiary on condition that the cash paid into such escrow account in relation to a disposal does not represent more than 25% of the net proceeds of such disposal;

(33) Liens created on any asset of Midco or a Restricted Subsidiary established to hold assets of any stock option plan or any other management or employee benefit or incentive plan or unit trust of Midco or a Restricted Subsidiary securing any loan to finance the acquisition of such assets;

(34) Liens over treasury stock of Midco or a Restricted Subsidiary purchased or otherwise acquired for value by Midco or such Restricted Subsidiary pursuant to a stock buy back scheme or other similar plan or arrangement; (35) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(36) limited recourse Liens in respect of the ownership interests in, or assets owned by, any joint ventures which are not Restricted Subsidiaries securing obligations of such joint ventures;

(37) (a) Liens created for the benefit of or to secure, directly or indirectly, the Notes, (b) Liens pursuant to the Intercreditor Agreement and the security documents entered into pursuant to this Indenture, (c) Liens in respect of property and assets securing Indebtedness if the recovery in respect of such Liens is subject to loss-sharing as among the Holders of the Notes and the creditors of such Indebtedness pursuant to the Intercreditor Agreement or an Additional Intercreditor Agreement and (d) Liens securing Indebtedness incurred under Section 4.01(b)(i) to the extent the Agreed Security Principles would permit such Lien to be granted to such Indebtedness and not to the Notes;

(38) Liens on receivables securing Indebtedness described under Section 4.01(b)(xiii);

(39) Liens securing Indebtedness described under Section 4.01(b)(xv); and

(40) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (39) (but excluding clause (20)); provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced.

“Permitted Reorganization” means any amalgamation, demerger, merger, voluntary liquidation, consolidation, reorganization, winding up or corporate reconstruction involving Midco or any of its Restricted Subsidiaries and the assignment, transfer or assumption of intercompany receivables and payables among Midco and its Restricted Subsidiaries in connection therewith (a “Reorganization”) that is made on a solvent basis; provided that: (a) all of the business and assets of Midco or such Restricted Subsidiaries remain owned by Midco or its Restricted Subsidiaries, (b) any payments or assets distributed in connection with such Reorganization remain within Midco and its Restricted Subsidiaries, (c) if any shares or other assets form part of the Collateral, substantially equivalent Liens must be granted over such shares or assets of the recipient such that they form part of the Collateral and (d) prior to any such Reorganization occurring after the date that is six months from the Issue Date, the Issuer will provide to the Trustee and the Security Agent an Officer’s Certificate confirming that no Default is continuing or would arise as a result of such Reorganization, upon which the Trustee and Security Agent may conclusively rely.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act or (2) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale.

“Public Market” means any time after:

(1) an Equity Offering has been consummated; and

(2) shares of common stock or other common equity interests of the IPO Entity having a market value in excess of €100.0 million on the date of such Equity Offering have been distributed pursuant to such Equity Offering.

“Public Offering” means any offering, including an Initial Public Offering, of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include an offering pursuant to Rule 144A and/or Regulation S under the Securities Act to professional market investors or similar persons).

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Receivables Financing” means any Receivables Financing that meets the following conditions: (1) the Board of Directors of Midco shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Midco and the Receivables Subsidiary, (2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at fair market value (as determined in good faith by Midco), and (3) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by Midco) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of Midco or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Indebtedness under a Credit Facility or Indebtedness in respect of the Notes shall not be deemed a Qualified Receivables Financing.

“Receivables Assets” means any assets that are or will be the subject of a Qualified Receivables Financing.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by Midco or any of its Subsidiaries pursuant to which Midco or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by Midco or any of its Subsidiaries), or (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Midco or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by Midco or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Subsidiary of Midco (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with Midco in which Midco or any Subsidiary of Midco makes an Investment and to which Midco or any Subsidiary of Midco transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of Midco and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Midco (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Midco or any other Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is subject to terms that are substantially equivalent in effect to a guarantee of any losses on securitized or sold receivables by Midco or any other Restricted Subsidiary, (iii) is recourse to or obligates Midco or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iv) subjects any property or asset of Midco or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither Midco nor any other Restricted Subsidiary has any contract, agreement, arrangement or understanding other than on terms which Midco reasonably believes to be no less favorable to Midco or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Midco; and

(3) to which neither Midco nor any other Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of Midco shall be evidenced to the Trustee by filing with the Trustee a copy of the resolution of the Board of Directors of Midco giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of this Indenture or Incurred in compliance with this Indenture (including Indebtedness of Midco that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of Midco or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) if the Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced or, if shorter, the Notes;

(2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and costs, expenses and fees Incurred in connection therewith); and

(3) if the Indebtedness being refinanced is expressly subordinated to the Notes or the Guarantees, such Refinancing Indebtedness is subordinated to the Notes or the Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced, provided, however, that Refinancing Indebtedness shall not include Indebtedness of Midco or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Related Person” means, with respect to any Permitted Holder:

(1) any controlling equityholder or Subsidiary of such Person; or

(2) in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(3) any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein; or

(4) in the case of Permira Advisers, LLP, any investment fund or vehicle managed, sponsored or advised by such Person or any successor thereto, or by any Affiliate of such Person or any such successor.

“Related Taxes” means, without duplication:

(1) any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding imposed on payments made by any Parent), required to be paid (provided such Taxes are in fact paid) by any Parent by virtue of its:

(i) being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, Midco or any of Midco’s Subsidiaries);

(ii) issuing or holding Subordinated Shareholder Funding;

(iii) being a holding company parent, directly or indirectly, of Midco or any of Midco’s Subsidiaries; (iv) receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, Midco or any of Midco’s Subsidiaries; or

(v) having made any payment in respect to any of the items for which Midco is permitted to make payments to any Parent pursuant to Section 4.02; or

(2) if and for so long as Midco is a member of a group filing a consolidated or combined tax return with any Parent, any Taxes measured by income for which such Parent is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that Midco and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if Midco and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of Midco and its Subsidiaries.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the applicable corporate trust services department of the Trustee, including any director, associate director, assistant secretary or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of Midco other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Security Documents” means each collateral pledge agreement, security interest agreement, security assignment agreement or other document under which collateral is pledged to secure the Notes.

“Senior Credit Facilities Agreement” means the senior facilities agreement to be dated on or about the Issue Date, among Midco, certain of its Subsidiaries, as borrowers and guarantors, the original lenders (as named therein), and Credit Suisse AG, London Branch, as agent and security agent, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time.

“Senior Finance Documents” means the Senior Credit Facilities Agreement and such other documents identified as “Finance Documents” pursuant to the Senior Credit Facilities Agreement.

“Senior Indebtedness” means, whether outstanding on the Issue Date or thereafter Incurred, all amounts payable by, under or in respect of all other Indebtedness of the Issuer or any Guarantor, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or such Guarantor at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

(1) any obligation of any Guarantor to Midco or any Restricted Subsidiary;

(2) any liability for taxes owed or owing by Midco or any Restricted Subsidiary;

(3) any Indebtedness, guarantee or obligation of any Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness, guarantee or obligation of such Guarantor; or

(4) any Capital Stock.

“Senior Management” means the officers, directors, and other members of senior management of Midco or any of its Subsidiaries.

“Senior Secured Indebtedness” means, with respect to any Person as of any date of determination, any Indebtedness for borrowed money that is secured by a first priority Lien on the Collateral and that is Incurred under Section 4.01(a) or clauses (i), (iv), (v), (vii), (xi), (xiii) or (xiv) of Section 4.01(b) and any Refinancing Indebtedness in respect thereof that is secured by a first priority Lien on the Collateral.

“Significant Subsidiary” means any Restricted Subsidiary that meets any of the following conditions:

(1) Midco’s and its Restricted Subsidiaries’ investments in and advances to the Restricted Subsidiary exceed 10% of the total assets of Midco and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year;

(2) Midco’s and its Restricted Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Restricted Subsidiary exceeds 10% of the total assets of Midco and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year; or

(3) Midco’s and its Restricted Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Restricted Subsidiary exceeds 10% of such income of Midco and its Restricted Subsidiaries on a consolidated basis for the most recently completed fiscal year.

“Similar Business” means (a) any businesses, services or activities engaged in by Midco or any of its Subsidiaries or any Associates on the Issue Date, (b) the frozen food business and (c) any businesses, services and activities engaged in by Midco or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Special Purpose Vehicle” means an entity established by any Parent for the purpose of maintaining an equity incentive or compensation plan for Management Investors.

“Specified Change of Control Event” means the occurrence of any event that would constitute a Change of Control pursuant to the definition thereof; provided that immediately prior to the occurrence of such event and immediately thereafter and giving pro forma effect thereto, the Consolidated Senior Secured Leverage Ratio would have been no greater than 5.25 to 1.0. Notwithstanding the foregoing, only one Specified Change of Control Event shall be permitted under this Indenture after the Issue Date.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by Midco or any Subsidiary of Midco which the Issuer has determined in good faith to be customary in a Receivables Financing, including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any Person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes or the Note Guarantees pursuant to a written agreement.

“Subordinated Shareholder Funding” means:

(1) collectively, any funds provided to Midco by a Parent in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by a Parent or a Permitted Holder, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:

(i) does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to six months after the Stated Maturity of the Notes (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of Midco or any funding meeting the requirements of this definition) or the making of any such payment prior to six months after the Stated Maturity of the Notes is restricted by the Intercreditor Agreement, an Additional Intercreditor Agreement or another intercreditor agreement;

(ii) does not require, prior to six months after the Stated Maturity of the Notes, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts or the making of any such payment prior to the six-month anniversary of the Stated Maturity of the Notes is restricted by the Intercreditor Agreement, an Additional Intercreditor Agreement or another intercreditor agreement;

(iii) contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to six months after the Stated Maturity of the Notes or the payment of any amount as a result of any such action or provision or the exercise of any rights or enforcement action, in each case, prior to six months after the Stated Maturity of the Notes is restricted by the Intercreditor Agreement, an Additional Intercreditor Agreement or another intercreditor agreement;

(iv) does not provide for or require any security interest or encumbrance over any asset of Midco or any of its Subsidiaries; and

(v) pursuant to its terms or to the Intercreditor Agreement, an Additional Intercreditor Agreement or another intercreditor agreement, is fully subordinated and junior in right of payment to the Notes pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding or are no less favorable in any material respect to Holders than those contained in the Intercreditor Agreement as in effect on the Issue Date with respect to the “Subordinated Liabilities” (as defined therein); and

(2) the Inter-company Loan Agreement made between Midco and the Parent Guarantor as lender on or about November 2, 2006 and amended and restated on November 7, 2012 and May 23, 2013, as the same may be amended, modified, restated, renewed, extended, increased, restructured or refinanced in whole or in part provided that any such amendment, modification, restatement, renewal, extension, increase, restructuring or refinancing shall comply with clause (a) above of this definition and after such amendment, modification, restatement, renewal, extension, increase, restructuring or refinancing any such instrument or obligation shall still constitute Subordinated Shareholder Funding under clause (a) above.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2) any partnership, joint venture, limited liability company or similar entity of which: (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantee” means a Guarantee of the obligations of the Issuer pursuant to the Notes, including any payment obligation resulting from a Change of Control, provided on a senior basis by a Subsidiary Guarantor.

“Subsidiary Guarantor” means Midco and any Restricted Subsidiary that Guarantees the Notes.

“Successor Parent” with respect to any Person means any other Person with more than 50% of the total voting power of the Voting Stock of which is, at the time the first Person becomes a Subsidiary of such other Person, “beneficially owned” (as defined below) by one or more Persons that “beneficially owned” (as defined below) more than 50% of the total voting power of the Voting Stock of the first Person immediately prior to the first Person becoming a Subsidiary of such other Person. For purposes hereof, “beneficially own” has the meaning correlative to the term “beneficial owner,” as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date).

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Tax Sharing Agreement” means any tax sharing or profit and loss pooling or similar agreement with customary or arm’s-length terms entered into with any Parent or Unrestricted Subsidiary, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Indenture.

“Temporary Cash Investments” means any of the following:

(1) any investment in: (a) direct obligations of, or obligations Guaranteed by, (i) the United States of America or Canada, (ii) any member state of the European Union, (iii) Japan, Switzerland or Norway, (iv) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by Midco or a Restricted Subsidiary in that country with such funds or (v) any agency or instrumentality of any such country or member state; or (b) direct obligations of any country recognized by the United States of America rated at least “A” by S&P or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(2) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by: (a) any lender under the Senior Credit Facilities Agreement; (b) any institution authorized to operate as a bank in any of the countries or member states referred to in sub-clause (1)(a) above; or (c) any bank or trust company organized under the laws of any such country or member state or any political subdivision thereof, in each case, having capital and surplus aggregating in excess of €250.0 million (or the foreign currency equivalent thereof) and whose long-term debt is rated at least “A-” by S&P or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) or (2) above entered into with a Person meeting the qualifications described in clause (2) above;

(4) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than Midco or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(5) Investments in securities maturing not more than one year after the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, Canada, any member state of the European Union or Japan, Switzerland, Norway or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state, and rated at least “BBB—” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(6) bills of exchange issued in the United States, Canada, a member state of the European Union, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(7) any money market deposit accounts issued or offered by a commercial bank organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development, in each case, having capital and surplus in excess of €250.0 million (or the foreign currency equivalent thereof) or whose long term debt is rated at least “A” by S&P or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(8) investment funds investing 95% of their assets in securities of the type described in clauses (1) through (7) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution); and

(9) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the U.S. Investment Company Act of 1940, as amended.

“Total Assets” means the consolidated total assets of Midco and its Restricted Subsidiaries in accordance with IFRS as shown on the most recent balance sheet of such Person.

“Transactions” means the entry into the Senior Credit Facilities Agreement, the issuance and sale of the Notes and the application of the proceeds from the Senior Credit Facilities Agreement and the Notes (together with available cash as described in the Offering Memorandum) to repay the amounts outstanding under the Existing Senior Credit Facilities Agreement, and the closing out, replacement or entry into new Hedging Obligations pursuant thereto, the payment or incurrence of any fees, expense, taxes or charges associated therewith and any transactions related or incidental thereto.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Uniform Commercial Code” means the New York Uniform Commercial Code.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of Midco (other than the Issuer) that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of Midco in the manner provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Midco may designate any Subsidiary of Midco (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein, but not including the Issuer) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, Midco or any other Subsidiary of Midco which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2) such designation and the Investment of Midco in such Subsidiary complies with Section 4.02.

Any such designation by the Board of Directors of Midco shall be evidenced to the Trustee and the Security Agent by filing with the Trustee and the Security Agent a resolution of the Board of Directors of Midco giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions.

The Board of Directors of Midco may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (1) no Default or Event of Default would result therefrom and (2)(x) Midco could Incur at least €1.00 of additional Indebtedness under Section 4.01(a) or (y) the Fixed Charge Coverage Ratio for Midco and its Restricted Subsidiaries would not be less than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be evidenced to the Trustee and the Security Agent by promptly filing with the Trustee and the Security Agent a copy of the resolution of the Board of Directors giving effect to such designation or an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Voting Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than Midco or another Wholly Owned Subsidiary) is owned by Midco or another Wholly Owned Subsidiary.

Section 1.02 Other Definitions.

Term	Defined in Section

“Additional Amounts”	4.13(a)
“Additional Intercreditor Agreement”	4.11(a)
“Affiliate Transaction”	4.06(a)
“Agent Members”	Exhibit A-1
“Applicable Procedures”	Exhibit A-1
“Asset Disposition Offer”	4.05(d)
“Asset Disposition Offer Amount”	4.05(g)
“Asset Disposition Offer Period”	4.05(g)
“Asset Disposition Purchase Date”	4.05(g)
“Authenticating Agent”	2.03
“Authentication Order”	2.03
“Authorized Agent”	12.08
“Change of Control Offer”	4.14(b)
“Change of Control Payment”	4.14(b)(i)
“Change of Control Payment Date”	4.14(b)(ii)

“covenant defeasance option”	8.01(b)
“cross acceleration provision”	6.01(d)(ii)
“Definitive Registered Note”	Exhibit A-1
“Directive”	2.04(i)
“Event of Default”	6.01
“Excess Proceeds”	4.05(c)
“Excluded Amounts”	4.02(a)
“Global Note”	Exhibit A-1
“Global Notes Legend”	Exhibit A-1
“Initial Agreement”	4.04(b)(iii)
“Initial Default”	6.02
“Initial Lien”	4.03
“Initial Notes”	Recitals
“legal defeasance option”	8.01(b)
“payment default”	6.01(d)(i)
“Payor”	4.13(a)
“Permitted Payments”	4.02(b)
“protected purchaser”	2.08
“QIB”	Exhibit A-1
“Registrar”	2.04(i)
“Regulation S”	Exhibit A-1
“Regulation S Notes”	Exhibit A-1
“Relevant Taxing Jurisdiction”	4.13(a)(ii)
“Restricted Notes Legend”	Exhibit A-1
“Restricted Payment”	4.02(a)
“Restricted Period”	Exhibit A-1
“Reversion Date”	4.10
“Rule 144A”	Exhibit A-1
“Rule 144A Notes”	Exhibit A-1
“Securities Act”	Exhibit A-1
“Security Agent”	Preamble
“Successor Company”	5.01(a)(i)
“Suspension Event”	4.10
“Transfer Agent”	2.04(i)
“Transfer Restricted Notes”	Exhibit A-1
“Trustee”	Preamble

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS as of the Issue Date;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular; and

(f) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness.

ARTICLE 2

THE NOTES

Section 2.01 Additional Notes.

(a) Any Additional Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.10, Section 2.11, Section 2.12, Section 2.13 or Section 3.06 or Exhibit A-1), there shall be (a) established in or pursuant to a resolution of the Board of Directors of the Issuer and (b) (i) set forth or determined in the manner provided in an Officer’s Certificate of the Issuer and (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:

(i) the aggregate principal amount of such Additional Notes which may be authenticated and delivered under this Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.10, Section 2.11, Section 2.12, Section 2.13 or Section 3.06 or Exhibit A-1 and except for Notes which, pursuant to Section 2.06, are deemed never to have been authenticated and delivered hereunder);

(ii) the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue; and

(iii) if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A-1 hereto and any circumstances in addition to or in lieu of those set forth in Section 2.3 of Exhibit A-1 in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Note or a nominee thereof.

(b) If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by an Officer’s Certificate and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate of the Issuer or this Indenture supplemental hereto setting forth the terms of the Additional Notes.

(c) This Indenture is unlimited in aggregate principal amount. The Issuer may, subject to applicable law and this Indenture, issue an unlimited principal amount of Additional Notes; provided, that if the Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, the Additional Notes will be issued with a separate ISIN or Common Code, as applicable, from the Notes, such that the Additional Notes are distinguishable from the Notes.

(d) The Notes and, if issued, any related Additional Notes will be treated as a single class for all purposes under this Indenture, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase, except as otherwise provided for herein. For the purposes of calculating the aggregate principal amount of Notes that have consented to or voted in favor of any amendment, waiver, consent, modification or other similar action, the Issuer (acting reasonably and in good faith) shall be entitled to select a record date as of which the Euro Equivalent of the principal amount of any Notes shall be calculated in such consent or voting process; provided that the Euro Equivalent shall be calculated by converting such currency other than euro involved in such computation into euro on the date notes of the relevant series were first issued.

Section 2.02 Form and Dating.

Provisions relating to the Notes are set forth in Exhibit A-1, which is hereby incorporated in and expressly made a part of this Indenture. The Notes, and the Trustee’s or Authenticating Agent’s certificate of authentication for each, will be substantially in the form of Exhibit A-2 hereto. The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the parties hereto expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer is subject, if any, or usage, provided that any such notation, legend or endorsement is in a form acceptable to the Issuer, the Paying Agent and the Trustee. Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons and only in minimum denominations of €100,000 and whole multiples of €1,000 in excess thereof.

Section 2.03 Execution and Authentication.

At least one Officer of the Issuer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee, or its Authenticating Agent, authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee or an Authenticating Agent (as the case may be) signs manually or by facsimile signature the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee or an Authenticating Agent (as the case may be) shall authenticate and make available for delivery Notes as set forth in Exhibit A-1 following receipt of an authentication order signed by an Officer of the Issuer directing the Trustee or an Authenticating Agent to authenticate such Notes (the “Authentication Order”).

The Trustee may appoint one or more authenticating agents (each, an “Authenticating Agent”) to authenticate the Notes. Such an agent may authenticate Notes whenever the Trustee may do so. The term “Authenticating Agent” includes Deutsche Bank Luxembourg S.A., and any successor or additional Authenticating Agent appointed hereunder. The Trustee initially appoints Deutsche Bank Luxembourg S.A., who accepts such appointment, as Authenticating Agent. Unless limited by the terms of such appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or any other Agent for service of notices and demands.

Section 2.04 Registrar and Paying Agent.

(a) The Issuer will maintain one or more Paying Agents for the Notes in the City of London (each, a “Paying Agent”). In addition, the Issuer undertakes to maintain a Paying Agent in a

European Union member state that will not be obligated to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC (as amended) or any other directive implementing the conclusions of the ECOFIN meeting of 26 and 27 November 2000 regarding the taxation of savings income (the “Directive”), or any law implementing or complying with or introduced in order to conform to, such Directive. The initial Paying Agent will be Deutsche Bank AG, London Branch. Deutsche Bank AG, London Branch hereby accepts such appointment.

The Issuer will maintain a registrar (the “Registrar”). The initial Registrar will be Deutsche Bank Luxembourg S.A. Deutsche Bank Luxembourg S.A. hereby accepts such appointment. The Issuer will also maintain a transfer agent (the “Transfer Agent”). The initial Transfer Agent will be Deutsche Bank Luxembourg S.A. Deutsche Bank Luxembourg S.A. hereby accepts such appointment. The terms “Registrar” and “Transfer Agent” include any co-registrars and additional transfer agents, as applicable. The Registrar will maintain a register reflecting ownership of the Notes outstanding from time to time, if any, and together with the Transfer Agent, will facilitate transfers of the Notes on behalf of the Issuer. A register of the Notes shall be maintained at the registered office of the Issuer. In case of inconsistency between the register of the Notes kept by the Registrar and the one kept by the Issuer at its registered office, the register kept by the Issuer shall prevail.

(b) The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. Such agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee may act, or may arrange for appropriate parties to act, as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.06. The Issuer, Midco or any of its Restricted Subsidiaries may act as Paying Agent or Registrar in respect of the Notes.

(c) The Issuer may change any Registrar, Paying Agent or Transfer Agent upon written notice to such Registrar, Paying Agent or Transfer Agent and to the Trustee, without prior notice to the Holders; provided, however, that no such removal shall become effective until (i) acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar, Paying Agent, or Transfer Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall, to the extent that the Trustee determines that it is able and agrees to, serve as Registrar or Paying Agent or Transfer Agent until the appointment of a successor in accordance with Section 2.04(a); provided further that in no event may the Issuer appoint a Paying Agent in any member state of the European Union where the Paying Agent would be obliged to withhold or deduct tax in connection with any payment made by it in relation to the Notes unless the Paying Agent would be so obliged if it were located in all other member states. The Registrar, any Paying Agent or the Transfer Agent may resign by providing 30 days’ written notice to the Issuer and the Trustee. In addition, for so long as Notes are listed on the Official List of the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, the Issuer will publish notice of any change of Paying Agent, Registrar or Transfer Agent in a newspaper having a general circulation in Luxembourg or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Luxembourg Stock Exchange (www.bourse.lu).

Section 2.05 Money Held by Paying Agent.

No later than 10:00 a.m. London time on each due date of the principal of, interest and premium (if any) on any Note, the Issuer shall deposit with the appropriate Paying Agent (or if the Issuer or a Restricted Subsidiary of the Issuer is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal, interest and premium (if any) when so becoming due and, subject to receipt of such monies, the Paying Agent shall make payment on the Notes in accordance with this Indenture. If the Issuer or a Restricted Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee or such entity designated by the Trustee for this purpose and to account for any funds disbursed by the Paying Agent. Upon complying with this Section 2.05, the Paying Agent shall have no further liability for the money delivered to the Trustee. For the avoidance of doubt, the Paying Agent and the Trustee shall be held harmless and have no liability with respect to payments or disbursements to be made by the Paying Agent and Trustee (i) for which payment instructions are not made or that are not otherwise deposited by the respective times set forth in this Section 2.05, and (ii) shall not be obligated to make any payments until they have confirmed or are able to identify receipt of funds sufficient to make the relevant payment.

Section 2.06 Holder Lists.

The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. Following the exchange of beneficial interests in Global Notes for Definitive Registered Notes, the Issuer shall furnish, or cause the Registrar to furnish, to the Trustee, the Transfer Agent and the Paying Agent in writing at least five Business Days before each interest payment date, and at such other times as the Trustee may reasonably require, the names and addresses of Holders of such Definitive Registered Notes.

Section 2.07 Transfer and Exchange.

The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Exhibit A-1. When a Note is presented to the Registrar or Transfer Agent, as the case may be, with a request to register a transfer, the Registrar or the Transfer Agent, as the case may be, shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Registrar or the Transfer Agent, as the case may be, with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuer shall execute and the Trustee or an Authenticating Agent, upon receipt of an authentication order, shall authenticate Notes at the request of the Registrar or the Transfer Agent, as the case may be. The Issuer may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.07. The Registrar and the Transfer Agent are not required to register the transfer or exchange of any Notes (i) for a period of 15 days prior to any date fixed for the redemption of the applicable Notes, (ii) for a period of 15 days immediately prior to the date fixed for selection of the applicable Notes to be redeemed in part, (iii) for a period of 15 days prior to the record date with respect to any interest payment date, or (iv) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Disposition Offer.

Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, each Agent, the Paying Agent, the Transfer Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and (subject to Section 2 of the Notes) interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent, the Transfer Agent or the Registrar shall be affected by notice to the contrary.

Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interest in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book-entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

Section 2.08 Replacement Notes.

If any mutilated Note is surrendered to the Registrar, the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer will issue and the Trustee, upon receipt of an Authentication Order, shall authenticate or cause the Authenticating Agent to authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) notifies the Issuer or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuer or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee. If required by the Trustee, each Agent or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, an Authenticating Agent, Paying Agent and the Registrar from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note including reasonable fees and expenses of counsel. In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

Section 2.09 Outstanding Notes.

Notes outstanding at any time are all Notes authenticated by the Trustee or an Authenticating Agent except for those canceled by either of them, those delivered to either of them for cancellation and those described in this Section 2.09 as not outstanding. Subject to Section 12.04, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser.

If the Paying Agent receives (or if the Issuer or a Restricted Subsidiary of the Issuer is acting as Paying Agent and such Paying Agent segregates and holds in trust) in accordance with this Indenture, by 10:00 a.m. London time on each redemption date or maturity date money sufficient to pay all principal and interest and premium, if any, payable on that date with respect to any Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not, as advised to it in writing by the Issuer or, as the case may be, the Registrar, prohibited as advised to it in writing by the Issuer from paying such amount to the relevant Holders on that date pursuant to the terms of this Indenture or the Intercreditor Agreement, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.10 Temporary Notes.

In the event that Definitive Registered Notes are to be issued under the terms of this Indenture, until such Definitive Registered Notes are ready for delivery, the Issuer may prepare and the Trustee or an Authenticating Agent, upon receipt of an authentication order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Registered Notes but may have variations that the Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee or an Authenticating Agent, upon receipt of an authentication order, shall authenticate Definitive Registered Notes and deliver them in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Issuer, without charge to the Holder.

Section 2.11 Cancellation.

The Issuer at any time may deliver Notes to the Registrar for cancellation. The Paying Agent, Transfer Agent and the Trustee shall forward to the Registrar any Notes surrendered to them for registration of transfer, exchange or payment. The Registrar or the Paying Agent (or an agent authorized by the Registrar) and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures (subject to record retention requirements under applicable law) or deliver canceled Notes to the Issuer pursuant to written direction by an Officer of the Issuer. Certification of the destruction of all canceled Notes shall be delivered to the Issuer upon the Issuer’s request. The Issuer may not issue new Notes to replace Notes it has redeemed or delivered to the Registrar for cancellation. If the Issuer shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes, unless and until the same are surrendered to the Registrar for cancellation pursuant to this Section 2.11. Neither the Trustee nor any Authenticating Agent shall authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

Section 2.12 Common Codes and ISINs.

The Issuer in issuing the Notes may use Common Codes and ISINs (if then generally in use) and, if so, the Trustee and Agents shall use Common Codes and ISINs in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee and the Paying Agent of any change in the Common Code or ISINs.

Section 2.13 Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the

Notes and in Section 4.12 hereof. The Issuer will notify the Trustee as soon as practicable in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will mail or cause to be mailed to the Holders in accordance with Section 12.01 a notice that states the special record date, the related payment date and the amount of such interest to be paid. The Issuer undertakes to promptly inform the Luxembourg Stock Exchange (for so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF market thereof) of any such special record date.

Section 2.14 Currency.

The euro is the sole currency of account and payment for all sums payable by the Issuer and the Guarantors, under or in connection with the Notes and the Note Guarantees, including damages. Any amount received or recovered in a currency other than euro, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer, any Guarantor or otherwise by any Holder or by the Trustee, in respect of any sum expressed to be due to it from the Issuer or a Guarantor will only constitute a discharge to the Issuer or such Guarantor, as applicable, to the extent of the euro amount, which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

If that euro amount is less than the euro amount expressed to be due to the recipient or the Trustee under any Note, the Issuer and the Guarantors will indemnify them against any loss sustained by such recipient or the Trustee as a result. In any event, the Issuer and the Guarantors will indemnify the recipient or the Trustee on a joint or several basis against the cost of making any such purchase. For the purposes of this Section 2.14, it will be prima facie evidence of the matter stated therein for the Holder of a Note or the Trustee to certify in a manner reasonably satisfactory to the Issuer (indicating the sources of information used) the loss it Incurred in making any such purchase. These indemnities constitute a separate and independent obligation from the Issuer’s and the Guarantors’ other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Note or the Trustee (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note, any Note Guarantee, or to the Trustee.

Except as otherwise specifically set forth herein, for purposes of determining compliance with any euro-denominated restriction herein, the Euro Equivalent amount for purposes hereof that is denominated in a non-euro currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-euro amount is Incurred or made, as the case may be.

ARTICLE 3

REDEMPTION

Section 3.01 Notices to Trustee and Paying Agents.

If the Issuer elects to redeem the Notes pursuant to Section 5 or Section 6 of the Notes, it shall notify, on or before the publication of the notice of such redemption, the Trustee and the Paying Agent of the redemption date and the principal amount of the Notes to be redeemed and the section of the Note pursuant to which the redemption will occur.

The Issuer shall give each notice to the Registrar and the Paying Agent provided for in this Article 3 at least 10 days, but not more than 60 days, before the redemption date unless the Registrar or the Paying Agent (as the case may be) consents to a shorter period in its sole discretion. In the case of a redemption pursuant to Section 5 of the Notes, such notice shall be accompanied by an Officer’s Certificate from the Issuer to the effect that such redemption will comply with the conditions herein.

In the case of a redemption provided for by Section 6 of the Notes, prior to the publication or mailing of any notice of redemption of Notes pursuant to the foregoing, the Issuer will deliver to the Registrar, Trustee and the Paying Agent (a) an Officer’s Certificate from the Issuer stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of recognized standing to the effect that there has been such amendment or change as described in Section 6 of the Notes that would entitle the Issuer to redeem the Notes thereunder. The Registrar, Trustee and the Paying Agent will accept such Officer’s Certificate and opinion as sufficient existence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders. Any such notice by the Issuer may be canceled by the Issuer at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.

Section 3.02 Selection of Notes To Be Redeemed or Repurchased.

If less than all of the Notes are to be redeemed at any time, the Paying Agent or the Registrar will select Notes for redemption on a pro rata basis or in accordance with the procedures of Clearstream or Euroclear (as applicable), unless otherwise required by law or applicable stock exchange or depository requirements; provided, however, that no Note of €100,000 in aggregate principal amount or less shall be redeemed in part and only Notes in integral multiples of €1,000 will be redeemed. Neither the Paying Agent nor the Registrar will be liable for any selections made by it in accordance with this Section 3.02.

If the Notes are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount to be redeemed. In the case of a Definitive Registered Note, a new Definitive Registered Note in principal amount equal to the unredeemed portion of any Definitive Registered Note redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Definitive Registered Note. In the case of a Global Note, an appropriate notation will be made on such Global Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice, Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.03 Notice of Redemption.

Subject to Section 3.03(ii) below, not less than 10 days but not more than 60 days before a date for redemption of Notes, the Issuer shall transmit to each Holder of Notes (with a copy to the Trustee and Registrar) a notice of redemption in accordance with Section 12.01; provided, however, that any notice of a redemption provided for by Section 6 of the Notes shall not be given earlier than 90 days prior to the earliest date on which the Payor would be obligated to make a payment of Additional Amounts. In addition, for so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF and the rules of the Luxembourg Stock Exchange so require, the Issuer shall publish notice of redemption in accordance with the prevailing rules of the Luxembourg Stock Exchange.

(a) The notice shall identify the Notes to be redeemed and shall state:

(i) the redemption date and the record date;

(ii) the redemption price and, if applicable, the appropriate calculation of such redemption price and the amount of accrued interest to the redemption date;

(iii) the name and address of the Paying Agent;

(iv) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(v) if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed;

(vi) that, unless the Issuer defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(vii) the Common Codes or ISINs, as applicable, if any, printed on the Notes being redeemed; and

(viii) the paragraph of the Notes or section of this Indenture pursuant to which the Notes are being redeemed; and

(ix) that no representation is made as to the correctness or accuracy of the Common Codes or ISINs, as applicable, if any, listed in such notice or printed on the Notes.

(b) At the Issuer’s request, the Registrar or the Paying Agent shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall deliver to the Registrar and the Paying Agent, with a copy to the Trustee, on the date on which notice of redemption is to be delivered to the Holders, an Officer’s Certificate requesting that the Registrar or the Paying Agent give such notice and the information required and within the time periods specified by this Section 3.03.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is delivered, Notes called for redemption cease to accrue interest, and become due and payable, on the redemption date and at the redemption price stated in the notice; provided, however, that any redemption notice given in respect of the redemption referred to in Section 5 of the Notes may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent. Upon surrender to the Paying Agent, the Notes shall be paid at the redemption price stated in the notice, plus accrued interest, if any, to, but not including, the redemption date; provided, however, that if the redemption date is after a regular record date and on or prior to the interest payment date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant record date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 3.05 Deposit of Redemption Price.

No later than 10:00 a.m. London time on each redemption date, the Issuer shall deposit with the Paying Agent (or, if the Issuer or a Restricted Subsidiary of the Issuer is the Paying Agent, shall segregate and hold in trust) money in immediately available funds sufficient to pay the redemption or purchase price of and accrued interest on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the Registrar for cancellation. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the redemption or purchase price of, plus accrued and unpaid interest and Additional Amounts, if any, on, the Notes to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture. For the avoidance of doubt, the Paying Agent and the Trustee shall be held harmless and have no liability with respect to payments or disbursements to be made by the Paying Agent and Trustee (i) for which payment instructions are not made or that are not otherwise deposited by the respective times set forth in this Section 3.05, and (ii) shall not be obligated to make payment until they have confirmed receipt of funds sufficient to make the relevant payment.

Section 3.06 Notes Redeemed in Part.

Subject to the terms hereof, upon surrender of a Note that is redeemed in part, the Issuer shall execute and the Trustee or an Authenticating Agent shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

ARTICLE 4

COVENANTS

Section 4.01 Limitation on Indebtedness.

(a) Midco will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that Midco and any of the Restricted Subsidiaries may Incur Indebtedness if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), (1) the Fixed Charge Coverage Ratio for Midco and its Restricted Subsidiaries is at least 2.0 to 1.0; and (2) to the extent that Indebtedness is Senior Secured Indebtedness, the Consolidated Senior Secured Leverage Ratio would have been no greater than 5.25 to 1.0.

(b) Section 4.01(a) will not prohibit the Incurrence of the following Indebtedness (“Permitted Debt”):

(i) Indebtedness Incurred by Midco or any Restricted Subsidiary pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and any Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (i) €1,500.0 million, plus (ii) in the case of any refinancing of any Indebtedness permitted under this Section 4.01(b)(i) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(ii) (A) Guarantees by Midco or any Restricted Subsidiary of Indebtedness of Midco or any Restricted Subsidiary, so long as the Incurrence of such Indebtedness is permitted to be Incurred under this Section 4.01; provided that, if the Indebtedness being guaranteed is subordinated to the Notes or a Note Guarantee, then the guarantee must be subordinated to the Notes or such Note Guarantee to the same extent as the Indebtedness being guaranteed; or

(B) without limiting Section 4.03, Indebtedness arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of Midco or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under the terms of this Indenture;

(iii) Indebtedness of Midco owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by Midco or any Restricted Subsidiary; provided, however, that:

(A) if the Issuer or a Guarantor is the obligor on any such Indebtedness and the obligee is a Restricted Subsidiary that is not a Guarantor, such Indebtedness is unsecured and, ((i) except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Midco and its Restricted Subsidiaries and (ii) to the extent legally permitted (Midco and the Restricted Subsidiaries having completed all procedures required in the reasonable judgment of directors or officers of the obligee or obligor to protect such Persons from any penalty or civil or criminal liability in connection with the subordination of such Indebtedness)) expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, in the case of the Issuer, or the applicable Note Guarantee, in the case of a Guarantor; and

(B) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than Midco or a Restricted Subsidiary and any sale or other transfer of any such Indebtedness to a Person other than Midco or a Restricted Subsidiary, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this Section 4.01(b)(iii) by Midco or such Restricted Subsidiary, as the case may be;

(iv) Indebtedness represented by (a) the Notes (other than any Additional Notes), (b) any Indebtedness (other than Indebtedness described in clauses (i) and (iii) of this Section 4.01(b)) outstanding on the Issue Date, (c) any Indebtedness of the Iglo Group outstanding on the Issue Date and (d) Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iv) or clause (v) of this Section 4.01(b) or Incurred pursuant to Section 4.01(a) and (e) Management Advances;

(v) Indebtedness (i) outstanding on the date on which a Person becomes a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) Midco or any Restricted Subsidiary or (ii) Incurred to provide all or a portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which a Person became a Restricted Subsidiary or was otherwise acquired by Midco or a Restricted Subsidiary; provided, however, that, in each of clauses (i) and (ii) of this Section 4.01(b)(v), at the time of such acquisition or other transaction (x) Midco would have been able to Incur €1.00 of additional Indebtedness pursuant to Section 4.01(a) after giving effect to the Incurrence of such Indebtedness pursuant to this Section 4.01(b)(v) or (y) the Fixed Charge Coverage Ratio for Midco and its Restricted Subsidiaries would not be less than it was immediately prior to giving effect to such acquisition or other transaction;

(vi) Indebtedness under Currency Agreements, Interest Rate Agreements and Commodity Hedging Agreements entered into not for speculative purposes (as determined in good faith by the Board of Directors or Senior Management of Midco);

(vii) Indebtedness represented by (A) Capitalized Lease Obligations or Purchase Money Obligations or (B) Indebtedness otherwise Incurred to finance the purchase, lease, rental or cost of design, construction, installation or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Indebtedness which refinances, replaces or refunds such Indebtedness, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this Section 4.01(b)(vii) and then outstanding, will not exceed at any time outstanding the greater of (x) €25.0 million and (y) 0.75% of Total Assets;

(viii) Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, value added tax (“VAT”) or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by Midco or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or in respect of any governmental requirement, (b) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business or in respect of any governmental requirement; provided, however, that upon the drawing of such letters of credit or similar instruments, the obligations are reimbursed within 30 days following such drawing, (c) the financing of insurance premiums in the ordinary course of business and (d) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(ix) Indebtedness arising from agreements providing for customary guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that, in the case of a disposition, the maximum liability of Midco and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by Midco and its Restricted Subsidiaries in connection with such disposition;

(x) (A) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 30 Business Days of Incurrence;

(B) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business;

(C) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of Midco and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Midco and its Restricted Subsidiaries; and

(D) Indebtedness Incurred by a Restricted Subsidiary in connection with bankers acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management of bad debt purposes, in each case Incurred or undertaken in the ordinary course of business;

(xi) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the aggregate principal amount of all other Indebtedness Incurred pursuant to this Section 4.01(b)(xi) and then outstanding, will not exceed the greater of €100.0 million and 3.0% of Total Assets;

(xii) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 4.01(b)(xii) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by Midco from the issuance or sale (other than to a Restricted Subsidiary) of its Subordinated Shareholder Funding or its Capital Stock (other than Disqualified Stock, Designated Preference Shares or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preference Shares or an Excluded Contribution) of Midco, in each case, subsequent to the Issue Date; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Section 4.02(a) and Sections 4.02(b)(i), 4.02(b)(vi) and 4.02(b)(x) to the extent Midco and its Restricted Subsidiaries Incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this Section 4.01(b)(xii) to the extent Midco or any of its Restricted Subsidiaries makes a Restricted Payment under Section 4.02(a) and Sections 4.02(b)(i) and 4.02(b)(vi)(3) in reliance thereon;

(xiii) Indebtedness Incurred in a Qualified Receivables Financing or arising as a result of the entry into of service and supply agreements with third party service providers in relation to the collection and settlement of outstanding invoices;

(xiv) Indebtedness under daylight borrowing facilities incurred in connection with the Transactions or any refinancing of Indebtedness (including by way of set-off or exchange) so long as any such Indebtedness is repaid within three days of the date on which such Indebtedness is Incurred;

(xv) Indebtedness consisting of local lines of credit or working capital facilities not exceeding €25 million outstanding at one time; and

(xvi) Indebtedness in respect of the leaseback of the German Property.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.01:

(i) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.01(a) and Section 4.01(b), Midco, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses under Section 4.01(a) or Section 4.01(b);

(ii) all Indebtedness outstanding on the Issue Date under the Senior Credit Facilities Agreement shall be deemed initially Incurred on the Issue Date under Section 4.01(b)(i) and not Section 4.01(a) or Section 4.01(b)(iv)(b) and may not be reclassified pursuant to Section 4.01(c)(i);

(iii) Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(iv) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Section 4.01(a) or Section 4.01(b)(i), Section 4.01(b)(vii), Section 4.01(b)(xi), Section 4.01(b)(xii) or Section 4.01(b)(xv) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(v) the principal amount of any Disqualified Stock of Midco or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(vi) Indebtedness permitted by this Section 4.01 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.01 permitting such Indebtedness; and

(vii) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of IFRS.

(d) Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in IFRS will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.01. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount, or liquidation preference thereof, in the case of any other Indebtedness.

(e) If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date.

(f) For purposes of determining compliance with any euro-denominated restriction on the Incurrence of Indebtedness, the Euro Equivalent of the aggregate principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or, at the option of Midco, first committed, in the case of Indebtedness Incurred under a revolving credit facility; provided that (i) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than euro, and such refinancing would cause the applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-denominated restriction shall be deemed not to have been exceeded so long as the aggregate principal amount of such Refinancing Indebtedness does not exceed the aggregate principal amount of such Indebtedness being refinanced; (ii) the Euro Equivalent of the aggregate principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date; and (iii) if and for so long as any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such Indebtedness, if denominated in euro, will be the amount of the principal payment required to be made under such Currency Agreement and, otherwise, the Euro Equivalent of such amount plus the Euro Equivalent of any premium which is at such time due and payable but is not covered by such Currency Agreement.

(g) Notwithstanding any other provision of this Section 4.01, the maximum amount of Indebtedness that Midco or a Restricted Subsidiary may Incur pursuant to this Section 4.01 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(h) Neither the Issuer nor any Guarantor will Incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee, if any, on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor solely by virtue of being unsecured or by virtue of being secured with different collateral or by virtue of being secured on a junior priority basis or by virtue of the application of waterfall or other payment ordering provisions affecting different tranches of Indebtedness.

Section 4.02 Limitation on Restricted Payments.

(a) Midco will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(i) declare or pay any dividend or make any other payment or distribution on or in respect of Midco’s or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation involving Midco or any of its Restricted Subsidiaries) except:

(A) dividends or distributions payable in Capital Stock of Midco (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of Midco or in Subordinated Shareholder Funding;

(B) dividends or distributions payable to Midco or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than Midco or another Restricted Subsidiary on no more than a pro rata basis, measured by value); and

(C) dividends or distributions payable to any Parent in respect of Indebtedness of such Parent which is guaranteed by Midco or any Restricted Subsidiary, provided that the net proceeds of such Indebtedness have been contributed to Midco or a Restricted Subsidiary pursuant to a proceeds loan with customary subordination provisions for senior subordinated debt securities or otherwise as equity or Subordinated Shareholder Funding and that such dividends or distributions are otherwise permitted pursuant to such proceeds loan or this Section 4.02;

(ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of Midco or any direct or indirect Parent of Midco held by Persons other than Midco or a Restricted Subsidiary (other than in exchange for Capital Stock of Midco (other than Disqualified Stock));

(iii) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (a) any such payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement or in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (b) any Indebtedness Incurred pursuant to Section 4.01(b)(iii);

(iv) make any payment (other than by capitalization of interest or any payment in the form of additional Subordinated Shareholder Funding) on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Shareholder Funding; or

(v) make any Restricted Investment in any Person,

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (i) through (v) of this Section 4.02(a) are referred to herein as a “Restricted Payment”), if at the time Midco or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(B) Midco is not able to Incur an additional €1.00 of Indebtedness pursuant to Section 4.01(a)(1) after giving effect, on a pro forma basis, to such Restricted Payment; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (and not returned or rescinded) (including Permitted Payments permitted below by clauses (v), (x), (xi), (xv) and (xviii) of Section 4.02(b), but excluding all other Restricted Payments permitted by Section 4.02(b)) would exceed the sum of (without duplication):

(1) 50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the last fiscal quarter commencing prior to the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of Midco are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(2) 100% of the aggregate Net Cash Proceeds, and the fair market value (as determined in accordance with the next succeeding paragraph) of property or assets or marketable securities, received by Midco from the issue or sale of its Capital Stock (other than Disqualified Stock or Designated Preference Shares) or Subordinated Shareholder Funding subsequent to the Issue Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of Midco subsequent to the Issue Date (other than Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by Midco or any Subsidiary of Midco for the benefit of its employees to the extent funded by Midco or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 4.02(b)(vi) and (z) Excluded Contributions);

(3) 100% of the aggregate Net Cash Proceeds, and the fair market value (as determined in accordance with the next succeeding paragraph) of property or assets or marketable securities, received by Midco or any Restricted Subsidiary from the issuance or sale (other than to Midco or a Restricted Subsidiary or an employee stock ownership plan or trust established by Midco or any Subsidiary of Midco for the benefit of its employees to the extent funded by Midco or any Restricted Subsidiary) by Midco or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness that has been converted into or exchanged for Capital Stock of Midco (other than Disqualified Stock or Designated Preference Shares) or Subordinated Shareholder Funding (plus the amount of any cash, and the fair market value (as determined in accordance with the next succeeding paragraph) of property or assets or marketable securities, received by Midco or any Restricted Subsidiary upon such conversion or exchange);

(4) an amount equal to:

(a)

100% of the aggregate Net Cash Proceeds, and the fair market value (as determined in accordance with the next succeeding paragraph) of property or assets or marketable securities, received by Midco or any Restricted Subsidiary in connection with any repurchases, redemptions or other acquisitions or retirements of any such Restricted Investment, proceeds realized upon the sale or other disposition to a Person other than Midco or a Restricted Subsidiary of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payments or returns of capital) to Midco or any Restricted Subsidiary;

(b)	100% of the fair market value (as determined in accordance with the next succeeding paragraph) of the Investment in an Unrestricted Subsidiary as of the date such entity becomes a Restricted Subsidiary (valued as provided in the definition of “Investment”) upon the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or its merger, consolidation, amalgamation with or into, or liquidation into, Midco or a Restricted Subsidiary; and

(c)	100% of the fair market value (as determined in accordance with the next succeeding paragraph) of property or assets received by Midco or any Restricted Subsidiary upon the transfer or conveyance of substantially all the assets of an Unrestricted Subsidiary to Midco or a Restricted Subsidiary;

provided, however, that no amount will be included in Consolidated Net Income for purposes of the preceding clause (i) to the extent that it is (at Midco’s option) included under this clause (iv); and

(5) 100% of the aggregate Net Cash Proceeds, and the fair market value (as determined in accordance with the next succeeding paragraph) of property or assets or of marketable securities received by Midco or any of its Restricted Subsidiaries in connection with:

(a)	the sale or other disposition (other than to Midco or a Restricted Subsidiary or an employee stock ownership plan or trust established by Midco or any Subsidiary of Midco for the benefit of its employees to the extent funded by Midco or any Restricted Subsidiary) of Capital Stock of an Unrestricted Subsidiary; and

(b)	any dividend or distribution made by an Unrestricted Subsidiary or Affiliate to Midco or a Restricted Subsidiary;

provided, however, that no amount will be included in Consolidated Net Income for purposes of the preceding Section 4.02(a)(C)(1) to the extent that it is (at Midco’s option) included under this clause (5).

Notwithstanding the foregoing, any amounts (such amounts, the “Excluded Amounts”) that would otherwise be included in the calculation of the amount available for Restricted Payments pursuant to Section 4.02(a)(C)(2) will be excluded to the extent (1) such amounts result from the receipt of Net Cash Proceeds or property or assets or marketable securities received in contemplation of, or in connection with, an event that would otherwise constitute a Change of Control pursuant to the definition thereof, (2) the purpose, or effect of, the receipt of such Net Cash Proceeds or property or assets or marketable securities was to repay Indebtedness to reduce the Consolidated Leverage Ratio so that there would be an occurrence of a Specified Change of Control Event that would not have been achieved without the receipt of such Net Cash Proceeds or property or assets or marketable securities and (3) no Change of Control Offer is made in accordance with the requirements of this Indenture.

The fair market value of property or assets other than cash covered by the preceding sentence shall be the fair market value thereof as determined in good faith by an officer of Midco, or, if such fair market value exceeds €10.0 million, by the Board of Directors.

(b) The foregoing provisions will not prohibit any of the following (collectively, “Permitted Payments”):

(i) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Designated Preference Shares, Subordinated Shareholder Funding or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Midco (other than Disqualified Stock, Designated Preference Shares or Excluded Amounts), Subordinated Shareholder Funding or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution or Excluded Amounts) of Midco; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value (as determined in accordance with the preceding sentence) of property or assets or of marketable securities, from such sale of Capital Stock, Subordinated Shareholder Funding or such contribution will be excluded from Section 4.02(a)(C)(2);

(ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness permitted to be Incurred pursuant to Section 4.01;

(iii) any purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement of Preferred Stock of Midco or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of Midco or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 4.01, and that in each case, constitutes Refinancing Indebtedness;

(iv) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness:

(A) (i) from Net Available Cash to the extent permitted pursuant to Section 4.05, but only if the Issuer shall have first complied with the terms described under Section 4.05 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest;

(B) to the extent required by the agreement governing such Subordinated Indebtedness, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only (i) if the Issuer shall have first complied with the terms described under Section 4.14 and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (ii) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest; or

(C) (i) consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by Midco or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition) and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest and any premium required by the terms of any Acquired Indebtedness;

(v) any dividends paid within, or redemption or repurchase consummated within, 60 days after the date of declaration or the giving of the redemption or repayment notice if at such date of declaration or notice such dividend or redemption or repayment, as the case may be, would have complied with this Section 4.02;

(vi) the purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement for value of Capital Stock of Midco, any Restricted Subsidiary or any Parent (including any options, warrants or other rights in respect thereof) and loans, advances, dividends or distributions by Midco to any Parent or Special Purpose Vehicle to permit any Parent or Special Purpose Vehicle to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of Midco, any Restricted Subsidiary or any Parent (including any options, warrants or other rights in respect thereof), or payments to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of Midco, any Restricted Subsidiary or any Parent (including any options, warrants or other rights in respect thereof), in each case from Management

Investors; provided that such payments, loans, advances, dividends or distributions do not exceed an amount (net of repayments of any such loans or advances) equal to (1) €10.0 million, plus (2) €5.0 million multiplied by the number of calendar years that have commenced since the Issue Date, plus (3) the Net Cash Proceeds received by Midco or its Restricted Subsidiaries since the Issue Date (including through receipt of proceeds from the issuance or sale of its Capital Stock or Subordinated Shareholder Funding to a Parent) from, or as a contribution to the equity (in each case under this Section 4.02(b)(vi), other than through the issuance of Disqualified Stock or Designated Preference Shares) of Midco from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof) plus (d) the Net Cash Proceeds from key man life insurance policies, to the extent such Net Cash Proceeds in clauses (2) and (3) of this Section 4.02(b)(vi) are not included in any calculation under Section 4.02(a)(C)(2) and are not Excluded Contributions or Excluded Amounts;

(vii) the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 4.01;

(viii) purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(ix) dividends, loans, advances or distributions to any Parent or other payments by Midco or any Restricted Subsidiary in amounts equal to (without duplication):

(A) the amounts required for any Parent to pay any Parent Expenses or any Related Taxes; or

(B) amounts constituting or to be used for purposes of making payments (i) of fees and expenses Incurred in connection with the Transactions or disclosed in the Offering Memorandum or (ii) to the extent specified in clauses (ii), (iii), (v), (vii), (xi) and (xii) of Section 4.06(b);

(x) so long as no Default or Event of Default has occurred and is continuing (or would result from), the declaration and payment by Midco of, or loans, advances, dividends or distributions to any Parent to pay, dividends on the common stock or common equity interests of Midco or any Parent following a Public Offering of such common stock or common equity interests, in an amount not to exceed in any fiscal year the greater of (a) 6% of the Net Cash Proceeds received by Midco from such Public Offering or contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution or Excluded Amounts) of Midco or loaned as Subordinated Shareholder Funding to Midco and (b) following the Initial Public Offering, an amount equal to the greater of (i) the greater of (A) 7% of the Market Capitalization and (B) 7% of the IPO Market Capitalization; provided that after giving pro forma effect to such loans, advances, dividends or distributions, the Consolidated Leverage Ratio shall be equal to or less than 3.75 to 1.00 and (ii) the greater of (A) 5% of the Market Capitalization and (B) 5% of the IPO Market Capitalization; provided that after giving pro forma effect to such loans, advances, dividends or distributions, the Consolidated Leverage Ratio shall be equal to or less than 4.00 to 1.00;

(xi) so long as no Default or Event of Default has occurred and is continuing (or would result from), Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed €50.0 million or, if greater, 1.5% of Total Assets;

(xii) payments by Midco, or loans, advances, dividends or distributions to any Parent to make payments, to holders of Capital Stock of Midco or any Parent in lieu of the issuance of fractional shares of such Capital Stock; provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 4.02 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors or an Officer of Midco);

(xiii) the making of any payments and any reimbursements as contemplated in the section entitled “Use of Proceeds” in the Offering Memorandum;

(xiv) Restricted Payments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments to the extent made in exchange for or using as consideration Investments previously made under this Section 4.02(b)(xiv);

(xv) (A) the declaration and payment of dividends to holders of any class or series of Designated Preference Shares of Midco issued after the Issue Date; and (B) the declaration and payment of dividends to any Parent or any Affiliate thereof, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preference Shares of such Parent issued after the Issue Date; provided, however, that, in the case of clauses (A) and (B), the amount of all dividends declared or paid pursuant to this Section 4.02(b)(xv) shall not exceed the Net Cash Proceeds received by Midco or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution or an Excluded Amount or, in the case of Designated Preference Shares by a Parent or an Affiliate, the issuance of Designated Preference Shares) of Midco or loaned as Subordinated Shareholder Funding to Midco, from the issuance or sale of such Designated Preference Shares;

(xvi) dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(xvii) payment of any Receivables Fees and purchases of Receivables Assets pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and payments arising as a result of the entry into of service and supply agreements with third party service providers in relation to the collection and settlement of outstanding customer invoices;

(xviii) so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), any Restricted Payment; provided that, on the date of any such Restricted Payment, the Consolidated Leverage Ratio does not exceed 3.75 to 1.0 on a pro forma basis after giving effect thereto;

(xix) advances or loans to (a) any future, present or former officer, director, employee or consultant of Midco or a Restricted Subsidiary or any Parent to pay for the purchase or other acquisition for value of Capital Stock of the Issuer or any Parent (other than Disqualified Stock or Designated Preference Shares), or any obligation under a forward sale agreement, deferred purchase agreement or deferred payment arrangement pursuant to any management equity plan or stock option plan or any other management or employee benefit or incentive plan or other agreement or arrangement or (b) any management equity plan or stock option plan or any other management or employee benefit or incentive plan or unit trust or the trustees of any such plan or trust to pay for the purchase or other acquisition for value of Capital Stock of Midco or any Parent (other than Disqualified Stock or Designated Preference Shares); provided however, that the total aggregate amount of Restricted Payments made under this Section 4.02(b)(xix) does not exceed €10.0 million in any calendar year (with unused amounts in any calendar year being carried over in the next two succeeding calendar years);

(xx) without duplication, any dividends, distributions or other payments to any Parent or Unrestricted Subsidiary to the extent that such dividends, distributions or payments are made in order to carry out group contributions under the tax laws or regulations of an applicable jurisdiction; and

(xxi) dividends, loans, distributions, advances or other payments by Midco or any of its Restricted Subsidiaries to or on behalf of any Parent to service the substantially concurrent payment of regularly scheduled interest amounts due under any Indebtedness designated as “Senior Subordinated Notes” under the Intercreditor Agreement or any Additional Intercreditor Agreement; provided that the Net Cash Proceeds of such Indebtedness have been contributed to Midco or any of its Restricted Subsidiaries and such Indebtedness has been guaranteed by, or is otherwise considered Indebtedness of, Midco or any of its Restricted Subsidiaries Incurred in accordance with Section 4.01.

(c) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by Midco or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of Midco acting in good faith.

Section 4.03 Limitation on Liens.

Midco will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien upon any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned on the Issue Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien is securing any Indebtedness (such Lien, the “Initial Lien”), except (a) in the case of any property or asset that does not constitute Collateral, (1) Permitted Liens or (2) Liens on property or assets that are not Permitted Liens if the Notes and this Indenture (or a Note Guarantee in the case of Liens of a Guarantor) are directly secured equally and ratably with, or prior to, in the case of Liens with respect to Subordinated Indebtedness, the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured, and (b) in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens.

Any such Lien created in favor of the Notes pursuant to Section 4.03(a)(2) will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, and (ii) otherwise as set forth under Section 11.05.

Section 4.04 Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a) Midco will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to Midco or any Restricted Subsidiary;

(ii) make any loans or advances to Midco or any Restricted Subsidiary; or

(iii) sell, lease or transfer any of its property or assets to Midco or any Restricted Subsidiary,

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to Midco or any Restricted Subsidiary to other Indebtedness Incurred by Midco or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b) The provisions of Section 4.04(a) will not prohibit:

(i) any encumbrance or restriction pursuant to (a) any Credit Facility (including the Senior Finance Documents) or (b) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;

(ii) any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into Midco or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by Midco or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by Midco or was merged, consolidated or otherwise combined with or into Midco or any Restricted Subsidiary entered into or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this Section 4.04(b)(ii), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by Midco or any Restricted Subsidiary when such Person becomes the Successor Company;

(iii) any encumbrance or restriction:

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract;

(B) contained in mortgages, pledges, charges or other security agreements permitted under this Indenture or securing Indebtedness of Midco or a Restricted Subsidiary permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer of the property or assets subject to such mortgages, pledges, charges or other security agreements; or

(C) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of Midco or any Restricted Subsidiary;

(iv) any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions on the property so acquired or any encumbrance or restriction pursuant to a joint venture agreement that imposes restrictions on the transfer of the assets of the joint venture;

(v) any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(vi) customary provisions in leases, licenses, joint venture agreements and other similar agreements and instruments entered into in the ordinary course of business;

(vii) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority or any governmental licenses, concessions, franchises or permits, including restrictions or encumbrances on cash or deposits (including assets in escrow accounts) paid on property;

(viii) any encumbrance or restriction on cash or other deposits or net worth imposed by customers or suppliers, or as required by insurance, surety or bonding companies or indemnities, in each case, under agreements entered into in the ordinary course of business;

(ix) any encumbrance or restriction pursuant to Currency Agreements, Interest Rate Agreements or Commodity Hedging Agreements;

(x) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to Section 4.01 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than (i) the encumbrances and restrictions contained in the Senior Credit Facilities Agreement, together with the security documents associated therewith, and the Intercreditor Agreement, in each case, as in effect on the Issue Date or (ii) in comparable financings (as determined in good faith by Midco or the Issuer) or where Midco or the Issuer determines when such Indebtedness is Incurred that such encumbrances or restrictions will not adversely affect, in any material respect, Midco’s or the Issuer’s ability to make principal or interest payments on the Notes;

(xi) any encumbrance or restriction existing by reason of any lien permitted under Section 4.03.

(xii) restrictions effected in connection with a Qualified Receivables Financing that, in the good faith determination of the Board of Directors or an Officer of Midco, are necessary or advisable to effect such Qualified Receivables Financing; or

(xiii) any agreement, encumbrance or restriction that extends, renews, refinances or replaces any of the encumbrance or restriction referred to in clauses (i) through (xii) of this Section 4.04(b) or this clause (xiii) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (i) through (xii) of this Section 4.04(b) or this clause (xiii); provided, however, that such encumbrances and restrictions contained in any such agreement, encumbrance or restriction are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions so extended, refinanced, replaced, amended, supplemented or modified (as determined in good faith by Midco or the Issuer).

Section 4.05 Limitation on Sales of Assets and Subsidiary Stock.

(a) Midco will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(i) Midco or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of Midco, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(ii) in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) received by Midco or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Temporary Cash Investments; and

(iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Midco or such Restricted Subsidiary, as the case may be:

(A) to the extent Midco or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness of a Restricted Subsidiary), (i) to prepay, repay or purchase any Senior Indebtedness of the Issuer or any Guarantor or any Indebtedness of a non-Guarantor Restricted Subsidiary or any Indebtedness that is secured by Liens on assets which do not constitute Collateral (in each case, other than Indebtedness owed to Midco or any Restricted Subsidiary) (or any Refinancing Indebtedness in respect thereof) within 365 days from the later of (1) the date of such Asset Disposition and (2) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), Midco or such Restricted Subsidiary will retire such Indebtedness; or (ii) to prepay, repay or purchase Notes and/or Pari Passu Indebtedness at a price of no more than 100% of the principal amount of such Pari Passu Indebtedness, and with respect to the Notes, at a price of no less than 100% of the principal amount of such Notes plus accrued and unpaid interest and Additional Amounts, if any, to the date of such prepayment, repayment or purchase; provided that the Issuer shall redeem, repay or repurchase Pari Passu Indebtedness that is Public Debt pursuant to this clause (ii) only if the Issuer makes (at such time or subsequently in compliance with this Section 4.05) an offer to the Holders of the Notes to purchase their Notes in accordance with the provisions set forth below for an Asset Disposition Offer for an aggregate principal amount of Notes at least equal to the proportion that (x) the total aggregate principal amount of Notes outstanding bears to (y) the sum of the total aggregate principal amount of Notes outstanding plus the total aggregate principal amount outstanding of such Pari Passu Indebtedness; or

(B) to the extent Midco or such Restricted Subsidiary elects, to make a capital expenditure or invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by Midco or another Restricted Subsidiary) within 365 days from the later of (1) the date of such Asset Disposition and (2) the receipt of such Net Available Cash; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of Midco that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 180 days of such 365th day,

(or any combination on the foregoing); provided that, pending the final application of any such Net Available Cash in accordance with clause (A) or clause (B) of this Section 4.05(a)(iii), Midco and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture.

(b) Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds” under this Indenture. On the 366th day after an Asset Disposition, or at such earlier date that the Issuer or Midco elects, if the aggregate amount of Excess Proceeds under this Indenture exceeds €20.0 million, the Issuer will be required within 10 Business Days to make an offer (“Asset Disposition Offer”) to all Holders of Notes issued under this Indenture and, to the extent the Issuer or Midco elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to (and, in the case of any such Pari Passu Indebtedness, an offer price of no more than) 100% of the principal amount of the Notes and 100% of the principal amount of such Pari Passu Indebtedness, as applicable (or, if issued with original issue discount, the accreted value of the Notes or such Pari Passu Indebtedness, as applicable), plus, in each case, accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing such Pari Passu Indebtedness, as applicable, in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof.

(c) To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, Midco may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Indenture. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness. For the purposes of calculating the aggregate principal amount of any such Indebtedness not denominated in euro such Indebtedness shall be calculated by converting any such aggregate principal amounts into their Euro Equivalent determined as of a date selected by the Issuer or Midco that is within the Asset Disposition Offer Period. Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(d) To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than the currency in which the relevant Notes are denominated, the amount thereof payable in respect of such Notes shall not exceed the net amount of funds in the currency in which such Notes are denominated that is actually received by Midco upon converting such portion into such currency.

(e) The Asset Disposition Offer, in so far as it relates to the Notes, will remain open for a period of not less than 20 Business Days following its commencement (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Issuer will purchase the aggregate principal amount of Notes and, to the extent they elect, Pari Passu Indebtedness required to be purchased pursuant to this Section 4.05 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer.

(f) On or before the Asset Disposition Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Indebtedness or portions of Notes and such Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof.

(g) The Issuer will deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 4.05. The Issuer or the Paying Agent (at the direction and expense of the Issuer), as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder of Notes an amount equal to the purchase price of the Notes so validly tendered and not properly withdrawn and arrange for the deduction of the appropriate amount of Notes from such Holders account with Euroclear or Clearstream (as applicable). Any Note not so accepted will be promptly mailed or delivered (or transferred by book entry) by the Issuer to the Holder thereof.

(h) For the purposes of Section 4.05(a)(ii), the following will be deemed to be cash:

(i) the assumption by the transferee of Indebtedness of Midco or Indebtedness of a Restricted Subsidiary (other than Subordinated Indebtedness of the Issuer or a Guarantor) and the release of Midco or such Restricted Subsidiary from, or its indemnification against, all liability on such Indebtedness in connection with such Asset Disposition;

(ii) securities, notes or other obligations received by Midco or any Restricted Subsidiary from the transferee that are converted by Midco or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(iii) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that Midco and each other Restricted Subsidiary are released from, or indemnified against any liability under, any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(iv) consideration consisting of Indebtedness of Midco or any Restricted Subsidiary (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not Midco or any Restricted Subsidiary; and

(v) any Designated Non-Cash Consideration received by Midco or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 4.05 that is at that time outstanding, not to exceed the greater of €20.0 million and 0.6% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations (or rules of any exchange on which the Notes are then listed) in connection with the repurchase of Notes pursuant to this Indenture. To the extent that the provisions of any securities laws or regulations (or exchange rules) conflict with provisions of this Section 4.05, the Issuer will comply with the applicable securities laws and regulations (or exchange rules) and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.

Section 4.06 Limitation on Affiliate Transactions.

(a) Midco will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Midco (any such transaction or series of related transactions being an “Affiliate Transaction”) involving aggregate value in excess of €5.0 million unless:

(i) the terms of such Affiliate Transaction taken as a whole are not materially less favorable to Midco or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(ii) in the event such Affiliate Transaction involves an aggregate value in excess of €15.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (ii) of this Section 4.06(a) if such Affiliate Transaction is approved by a majority of the Disinterested Directors. If there are no Disinterested Directors, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Section 4.06 if Midco or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Midco or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable transaction by Midco or such Restricted Subsidiary with an unrelated Person on an arm’s length basis.

(b) The provisions of Section 4.06(a) will not apply to:

(i) any Restricted Payment permitted to be made pursuant to Section 4.02, any Permitted Payments (other than pursuant to Section 4.02(b)(ix)(B)(ii)) or any Permitted Investment (other than Permitted Investments as defined in paragraphs (1)(b), (2) and (11) of the definition thereof);

(ii) any issuance, transfer or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of Midco, any Restricted Subsidiary or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of Midco, in each case in the ordinary course of business;

(iii) any Management Advances and any waiver or transaction with respect thereto;

(iv) any transaction between or among Midco and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction) or between or among Restricted Subsidiaries;

(v) the payment of reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of Midco, any Restricted Subsidiary or any Parent (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(vi) the Transactions, the entry into and performance of obligations of Midco or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date as these agreements and instruments may be amended, modified, supplemented, extended, renewed, replaced or refinanced from time to time in accordance with the other terms of this Section 4.06 or to the extent not more disadvantageous to the Holders in any material respect and the entry into and performance of any registration rights or other listing agreement;

(vii) the execution, delivery and performance of any Tax Sharing Agreement, or any arrangement pursuant to which Midco or any of its Restricted Subsidiaries is required or permitted to file a consolidated tax return, or the formation and maintenance of any consolidated group for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(viii) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to Midco or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the Senior Management of Midco or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(ix) any transaction in the ordinary course of business between or among Midco or any Restricted Subsidiary and any Affiliate of Midco or an Associate or similar entity that would constitute an Affiliate Transaction solely because Midco or a Restricted Subsidiary or any Affiliate of Midco or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(x) (a) issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of Midco or options, warrants or other rights to acquire such Capital Stock or Subordinated Shareholder Funding; provided that the interest rate and other financial terms of such Subordinated Shareholder Funding are approved by a majority of the members of the Board of Directors in their reasonable determination and (b) any amendment, waiver or other transaction with respect to any Subordinated Shareholder Funding in compliance with the other provisions of this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement, as applicable;

(xi) without duplication in respect of payments made pursuant to Section 4.06(b)(xii), (A) payments by Midco or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent) of annual management, consulting, monitoring or advisory fees and related expenses in an aggregate amount not to exceed €3.75 million per year and (B) customary payments by Midco or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with loans, capital markets transactions, acquisitions or divestitures, which payments (or agreements providing for such payments) in respect of this Section 4.06(b)(xi) are approved by a majority of the Board of Directors in good faith;

(xii) payment to any Permitted Holder of all reasonable out of pocket expenses Incurred by such Permitted Holder in connection with its direct or indirect investment in Midco and its Subsidiaries;

(xiii) any transaction effected as part of a Qualified Receivables Financing;

(xiv) any participation in a public tender or exchange offers for securities or debt instruments issued by Midco or any of its Subsidiaries that are conducted on arms’ length terms and provide for the same price or exchange ratio, as the case may be, to all holders accepting such tender or exchange offer;

(xv) any transactions for which Midco or a Restricted Subsidiary delivers a written letter or opinion to the Trustee from an Independent Financial Advisor stating that such transaction is (A) fair to Midco or such Restricted Subsidiary from a financial point of view or (B) on terms not less favorable that might have been obtained in a comparable transaction at such time on an arm’s length basis from a Person who is not an Affiliate;

(xvi) pledges of Capital Stock of Unrestricted Subsidiaries;

(xvii) the entry into of service and supply agreements with third party service providers in relation to the collection and settlement of outstanding customer invoices; and

(xviii) investments by any Permitted Holder in securities of any of the Parent Guarantor’s Restricted Subsidiaries so long as (A) each such investment complies with Section 4.06(a)(i), (B) the investment is being offered generally to other investors in a bona fide capital markets offering on the same or more favorable terms and (C) the investment constitutes less than 5% of the issue amount of such securities.

Section 4.07 Impairment of Security Interest.

(a) Midco shall not, and shall not permit any Restricted Subsidiary to, take or knowingly or negligently omit to take any action that would have the result of materially impairing the security interest with respect to the Collateral (it being understood, subject to the paragraph below, that the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair the security interest with respect to the Collateral) for the benefit of the Trustee and the Holders, and Midco shall not, and shall not permit any Restricted Subsidiary to, grant to any Person other than the Security Agent, for the benefit of the Trustee and the Holders and the other beneficiaries described in the Security Documents and the Intercreditor Agreement or any Additional Intercreditor Agreement, any Lien over any of the Collateral that is prohibited by Section 4.03.

(b) Notwithstanding Section 4.07(a), (i) Midco and its Restricted Subsidiaries may Incur Permitted Collateral Liens and the Collateral may be discharged and released in accordance with this Indenture, the applicable Security Documents or the Intercreditor Agreement or any Additional Intercreditor Agreement; (ii) the applicable Security Documents may be amended from time to time to cure any ambiguity, mistake, omission, defect, manifest error or inconsistency therein; (iii) Midco and its Restricted Subsidiaries may discharge and release security interests with respect to the Collateral in connection with the implementation of a Permitted Reorganization and (iv) the security interest and the related Security Documents may be amended, extended, renewed, restated, supplemented or otherwise modified or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets); provided, however, that in the case of clause (i) and (iv) of this Section 4.07(b), except with respect to any discharge or release in accordance with this Indenture, the applicable Security Documents or the Intercreditor Agreement or any Additional Intercreditor Agreement, the Security Documents may not be amended, extended, renewed, restated, supplemented, released or otherwise modified or replaced, unless contemporaneously with any such action, Midco delivers to the Trustee either (1) a solvency opinion, in form and substance reasonably satisfactory to the Trustee from an Independent Financial Advisor confirming the solvency of Midco and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, release, modification or replacement, (2) a duly executed certificate from the Chief Financial Officer or the Board of Directors of the relevant Person, in form and substance reasonably satisfactory to the Trustee, which confirms the solvency of the person granting such security interest, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, release, modification or replacement, or (3) an Opinion of Counsel, in form and substance reasonably satisfactory to the Trustee, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, release, modification or replacement, the Lien or Liens created under the Security Documents, so amended, extended, renewed, restated, supplemented, released, modified or replaced are valid Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, release, modification or replacement.

(c) In the event that Midco complies with the requirements of this Section 4.07, the Trustee and the Security Agent shall (subject to each of the Trustee and the Security Agent being indemnified and secured to its satisfaction) consent to such amendments without the need for instructions from the Holders.

Section 4.08 Additional Subsidiary Guarantees.

(a) Midco will not cause or permit any of its Restricted Subsidiaries that are not Subsidiary Guarantors, directly or indirectly, to Guarantee in whole or in part any Indebtedness of the Issuer or any Guarantor under the Senior Credit Facilities Agreement (or other Indebtedness that is Incurred under Section 4.01(b)(1)) or Public Debt unless such Restricted Subsidiary becomes a Subsidiary Guarantor on the date on which such other Guarantee is Incurred and, if applicable, executes and delivers to the Trustee a supplemental indenture in the form attached to this Indenture pursuant to which such Restricted Subsidiary will provide a Subsidiary Guarantee, which Subsidiary Guarantee will be subordinated to such Restricted Subsidiary’s Guarantee of such other Indebtedness.

(b) A Restricted Subsidiary that is not a Subsidiary Guarantor may become a Subsidiary Guarantor if it executes and delivers to the Trustee a supplemental indenture in the form attached to this Indenture pursuant to which such Restricted Subsidiary will provide a Subsidiary Guarantee.

(c) Each additional Subsidiary Guarantee will be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, thin capitalization, distributable reserves, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

(d) Notwithstanding Sections 4.08(a), 4.08(b) and 4.08(c), Midco shall not be obligated to cause such Restricted Subsidiary to Guarantee the Notes to the extent and for so long as the Incurrence of such Subsidiary Guarantee is contrary to the Agreed Security Principles or could give rise to or result in: (i) any breach or violation of statutory limitations, corporate benefit, financial assistance, fraudulent preference, thin capitalization rules, capital maintenance rules, guidance and coordination rules or the laws rules or regulations (or analogous restriction) of any applicable jurisdiction; (ii) any risk or liability for the officers, directors or (except in the case of a Restricted Subsidiary that is a partnership) shareholders of such Restricted Subsidiary (or, in the case of a Restricted Subsidiary that is a partnership, directors or shareholders of the partners of such partnership); or (iii) any cost, expense, liability or obligation (including with respect to any Taxes) other than reasonable out-of-pocket expenses.

(e) Future Note Guarantees granted pursuant to Section 4.08 shall be released as set forth under Section 10.06. A Note Guarantee of a future Subsidiary Guarantor may also be released at the option of the Issuer if at the date of such release there is no Indebtedness of such Subsidiary Guarantor outstanding which was Incurred after the Issue Date and which could not have been Incurred in compliance with this Indenture if such Subsidiary Guarantor had not been designated as a Subsidiary Guarantor. The Trustee and the Security Agent shall each take all necessary actions, including the granting of releases or waivers under the Intercreditor Agreement or any Additional Intercreditor Agreement, to effectuate any release of a Note Guarantee in accordance with these provisions, subject to each of the Trustee and the Security Agent being indemnified and secured to its satisfaction.

Section 4.09 Reports.

(a) So long as any Notes are outstanding, Midco will provide to the Trustee the following reports:

(i) within 150 days after the end of the Company’s fiscal year beginning with the first fiscal year ending after the Issue Date and thereafter within 120 days after the end of the Company’s fiscal year, annual reports containing, to the extent applicable, the following information: (A) audited consolidated balance sheets of the Company as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Company for the two most recent fiscal years, including complete footnotes to such financial statements and the report of the independent auditors on the financial statements; (B) unaudited pro forma income statement information and balance sheet information of the Company (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year (unless such pro forma information has been provided in a previous report pursuant to clause (ii) or (iii) of this Section 4.09(a)); provided that such pro forma financial information will be provided only to the extent available without unreasonable expense, in which case Midco will provide, in the case of a material acquisition, acquired company financials; (C) an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition, EBITDA, and liquidity and capital resources of the Company (including a summary description of the Senior Credit Facilities Agreement), and a discussion of material commitments and contingencies and critical accounting policies; (D) a summary description of the business and material affiliate transactions; and (e) a summary description of material recent developments;

(ii) within 60 days following the end of the first three fiscal quarters in each fiscal year of the Company (or 90 days for the quarter ended June 30, 2014), all quarterly reports of the Company containing the following information: (A) an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter year-to-date period ending on the unaudited condensed balance sheet date, and the comparable prior year periods, together with condensed footnote disclosure; (B) unaudited pro forma income statement information and balance sheet information (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the relevant quarter; provided that such pro forma financial information will be provided only to the extent available without unreasonable expense, in which case Midco will provide, in the case of a material acquisition, acquired company financials; (C) an operating and financial review of the unaudited financial statements, including a discussion of the results of operations, financial condition, EBITDA and material changes in liquidity and capital resources, and a discussion of material changes not in the ordinary course of business in commitments and contingencies since the most recent report; and (D) material recent developments; and

(iii) promptly after the occurrence of any material acquisition, disposition or restructuring or any senior executive officer changes at Midco or change in auditors of Midco or any other material event that Midco or any of its Restricted Subsidiaries announces publicly, a report containing a description of such event.

(b) All financial statement and pro forma financial information shall be prepared in accordance with IFRS as in effect on the date of such report or financial statement (or otherwise on the basis of IFRS as then in effect) and on a consistent basis for the periods presented; provided, however, that the reports set forth in clauses (i), (ii) and (iii) in Section 4.09(a) may, (x) in the event of a change in applicable IFRS, present earlier periods on a basis that applied to such periods and (y) to the extent comparable prior period financial information of the Company does not exist, the comparable prior period financial information of Iglo Group may be provided in lieu thereof. Except as provided for above, no report need include separate financial statements for any Subsidiaries of Midco. The filing of an Annual Report on Form 20-F within the time period specified in Section 4.09(a)(i) will satisfy such provision.

(c) Notwithstanding Section 4.09(a) and Section 4.09(b), Midco may satisfy its obligations under clauses (i) and (ii) of Section 4.09(a) by delivering the corresponding consolidated annual and quarterly reports of Midco or any Parent Holdco. To the extent that material differences exist between the management, business, assets, shareholding or results of operations or financial condition of Midco and the Company or such other Parent Holdco that is the reporting entity, the annual and quarterly reports shall include an explanation and an unaudited reconciliation of such material differences.

(d) At any time that any of Midco’s Subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, constitutes a Significant Subsidiary of Midco, then the annual and quarterly financial information required by clauses (i) and (ii) of Section 4.09(a) shall include either (A) a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of Midco and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries or (B) stand-alone audited or unaudited financial statements, as the case may be, of such Unrestricted Subsidiary or Unrestricted Subsidiaries (as a group or otherwise) together with an unaudited reconciliation to the financial information of Midco and its Subsidiaries, which reconciliation shall include the following items: revenues, EBITDA, net income, cash, total assets, total debt, shareholders equity, capital expenditures and interest expense.

(e) Substantially concurrently with the issuance to the Trustee of the reports specified in Section 4.09(a), Midco shall also (a) use its commercially reasonable efforts (i) to post copies of such reports on such website as may be then maintained by Midco and its Subsidiaries or (ii) otherwise to provide substantially comparable availability of such reports (as determined by Midco in good faith) or (b) to the extent Midco determines in good faith that it cannot make such reports available in the manner described in the preceding clause (a) owing to applicable law or after the use of its commercially reasonable efforts, furnish such reports to the Holders and, upon request, prospective purchasers of the Notes. Midco will also make available copies of all reports required by Section 4.09(a), if and so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted for trading on the Euro MTF market and the rules of the Luxembourg Stock Exchange so require, at the offices of the Paying Agent in Luxembourg or, to the extent and in the manner permitted by such rules, post such reports on the official website of the Luxembourg Stock Exchange.

(f) For so long as the Notes remain outstanding and during any period during which Midco is not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b), Midco shall furnish to the Holders and, upon their request, prospective purchasers of the Notes, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 4.10 Suspension of Covenants on Achievement of Investment Grade Status.

If, on any date following the Issue Date, the Notes have achieved Investment Grade Status, and no Default or Event of Default has occurred and is continuing (a “Suspension Event”), then, beginning on that day and continuing until such time, if any, at which the Notes cease to have Investment Grade Status (the “Reversion Date”), Section 4.01, Section 4.02, Section 4.04, Section 4.05, Section 4.06, Section 4.07, Section 4.08 and Section 5.01(b)(iii) of this Indenture and, in each case, any related default provision of this Indenture, will cease to be effective and will not be applicable to Midco and its Restricted Subsidiaries. Such sections and any related default provisions will again apply according to their terms from the first day on which a Suspension Event ceases to be in effect. Such sections will not, however, be of any effect with regard to actions of Midco or any Restricted Subsidiary properly taken during the continuance of the Suspension Event, and Section 4.02 will be interpreted as if it has been in effect since the date of such indenture except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. On the Reversion Date, all Indebtedness Incurred during the continuance of the Suspension Event will be classified as having been outstanding on the Issue Date, so that it is classified as permitted under Section 4.01(b)(iv)(b). In addition, this Indenture will also permit, without causing a Default or Event of Default, Midco or any of the Restricted Subsidiaries to honor any contractual commitments or take actions in the future after any date on which the Notes cease to have Investment Grade Status as long as the contractual commitments were entered into during the Suspension Event and not in anticipation of the Notes no longer having Investment Grade Status. Midco shall notify the Trustee in writing that the conditions set forth in the first paragraph under this caption has been satisfied; provided that, no such notification shall be a condition for the suspension of the covenants described under this caption to be effective.

Section 4.11 Additional Intercreditor Agreements.

(a) At the request of the Issuer, in connection with the Incurrence by the Issuer or its Restricted Subsidiaries of any (i) Indebtedness permitted pursuant to Section 4.01(a) or Section 4.01(b)(i), Section 4.01(b)(ii), Section 4.01(b)(iv), Section 4.01(b)(v), Section 4.01(b)(vi), Section 4.01(b)(vii) (other than with respect to Capitalized Lease Obligations), Section 4.01(b)(xi) or Section 4.01(b)(xii) and (ii) any Refinancing Indebtedness in respect of Indebtedness referred to in clause (i) of this Section 4.11(a), the Issuer, the relevant Restricted Subsidiaries, the Trustee and the Security Agent shall enter into with the holders of such Indebtedness (or their duly authorized Representatives) an intercreditor agreement (an “Additional Intercreditor Agreement”) or a restatement, amendment or other modification of the existing Intercreditor Agreement on substantially the same terms as the Intercreditor Agreement (or terms not materially less favorable to the Holders), including containing substantially the same terms with respect to release of Note Guarantees and priority and release of the security interests in the Collateral; provided that such Additional Intercreditor Agreement will not impose any personal obligations on the Trustee or Security Agent or, in the opinion of the Trustee or Security Agent, as applicable, adversely affect the rights, duties, liabilities or immunities of the Trustee or Security Agent under this Indenture or the Intercreditor Agreement.

(b) At the direction of the Issuer and without the consent of Holders, the Trustee and the Security Agent shall from time to time enter into one or more amendments to any Intercreditor Agreement to: (i) cure any ambiguity, omission, defect, manifest error or inconsistency of any such agreement, (ii) increase the amount or types of Indebtedness covered by any such agreement that may be Incurred by Midco or any Restricted Subsidiary that is subject to any such agreement (including with respect to any Intercreditor Agreement or Additional Intercreditor Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Notes), (iii) add Restricted Subsidiaries to the Intercreditor Agreement or an Additional Intercreditor

Agreement, (iv) further secure the Notes (including Additional Notes), (v) make provision for equal and ratable pledges of the Collateral to secure Additional Notes, (vi) implement any Permitted Collateral Liens, (vii) amend the Intercreditor Agreement or any Additional Intercreditor Agreement in accordance with the terms thereof or (viii) make any other change to any such agreement that does not adversely affect the Holders in any material respect. In formulating its opinion on such matters, the Trustee shall be entitled to request and rely absolutely on such evidence as it deems appropriate, including an Officer’s Certificate and an Opinion of Counsel. The Issuer shall not otherwise direct the Trustee or the Security Agent to enter into any amendment to any Intercreditor Agreement without the consent of the Holders of the majority in aggregate principal amount of the Notes then outstanding, except as otherwise permitted below under Section 9.01 and the Issuer may only direct the Trustee and the Security Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or Security Agent or, in the opinion of the Trustee or Security Agent, adversely affect their respective rights, duties, liabilities or immunities under this Indenture or the Intercreditor Agreement or any Additional Intercreditor Agreement.

(c) In relation to any Intercreditor Agreement or Additional Intercreditor Agreement, the Trustee (and Security Agent, if applicable) shall consent on behalf of the Holders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Notes thereby; provided, however, that such transaction would comply with Section 4.02 and the terms of the Intercreditor Agreement and any Additional Intercreditor Agreement.

(d) Each Holder, by accepting a Note, shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement or any Additional Intercreditor Agreement (whether then entered into or entered into in the future pursuant to the provisions described herein) and to have directed the Trustee and the Security Agent to enter into any such Additional Intercreditor Agreement. A copy of the Intercreditor Agreement or any Additional Intercreditor Agreement shall be made available for inspection during normal business hours on any Business Day upon prior written request at the offices of the listing agent for the Notes.

Section 4.12 Payment of Notes.

The Issuer shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal and interest shall be considered paid on the date due if on such date the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

Section 4.13 Withholding Taxes.

(a) All payments made by the Issuer, a Successor Company or Guarantor (a “Payor”) on the Notes or the Note Guarantees will be made free and clear of and without withholding or deduction for, or on account of, any Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(i) Luxembourg or any political subdivision or Governmental Authority thereof or therein having power to tax;

(ii) any jurisdiction from or through which payment on any such Note or Note Guarantee is made by the Issuer, Successor Company, Guarantor or their agents, or any political subdivision or Governmental Authority thereof or therein having the power to tax; or

(iii) any other jurisdiction in which the Payor is incorporated, engaged in business, organized or otherwise considered to be a resident for tax purposes, or any political subdivision or Governmental Authority thereof or therein having the power to tax (each of clause (1), (2) and (3), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made by or on behalf of a Payor with respect to any Note or Note Guarantee, including payments of principal, redemption price, premium, if any, or interest, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), will equal the amounts which would have been received in respect of such payments on any such Note or Note Guarantee in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(A)	any Taxes that would not have been so imposed but for the existence of any actual or deemed present or former connection between the relevant Holder or the beneficial owner of a Note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such Note or Note Guarantee or the enforcement or receipt of any payment in respect thereof;

(B)	any Taxes that are imposed or withheld by reason of the failure by the Holder or the beneficial owner of the Note (to the extent it is legally entitled to do so) to comply with a written request of the Payor addressed to the Holder, after reasonable notice, to provide certification, information, documents or other evidence concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction of the Holder or such beneficial owner or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters, in each case, that is required by applicable law, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Taxes;

(C)	any Taxes that are payable otherwise than by deduction or withholding from a payment of the principal of, premium, if any, or interest, if any, on the Notes or any Note Guarantee;

(D)	any estate, inheritance, gift, value added, sales, transfer, personal property or similar Tax

(E)

any Taxes that are required to be deducted or withheld on a payment to an individual and that are required to be made pursuant to Council Directive 2003/48/EC or any other Directive implementing the conclusions of the

ECOFIN Council meeting of November 26-27, 2000 on taxation of savings income or any law implementing or complying with, or introduced in order to conform to such Directives or pursuant to the Luxembourg law of December 23, 2005 introducing a withholding tax on certain savings income paid to Luxembourg;

(F)	any Taxes imposed pursuant to or in connection with Sections 1471 through 1474 of the Code, the Treasury regulations thereunder or any similar law or regulations adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing;

(G)	any Taxes imposed in connection with a Note presented for payment (where presentation is permitted or required for payment) by or on behalf of a Holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Note to, or otherwise accepting payment from, another paying agent;

(H)	any combination of clauses (A) through (G) of this Section 4.13(a).

(b) Such Additional Amounts will also not be payable (x) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Note for payment (where presentation is permitted or required for payment) within 30 days after the relevant payment was first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Notes been presented on the last day of such 30-day period) or (y) where, had the beneficial owner of the Note been the Holder, such beneficial owner would not have been entitled to payment of Additional Amounts by reason of any of clauses (A) to (H) of Section 4.13(a).

(c) No Additional Amounts shall be paid with respect to any payment to any Holder who is a fiduciary or a partnership or other than the sole beneficial owner of such Notes to the extent that the beneficiary or settlor with respect to such fiduciary, the member of such partnership or the beneficial owner of such Notes would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner held such Notes directly.

(d) The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes, in such form as provided in the ordinary course by the Relevant Taxing Jurisdiction and as is reasonably available to the Issuer and will provide such certified copies to the Trustee, if such certified copies are available. Such copies shall be made available to the Holders upon request and will be made available at the offices of the Luxembourg Paying Agent if the Notes are then admitted for trading on the Euro MTF market.

(e) If any Payor becomes aware that it will be obligated to pay Additional Amounts under or with respect to any payment made on any Note or Note Guarantee, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date (unless such awareness of an obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor may deliver such Officer’s Certificate as promptly as practicable after the date that is 30 days prior to the payment date). The Trustee will be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary.

(f) Wherever in this Indenture or the Notes Guarantees there is mentioned, in any context:

(i) the payment of principal;

(ii) purchase or redemption prices in connection with a purchase or redemption of Notes;

(iii) interest; or

(iv) any other amount payable on or with respect to any of the Notes,

such reference shall be deemed to include payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(g) The Payor will pay any present or future stamp, court or documentary taxes, or any other property or similar taxes, charges or levies that arise in any jurisdiction from the execution, delivery, issuance, registration or enforcement of any Notes, any Note Guarantee, this Indenture, the Security Documents or any other document or instrument in relation thereto (other than a transfer of the Notes other than the initial resale by the initial purchasers) or the receipt of any payments with respect thereto (limited, solely in the case of taxes attributable to the receipt of any payments with respect thereto, to any such taxes that are not excluded under clauses (A) through (B) and (D) through (G) or any combination thereof) excluding any such taxes, charges or levies imposed by any jurisdiction that is not a Relevant Taxing Jurisdiction, and the Payor agrees to indemnify the Holders for any such taxes paid by such Holders. The foregoing obligations of this Section 4.13 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to the Payor is organized, engaged in business or from or through which payment on any such Note or Note Guarantee is made by or on behalf of any Payor or any political subdivision or taxing authority or agency thereof or therein.

Section 4.14 Change of Control.

(a) If a Change of Control occurs, subject to this Section 4.14, each Holder will have the right to require the Issuer to repurchase all or part (equal to €100,000 aggregate principal amount and integral multiples of €1,000 in excess thereof for the Notes) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Issuer shall not be obliged to repurchase Notes as described under this Section 4.14, in the event and to the extent that it has unconditionally exercised its right to redeem all of the Notes as described under Section 5 of the Notes, and that all conditions to such redemption have been satisfied or waived.

(b) Unless the Issuer has unconditionally exercised its right to redeem all the Notes as described under Section 5 of the Notes and all conditions to such redemption have been satisfied or waived, no later than the date that is 60 days after any Change of Control, the Issuer will mail a notice (the “Change of Control Offer”) to each Holder of any such Notes, with a copy to the Trustee:

(i) stating that a Change of Control has occurred or may occur and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, to, but not including, the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(ii) stating the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”);

(iii) describing the circumstances and relevant facts regarding the transaction or transactions that constitute the Change of Control;

(iv) describing the procedures determined by the Issuer, consistent with this Indenture, that a Holder must follow in order to have its Notes repurchased; and

(v) if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control.

(c) On the Change of Control Payment Date, if the Change of Control shall have occurred, the Issuer will, to the extent lawful:

(i) accept for payment all Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes so tendered;

(iii) deliver or cause to be delivered to the Trustee an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer in the Change of Control Offer;

(iv) in the case of Global Notes, deliver, or cause to be delivered, to the Paying Agent the Global Notes in order to reflect thereon the portion of such Notes or portions thereof that have been tendered to and purchased by the Issuer; and

(v) in the case of Definitive Registered Notes, deliver, or cause to be delivered, to the relevant Registrar for cancellation all Definitive Registered Notes accepted for purchase by the Issuer.

(d) If any Definitive Registered Notes have been issued, the relevant Paying Agent will promptly mail to each Holder of Definitive Registered Notes so tendered the Change of Control Payment for such Notes, and the Trustee (or an Authenticating Agent) will, at the cost of the Issuer, promptly authenticate (or cause to be authenticated) and mail (or cause to be transferred by book entry) to each Holder of Definitive Registered Notes a new Note equal in aggregate principal amount to the unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in an aggregate principal amount that is at least €100,000 and in integral multiples of €1,000 in excess thereof.

(e) If and for so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted for trading on the Euro MTF market and the rules of the Luxembourg Stock Exchange so require, the Issuer will publish notices relating to the Change of Control Offer as soon as reasonably practicable after the Change of Control Payment Date in a leading newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, to the extent and in the manner permitted by such rules, post such notices on the official website of the Luxembourg Stock Exchange (www.bourse.lu).

(f) The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(g) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations (or rules of any exchange on which the Notes are then listed) in connection with the repurchase of Notes pursuant to this Section 4.14. To the extent that the provisions of any securities laws or regulations (or exchange rules) conflict with provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations (or exchange rules) and will not be deemed to have breached its obligations, or require a repurchase of the Notes, under the Change of Control provisions of this Indenture by virtue of the conflict.

Section 4.15 Compliance Certificate.

The Issuer will deliver to the Trustee no later than the date on which the Company is required to deliver annual reports pursuant to Section 4.09, an Officer’s Certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events of which it is aware which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Section 4.16 Limitation on Issuer Activities.

(a) The Issuer will not engage in any business activity except any activity (i) relating to the Incurrence of Indebtedness represented by the Notes, any Additional Notes or as permitted by this Indenture (including any Indebtedness Incurred in the future) and making Investments pursuant to the Notes Proceeds Loan or any future proceeds loan with the proceeds from such Incurrence of Indebtedness (including the lending of the proceeds from the Incurrence of such Indebtedness and the receipt of interest, principal and other payments thereon), (ii) undertaken with the purpose of, related to, or otherwise incidental or resulting from the Incurrence of such Indebtedness or the making of such Investments or in connection with fulfilling its obligations thereunder, including pursuant to the Security Documents, the Notes Proceeds Loan, the Intercreditor Agreement, and Additional Intercreditor Agreement, future agreements similar to any of the foregoing, and any repurchase, purchase, repayment, redemption, refinancing or prepayment of, or any consent, amendment, supplement or modification with respect to, or similar actions with respect to, such Indebtedness and Investments, (iii) undertaken with the purpose of, related to or otherwise incidental or resulting from the establishment and maintenance of the Issuer’s corporate existence, (iv) other activities that are not material in nature (as compared to the consolidated business activities of Midco and its Restricted Subsidiaries taken as a whole) or otherwise could not reasonably be expected to result in an Event of Default pursuant to clause (v) of the definition thereof or (v) reasonably related to the foregoing.

(b) The Issuer shall not (i) issue any Capital Stock (other than to Midco or any Wholly Owned Subsidiary and the issuance of directors’ qualifying shares and other nominal amounts of Capital Stock that are required to be held by other Persons under applicable law) or (ii) undertake any transaction that will require the Issuer to register as an “investment company” or an entity “controlled by an investment company” as defined in the US Investment Company Act of 1940, as amended and the rules and regulations thereunder.

(c) The Issuer and Midco will not, and Midco will not permit any of its Restricted Subsidiaries or any other Person that is an obligor under the Notes Proceeds Loan, to (i) sell, dispose, prepay, repay, repurchase, redeem or otherwise acquire, reduce or retire any amounts outstanding under the Notes Proceeds Loan or (ii) amend, modify, supplement or waive any rights under the Notes Proceeds Loan in a manner that would adversely affect the rights in any material respect of the Issuer or its creditors with respect to the Notes Proceeds Loan, except in the case of clause (i) or (ii), (A) in connection with a redemption, repayment, purchase, refinancing, prepayment, repurchase, acquisition, reduction, retirement or similar action with respect to outstanding Notes in a manner not prohibited by this Indenture, (B) as provided for in the Security Documents, future agreements similar to any of the foregoing or as provided under Section 11.05 or (C) in connection with, pursuant to or to reflect any amendment, modification, supplement or waiver under the Notes or this Indenture.

Section 4.17 Payments for Consent.

(a) Midco will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

(b) Notwithstanding Section 4.17(a), Midco and its Restricted Subsidiaries shall be permitted, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes, to exclude holders of the Notes in any jurisdiction where (i) the solicitation of such consent, waiver or amendment, including in connection with an exchange offer or offer to purchase for cash, or (ii) the payment of the consideration therefor (A) would require Midco or any of its Restricted Subsidiaries to file a registration statement, prospectus or similar document under any applicable securities laws (including, but not limited to, the United States federal securities laws and the laws of the European Union or its member states), which Midco in its sole discretion determines (acting in good faith) would be materially burdensome; or (B) such solicitation would otherwise not be permitted under applicable law in such jurisdiction or with respect to such category of holders of Notes.

Section 4.19 Listing.

The Issuer will use its reasonable best efforts to (i) obtain the listing of the Notes on the Official List of the Luxembourg Stock Exchange and the admission to trading of the Notes on the Euro MTF Market of the Luxembourg Stock Exchange as promptly as practicable after the Issue Date and (ii) maintain such listing and admission to trading for so long as such Notes are outstanding; provided that if the Issuer is unable to obtain such listing, or if maintenance of such listing becomes unduly onerous, it will, prior to the delisting of the Notes from the Official List of the Luxembourg Stock Exchange, use its reasonable best efforts to obtain and maintain a listing of such Notes on another “recognised stock exchange” as defined in section 1005 of the Income Tax Act 2007 of the United Kingdom.

ARTICLE 5

SUCCESSOR COMPANY

Section 5.01 Merger and Consolidation.

(a) Parent Guarantor. The Parent Guarantor will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of any member state of the European Union, the United Kingdom or the United States of America, any State of the United States or the District of Columbia, Canada or any province of Canada, Norway or Switzerland and the Successor Company (if not the Parent Guarantor) expressly assumes all the obligations of the Parent Guarantor under this Indenture, the Parent Guarantee, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents, as applicable; and

(ii) the Parent Guarantor shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel to the effect that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Company (in each case, in form and substance reasonably satisfactory to the Trustee), provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clause Section 5.01(a)(i).

Any Indebtedness that becomes an obligation of Midco or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this Section 5.01, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Section 4.01.

For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Parent Guarantor, which properties and assets, if held by the Parent Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Parent Guarantor on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Parent Guarantor.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Parent Guarantor under this Indenture but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under such indenture or the Parent Guarantee.

The Parent Guarantor may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Parent Guarantor, reincorporating the Parent Guarantor in another jurisdiction, or changing the legal form of the Parent Guarantor.

Section 5.01(a) will not apply to the creation of a new subsidiary of the Parent Guarantor that becomes a parent of one or more of the Parent Guarantor’s Subsidiaries.

(b) The Issuer. The Issuer will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i) the Successor Company will be a Person organized and existing under the laws of any member state of the European Union, the United Kingdom or the United States of America, any State of the United States or the District of Columbia, Canada or any province of Canada, the Bailiwick of Jersey, Norway or Switzerland and the Successor Company (if not the Issuer) will expressly assume (A) by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Issuer under the Notes and this Indenture and (B) all obligations of the Issuer under the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents, as applicable;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iii) immediately after giving effect to such transaction, either (A) the Successor Company would be able to Incur at least an additional €1.00 of Indebtedness pursuant to Section 4.01(a) or (B) the Fixed Charge Coverage Ratio for Midco and its Restricted Subsidiaries would not be less than it was immediately prior to giving effect to such transaction; and

(iv) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel to the effect that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Company (in each case, in form and substance reasonably satisfactory to the Trustee), provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of Section 5.01(b)(i) and Section 5.01(b)(ii).

Any Indebtedness that becomes an obligation of Midco or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this Section 5.01, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance Section 4.01.

Notwithstanding the preceding clauses (ii), (iii) and (iv) (which do not apply to the transactions referred to in this sentence), the Issuer may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Issuer, reincorporating the Issuer in another jurisdiction, or changing the legal form of the Issuer.

(c) Subsidiary Guarantor. No Subsidiary Guarantor:

(i) consolidate with or merge with or into any Person;

(ii) sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person; or

(iii) permit any Person to merge with or into such Subsidiary Guarantor, unless:

(A) the other Person is the Issuer, the Parent Guarantor, a Subsidiary Guarantor or any Restricted Subsidiary that becomes a Subsidiary Guarantor concurrently with the transaction; or

(B) (1) either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Subsidiary Guarantor under this Indenture, its Subsidiary Guarantee, the Intercreditor Agreement, and Additional Intercreditor Agreement and the Security Documents, as applicable; and (2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (in each case other than to Midco or a Restricted Subsidiary) otherwise permitted by this Indenture, provided however, that the prohibition in clauses (i), (ii) and (iii) above shall not apply to the extent that compliance therewith could give rise to or result in (x) any breach or violation of statutory limitations, corporate benefit, financial assistance, fraudulent preference, thin capitalization rules, capital maintenance rules, guidance and coordination rules or the laws rules or regulations (or analogous restriction) of any applicable jurisdiction, (y) any risk or liability for the officers, directors or (except in the case of a Restricted Subsidiary that is a partnership) shareholders of such Restricted Subsidiary (or, in the case of a Restricted Subsidiary that is a partnership, directors or shareholders of the partners of such partnership) or (z) any cost, expense, liability or obligation (including with respect to any Taxes) other than reasonable out of pocket expenses.

Notwithstanding the preceding clause B(2) and the provisions described under Section 5.01(a) and Section 5.01(b) (which do not apply to transactions referred to in this sentence), (A) any Restricted Subsidiary (other than the Issuer) may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Issuer or a Guarantor and (B) any Subsidiary Guarantor may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Issuer or any other Subsidiary Guarantor. Notwithstanding the preceding clause B(2) (which does not apply to the transactions referred to in this sentence), a Subsidiary Guarantor may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Subsidiary Guarantor reincorporating the Subsidiary Guarantor in another jurisdiction, or changing the legal form of the Subsidiary Guarantor.

Any Indebtedness that becomes an obligation of Midco or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this Section 5.01, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Section 4.01.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following is an “Event of Default” under this Indenture:

(a) default in any payment of interest, or Additional Amounts, if any, on any Note when due and payable, continued for 30 days;

(b) default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(c) failure by Midco or any of its Restricted Subsidiaries to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of at least 25% in aggregate principal amount of the outstanding Notes with its other agreements contained in this Indenture or the Notes (in each case, other than a default in performance, or breach of, a covenant or agreement specifically addressed in clauses (a) and (b) of this Section 6.01;

(d) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Midco or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by Midco or any of its Restricted Subsidiaries) other than Indebtedness owed to Midco or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(i) is caused by a failure to pay principal at stated maturity on such Indebtedness, immediately upon the expiration of the grace period provided in such Indebtedness (“payment default”); or

(ii) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”),

and, in each case, the aggregate principal amount of any such Indebtedness, together with the aggregate principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates €25.0 million or more;

(e) Midco or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Midco and its Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) other than on a solvent basis, consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) other than on a solvent basis, makes a general assignment for the benefit of its creditors; or

(v) admits in writing that it is unable to pay its debts as they become due;

(f) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against Midco or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Midco and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which Midco or any such Restricted Subsidiaries, that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Midco and its Restricted Subsidiaries), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(ii) other than on a solvent basis, appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of Midco or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Midco and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all of the property of Midco or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Midco and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(iii) other than on a solvent basis, orders the liquidation of Midco or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements Midco and its Restricted Subsidiaries), would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days;

(g) failure by the Issuer, Midco or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Midco and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of €25.0 million (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days after the judgment becomes final (the “judgment default provision”);

(h) any security interest shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the relevant Security Document, the Intercreditor Agreement, any Additional Intercreditor Agreement and this Indenture) with respect to Collateral having a fair market value in excess of €10.0 million for any reason other than the satisfaction in full of all obligations under this Indenture or the release or amendment of any such security interest in accordance with the terms of this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Document or any such security interest created thereunder shall be declared invalid or unenforceable or Iglo Foods Holdco Limited, the Issuer, Midco or any Restricted Subsidiary shall assert in writing that any such security interest is invalid or unenforceable and any such Default continues for 10 days; and

(i) the Parent Guarantee or any Subsidiary Guarantee of a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee or this Indenture) or is declared invalid or unenforceable in a judicial proceeding or any Guarantor denies or disaffirms in writing its obligations under its Note Guarantee and any such Default continues for 10 days.

Notwithstanding the foregoing, a default under clause (c), (d) or (g) of this Section 6.01 will not constitute an Event of Default until the Trustee or the Holders of 25% in aggregate principal amount of the outstanding Notes notify the Issuer of the default and, with respect to clauses (c), (d) and (g) of this Section 6.01, the Issuer does not cure such default within the time specified in clause (c), (d) or (g) of this Section 6.01, as applicable, after receipt of such notice.

Section 6.02 Remedies Upon Event of Default.

Holders of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture and may not enforce the Security Documents except as provided in such Security Documents and the Intercreditor Agreement or any Additional Intercreditor Agreement.

Notwithstanding anything to the contrary herein, (i) if a Default occurs for a failure to deliver a required certificate in connection with another default (an “Initial Default”) then at the time such Initial Default is cured, such Default for a failure to report or deliver a required certificate in connection with the Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.10, or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

Section 6.03 Acceleration.

(a) If an Event of Default (other than an Event of Default with respect to the Issuer or Midco described in Section 6.01(e) or Section 6.01(f) above) occurs and is continuing, the Trustee by notice to the Issuer or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by written notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, including Additional Amounts, if any, on all the Notes under this Indenture to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest, including Additional Amounts, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(d) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(d) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest, including Additional Amounts, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(b) If an Event of Default with respect to the Issuer or Midco described in Section 6.01(e) or Section 6.01(f) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, including Additional Amounts, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Section 6.04 Other Remedies.

Subject to Articles 11 and 12 and to the duties of the Trustee as provided for in Article 7, if an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

To the extent permitted by the Intercreditor Agreement, the Trustee may direct the Security Agent (subject to being indemnified and/or secured to its satisfaction in accordance with the Intercreditor Agreement) to take enforcement action with respect to the Collateral if any amount is declared or becomes due and payable pursuant to Section 6.02 (but not otherwise).

Section 6.05 Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the outstanding Notes under this Indenture by notice to the Trustee may, on behalf of all Holders, waive all past or existing Defaults or Events of Default (except with respect to nonpayment of principal, premium or interest, or Additional Amounts, if any) and rescind any such acceleration with respect to such Notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Section 6.06 Control by Majority.

The Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee determines is materially prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

Section 6.07 Limitation on Suits.

(a) Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(ii) the Holders of at least 25% in aggregate principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(iii) such Holders have offered in writing the Trustee security and/or indemnity against any loss, liability or expense;

(iv) the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security and/or indemnity; and

(v) the Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Section 6.08 Rights of Holders to Receive Payment.

Subject to Section 9.02, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.09 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or Section 6.01(b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.06.

Section 6.10 Trustee May File Proofs of Claim.

Subject to the Intercreditor Agreement, the Trustee may file such proofs of claim and other papers or documents and take such actions as may be necessary or advisable (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes) or any Guarantor, their creditors or their property and, shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the properly incurred compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.11 Priorities.

If the Trustee or the Security Agent collects any money or property pursuant to this Article 6, it shall, subject to the terms of the Intercreditor Agreement, pay out the money or property in the following order:

FIRST: to the Trustee, the Agents and the Security Agent for amounts due under Section 7.02, Section 7.06 and Section 11.06;

SECOND: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, interest and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest and Additional Amounts, if any, respectively;

THIRD: to the Issuer, any Guarantor or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.11. At least 15 days before such record date, the Trustee shall mail to each Holder and the Issuer a notice that states the record date, the payment date and amount to be paid.

Section 6.12 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Security Agent for any action taken or omitted by it as the Trustee or the Security Agent, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.12 does not apply to a suit by the Trustee, the Security Agent or a Paying Agent, a suit by a Holder pursuant to Section 6.08 or a suit by Holders of more than 10% in principal amount of the Notes then outstanding.

Section 6.13 Waiver of Stay or Extension Laws.

The Issuer and each of the Guarantors (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Section 6.14 Restoration of Rights and Remedies.

If the Trustee or the Security Agent or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or the Security Agent or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, any Guarantor, the Trustee, the Security Agent and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee, the Security Agent and the Holders shall continue as though no such proceeding had been instituted.

Section 6.15 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.11, no right or remedy herein conferred upon or reserved to the Trustee, or the Security Agent or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.16 Delay or Omission Not Waiver.

No delay or omission of the Trustee, or the Security Agent or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee, or the Security Agent or to the Holders, may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.17 Indemnification of Trustee.

Prior to taking any action under this Article 6, the Trustee shall be entitled to indemnification or other security satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default, of which a Responsible Officer of the Trustee has actual knowledge, has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture or an indenture supplement hereto and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(A) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants, duties or obligations shall be read into this Indenture against the Trustee; provided that to the extent the duties of the Trustee under this Indenture and the Notes may be qualified, limited or otherwise affected by the provisions of the Notes Documents, the Trustee shall be required to perform those duties only as so qualified, limited or affected, and shall be held harmless and shall not incur any liability of any kind for so acting; and

(B) in the absence of fraud on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, with respect to certificates or opinions specifically required to be furnished to it hereunder, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein) and shall be entitled to seek advice from legal counsel in relation thereto.

(c) The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act, its own willful misconduct or fraud, except that:

(A) This Section 7.01(c) does not limit the effect of Section 7.01(b);

(B) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(C) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.03, Section 6.05 or Section 6.06.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to Section 7.01(a), Section 7.01(b) and Section 7.01(c).

(e) No provision of this Indenture, the Intercreditor Agreement or the other Notes Documents shall require the Trustee to expend or risk its own funds or otherwise incur liability in the performance of any of its duties hereunder or under the Intercreditor Agreement or the other Notes Documents or to take or omit to take any action under this Indenture or under the Intercreditor Agreement or the other Notes Documents or take any action at the request or direction of Holders if it has grounds for believing that repayment of such funds is not assured to it or it does not receive indemnity or security satisfactory to it in its discretion against any loss, liability or expense which might be incurred by it in compliance with such request or direction nor shall the Trustee be required to do anything which is illegal or contrary to applicable laws. The Trustee will not be liable to the Holders if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control. No provision of this Indenture or of the Notes Documents shall require the Trustee to indemnify the Security Agent, and the Security Agent waives any claim it may otherwise have by operation of law in any jurisdiction to be indemnified by the Trustee acting as principal vis-à-vis its agent, the Security Agent (but this does not prejudice the Security Agent’s rights to bring any claim or suit against the Trustee (including for damages in the case of gross negligence, willful misconduct or fraud of the Trustee)).

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(g) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(h) Each Holder, by its acceptance of any Notes and the Note Guarantees of the Notes by the Guarantors, if any, consents and agrees to the Agreed Security Principles and the terms of the Notes Documents, the Intercreditor Agreement, and any other Security Documents to which the Trustee may be a party (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or as may be amended from time to time in accordance with their terms and authorizes and directs the Trustee to enter into and perform its obligations and exercise its rights under the Notes Documents, the Intercreditor Agreement, and such Security Documents in accordance therewith, to bind the Holders on the terms set forth in the Notes Documents, the Intercreditor Agreement, and such Security Documents and to execute any and all documents, amendments, waivers, consents, releases or other instruments authorized or required to be executed by it pursuant to the terms thereof.

Section 7.02 Rights of Trustee.

(a) The Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion, based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, the State of New York. Furthermore, the Trustee may also refrain from taking such action if it would otherwise render it liable to any person in that jurisdiction, the State of New York or if, in its opinion based upon such legal advice, it would not have the power to take such action in that jurisdiction by virtue of any applicable law in that jurisdiction, in the State of New York or if it is determined by any court or other competent authority in that jurisdiction, in the State of New York that it does not have such power.

(b) The Trustee may conclusively rely and shall be fully protected in relying on any document (whether in its original, electronic or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(c) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.

(d) The Trustee may act through attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(e) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement or any other Notes Document; provided, however, that the Trustee’s conduct does not constitute willful misconduct, gross negligence or fraud.

(f) The Trustee may retain professional advisers to assist it in performing its duties under this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement or any Notes Document. The Trustee may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any Officer’s Certificate, Opinion of Counsel, or any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, approval, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer.

(h) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture or the Intercreditor Agreement, unless such Holders shall have offered to the Trustee indemnity and/or other security satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred by it in compliance with such request, order or direction.

(i) In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than the majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture (as qualified, limited or otherwise affected by the provisions of the Intercreditor Agreement), the Trustee, in its sole discretion, may determine what action, if any, shall be taken and shall be held harmless and shall not incur any liability for its failure to act until such inconsistency or conflict is, in its reasonable opinion, resolved.

(j) The Trustee shall have no duty to inquire as to the performance of the Issuer with respect to the covenants contained in Article 4. Delivery of reports, information and documents to the Trustee under Section 4.09 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(k) The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(l) If any Guarantor is substituted to make payments on behalf of the Issuer pursuant to Article 10, the Issuer shall promptly notify the Trustee of such substitution.

(m) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified and/or secured to its satisfaction, are extended to, and shall be enforceable by the Trustee in each of its capacities hereunder, under the Intercreditor Agreement, any Additional Intercreditor Agreements and the other Notes Documents, by the Security Agent and by each Agent in their various capacities hereunder, custodian and other Person employed to act as agent hereunder. Each of the Trustee, the Security Agent and each other Agent shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.

(n) The Trustee shall not be required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Indenture.

(o) At any time that the security granted pursuant to the Security Documents has become enforceable and the Holders have given a direction to the Trustee to enforce such security, the Trustee is not required to give any direction to the Security Agent with respect thereto unless it has been indemnified or received security in accordance with Section 7.01(e). In any event, in connection with any enforcement of such security, the Trustee is not responsible for:

(i) any failure of the Security Agent to enforce such security within a reasonable time or at all;

(ii) any failure of the Security Agent to pay over the proceeds of enforcement of the Collateral;

(iii) any failure of the Security Agent to realize such security for the best price obtainable;

(iv) monitoring the activities of the Security Agent in relation to such enforcement;

(v) taking any enforcement action itself in relation to such security;

(vi) agreeing to any proposed course of action by the Security Agent which could result in the Trustee incurring any liability for its own account; or

(vii) paying any fees, costs or expenses of the Security Agent.

(p) The permissive rights of the Trustee to take the actions permitted by this Indenture will not be construed as an obligation or duty to do so.

(q) Anything in this Indenture to the contrary notwithstanding, in no event shall the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits, loss of business, goodwill or opportunity of any kind), even if foreseeable and even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(r) The Trustee may assume without inquiry in the absence of actual knowledge of a Responsible Officer that the Issuer is duly complying with its obligations contained in this Indenture required to be performed and observed by it, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred.

(s) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of, or caused by, directly or indirectly, forces beyond its control, including, without limitation, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances;.

(t) The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes Documents, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(u) No provision of this Indenture shall require the Trustee to do anything which, in its opinion, may be illegal or contrary to applicable law or regulation.

(v) The Trustee shall not be required to take notice or be deemed to have notice of any Default or Event of Default hereunder unless a Responsible Officer of the Trustee shall be specifically notified in writing of such Default or Event of Default by the Issuer or by the Holders of at least 25% of the aggregate principal amount of Notes then outstanding, at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(w) The Trustee and the Paying Agent shall be entitled to make payments net of any taxes or other sums required by any applicable law to be withheld or deducted.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee. For the avoidance of doubt, any Agent, Paying Agent, Transfer Agent, Authenticating Agent or Registrar may do the same with like rights.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Intercreditor Agreement, the Security Documents or the Notes or the Note Guarantees or any other Notes Document or the Collateral, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, and it shall not be responsible for any statement of the Issuer in this Indenture, the Offering Memorandum or any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication if signed by the Trustee. The Trustee shall not be charged with knowledge of the identity of any Significant Subsidiary unless the Trustee shall have received notice thereof in accordance with Section 12.01 hereof from the Issuer or any Holder. Nothing hereunder shall require the Trustee to file any financing or continuation statements or recording any documents or instruments in any public office at any time or otherwise perfecting or maintain the perfection of any Lien or security interest in the Collateral.

Section 7.05 Notice of Defaults.

If a Default occurs and is continuing and a Responsible Officer of the Trustee is informed in writing of such occurrence by the Issuer, the Trustee must give notice of the Default to the Holders within 60 days after being so notified by the Issuer. Except in the case of a Default in the payment of principal of, or premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of Holders.

Section 7.06 Compensation and Indemnity.

The Issuer, or, upon the failure of the Issuer to pay, each Guarantor (if any), jointly and severally, shall pay to the Trustee from time to time such compensation as the Issuer and Trustee may from time to time agree for its acceptance of this Indenture and services hereunder and under the Notes Documents. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.

In the event of the occurrence of an Event of Default or the Trustee considering it expedient or necessary or being requested by the Issuer to undertake duties which the Trustee reasonably determines to be of an exceptional nature or otherwise outside the scope of the normal duties of the Trustee, the Issuer shall pay to the Trustee such additional remuneration for such duties.

The Issuer and each Guarantor (if any), jointly and severally, shall reimburse the Trustee promptly upon request for all properly incurred disbursements, advances and expenses incurred or made by it (as evidenced in an invoice from the Trustee), including costs of collection, in addition to the compensation for its services. Such expenses shall include the properly incurred compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer and each Guarantor (if any), jointly and severally, shall indemnify the Trustee, the Agents and their respective officers, directors, agents and employers against any and all loss, liability, taxes or expenses (including properly incurred attorneys’ fees) incurred by or in connection with the acceptance or administration of its duties under this Indenture, the Notes Documents, including the costs and expenses of enforcing this Indenture against the Issuer (including this Section 7.06) and defending itself against any claim (whether asserted by the Issuer or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, under the Intercreditor Agreement, any Additional Intercreditor Agreement or the Notes Documents, as the case may be.

The Trustee shall notify the Issuer of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuer shall not relieve the Issuer or any Guarantor of its indemnity obligations hereunder, under the Intercreditor Agreement, any Additional Intercreditor Agreement or any other Notes Documents, as the case may be. Except in cases where the interests of the Issuer and the Trustee may be adverse, the Issuer shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuer’s and any Guarantor’s expense in the defense. Notwithstanding the foregoing, such indemnified party may, in its sole discretion, assume the defense of the claim against it and the Issuer and any Guarantor shall, jointly and severally, pay the properly incurred fees and expenses of the indemnified party’s defense (as evidenced in an invoice from the Trustee). Such indemnified parties may have separate counsel of their choosing and the Issuer and any Guarantor, jointly and severally, shall pay the properly incurred fees and expenses of such counsel (as evidenced in an invoice from the Trustee). The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own willful misconduct, gross negligence or fraud.

To secure the Issuer’s and any Guarantor’s payment obligations in this Section 7.06, the Trustee, the Security Agent and the Agents have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Issuer’s and any Guarantor’s payment and indemnity obligations pursuant to this Section 7.06 and any lien arising thereunder shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any Bankruptcy Law or the resignation or removal of the Trustee and the Agents. Without prejudice to any other rights available to the Trustee and the Agents under applicable law, when the Trustee and the Paying Agents incur expenses after the occurrence of a Default specified in Section 6.01(e) and Section 6.01(f) with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Trustee in this Article 7, including its right to be indemnified, are extended to, and shall be enforceable by the Trustee in each of its capacities hereunder, under the Intercreditor Agreement and any Additional Intercreditor Agreement and by the Security Agent, each Agent, custodian and other Person employed with due care to act as agent hereunder. For purposes of this Section 7.06, “Trustee” shall include any predecessor Trustee; provided, however, that the gross negligence or willful misconduct of any Trustee shall not affect the rights of any other Trustee hereunder.

Section 7.07 Replacement of Trustee.

(i) The Trustee may resign at any time by providing 30 days notice to the Issuer. The Holders of a majority in principal amount of the Notes then outstanding may remove the Trustee at any time by so notifying the Trustee and may appoint a successor Trustee. The Issuer shall be entitled to remove the Trustee or any Holder who has been a bona fide Holder for not less than six months may petition any court for removal of the Trustee and appointment of a successor Trustee, if:

(A) the Trustee has or acquires a conflict of interest in its capacity as Trustee that is not eliminated;

(B) the Trustee is adjudged bankrupt or insolvent; or

(C) the Trustee otherwise becomes incapable of acting as Trustee hereunder.

(ii) If the Trustee resigns, is removed pursuant to Section 7.07(i) or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

(iii) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture and the Notes Documents. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the lien provided for in Section 7.06.

(iv) If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, (i) the retiring Trustee or the Holders of 10% in principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee, or (ii) the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office; provided that such appointment is reasonably satisfactory to the Issuer.

(v) Notwithstanding the replacement of the Trustee pursuant to this Section 7.07, the Issuer’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

(vi) For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Trustee in this Article 7, including its right to be indemnified, are extended to, and shall be enforceable by each Agent and the Security Agent employed to act hereunder.

Section 7.08 Successor Trustee by Merger.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Section 7.09 Certain Provisions.

Each Holder by accepting a Note authorizes and directs on his or her behalf the Trustee to enter into and to take such actions and to make such acknowledgements as are set forth in this Indenture and the Intercreditor Agreement or other documents entered into in connection therewith.

The Trustee shall not be responsible for the legality, validity, effectiveness, suitability, adequacy or enforceability of the Security Documents or any obligation or rights created or purported to be created thereby or pursuant thereto or any security or the priority thereof constituted or purported to be constituted thereby or pursuant thereto, nor shall it be responsible or liable to any person because of any invalidity of any provision of such documents or the unenforceability thereof, whether arising from statute, law or decision of any court. The Trustee shall be under no obligation to monitor or supervise the functions of the Security Agent under the Security Documents and shall be entitled to assume that the Security Agent is properly performing its functions and obligations thereunder and the Trustee shall not be responsible for any diminution in the value of or loss occasioned to the assets subject thereto by reason of the act or omission by the Security Agent in relation to its functions thereunder. The Trustee shall have no responsibility whatsoever to the Issuer, any Guarantor or any Holder as regards any deficiency which might arise because the Trustee is subject to any tax in respect of the Security Documents, the security created thereby or any part thereof or any income therefrom or any proceeds thereof.

Section 7.10 Agents; General Provisions.

(i) Actions of Agents. The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint.

(ii) Agents of Trustee. The Issuer and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee. Until they have received such written notice from the Trustee, the Agents shall act solely as agents of the Issuer.

(iii) Money Held. The Agents hold all funds as banker subject to the terms of this Indenture and shall not be liable for any interest earned thereon. Such money held by the Agents will not be held in accordance with the rules established by the UK Financial Conduct Authority in the UK Financial Conduct Authority’s Handbook of rules and guidance from time to time in relation to client money.

(iv) Publication of Notices. Any obligation the Agents may have to publish a notice to Holders of the Notes on behalf of the Issuer will have been met upon delivery of the notice to Euroclear or Clearstream, if and so long as any Notes are represented by one or more Global Notes and ownership of book-entry interests therein are shown on the records of Euroclear or Clearstream.

ARTICLE 8

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

Section 8.01 Satisfaction and Discharge of Liability on Notes; Defeasance.

(a) This Indenture, and the rights of the Trustee and the Holders under the Intercreditor Agreement and any Additional Intercreditor Agreement and the Security Documents will be discharged and cease to be of further effect (except as to surviving rights of conversion or transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes when (i) either (A) all the Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Issuer) have been delivered to the Trustee for cancellation; or (B) all Notes not previously delivered to the Trustee for cancellation (1) have become due and payable, (2) will become due and payable at their Stated Maturity within one year or (3) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer; (ii) the Issuer has deposited or caused to be deposited with the Trustee (or such entity designated by the Trustee for this purpose), cash in euro, European Government Obligations denominated in euro or a combination thereof, as applicable, in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the Paying Agent for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; (iii) the Issuer has paid or caused to be paid all other sums payable under this Indenture; (iv) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be and (v) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (provided that such counsel may not be an employee of Midco or its Subsidiaries) each to the effect that all conditions precedent under this Section 8.01 relating to the satisfaction and discharge of this Indenture have been complied with, provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with clauses (i), (ii) and (iii) of this Section 8.01(a)).

(b) Subject to Section 8.01(a), 8.01(c) and Section 8.02, the Issuer at any time may terminate (i) all its and each Guarantor’s obligations under the Notes, any Note Guarantees and this Indenture (“legal defeasance option”), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes or (ii) its, Midco’s and the Restricted Subsidiaries’ obligations under Article 4 (other than Section 4.14) and under Section 5.01 (other than Section 5.01(a)(i), Section 5.01(a)(ii), Section 5.01(b)(i), Section 5.01(b)(ii) and Section 5.01(c)(iii)(B)(2)), and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes and the events set forth in Section 6.01(c) (other than with respect to Section 5.01(a)(i), Section 5.01(a)(ii), Section 5.01(b)(i), Section 5.01(b)(ii) and Section 5.01(c)(iii)(B)(2)), Section 6.01(d), Sections 6.01(e) and 6.01(f) (in each case, with respect only to Midco and its Significant Subsidiaries), Section 6.01(g), Section 6.01(h) and Section 6.01(i) shall not constitute Events of Default (“covenant defeasance option”). The Issuer at its option at any time may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Issuer exercises its legal defeasance option or its covenant defeasance option, the Collateral will be released and each Guarantor (if any) will be released from all its obligations under its Note Guarantee.

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

(c) Notwithstanding Section 8.01(a) and Section 8.01(b) above, the Issuer’s and any Guarantors’ obligations in Section 2.07, Section 2.08, Section 2.09, Section 2.10, Section 2.11, Section 2.12, Section 2.13, Section 2.14, Section 7.01, Section 7.02, Section 7.03, Section 7.06, Section 7.07, this Article 8 and Section 11.06, as applicable, shall survive until the Notes have been paid in full. Thereafter, the Issuer’s and any Guarantors’ obligations in Section 7.06, Section 8.05, Section 8.06 and Section 11.06, as applicable, shall survive.

Section 8.02 Conditions to Defeasance.

(i) The Issuer may exercise its legal defeasance option or its covenant defeasance option only if the Issuer has irrevocably deposited in trust (the “defeasance trust”) with the Trustee (or such entity designated by the Trustee for this purpose) cash in euro, European Government Obligations denominated in euro or a combination thereof, in such amounts as will be sufficient for the payment of principal, premium, if any, and interest on the outstanding Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of:

(A) an Opinion of Counsel in the United States to the effect that Holders or beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and in the case of legal defeasance only, such Opinion of Counsel in the United States must be based on a ruling of the U.S. Internal Revenue Service or change in applicable U.S. federal income tax law since the issuance of the Notes);

(B) an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuer; and

(C) an Officer’s Certificate and an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and qualifications), each stating that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied with.

(ii) Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article 3.

Section 8.03 Application of Money.

The Trustee shall apply the deposited money and the money from the European Government Obligations deposited with it pursuant to Section 8.02 in accordance with this Indenture to the payment of principal of and interest on the Notes.

Section 8.04 Repayment to Issuer.

The Trustee and the Paying Agent shall as soon as practicable upon written request by the Issuer turn over any money or European Government Obligations held by it as provided in this Article 8 which, in the written opinion of an internationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if European Government Obligations have been so deposited), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article 8.

Subject to any applicable abandoned property law, the Trustee shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors, and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

Section 8.05 Indemnity for European Government Obligations.

The Issuer and any Guarantor, jointly and severally, shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited European Government Obligations or the principal and interest received on such European Government Obligations.

Section 8.06 Reinstatement.

If the Trustee is unable to apply any money or European Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee is permitted to apply all such money or European Government Obligations in accordance with this Article 8; provided, however, that if the Issuer has made any payment of principal of or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or European Government Obligations held by the Trustee.

ARTICLE 9

AMENDMENTS AND WAIVERS

Section 9.01 Without Consent of Holders.

Without the consent of any Holder, the Issuer, the Trustee, the Security Agent and the other parties thereto, as applicable, may amend or supplement any Notes Documents to:

(a) cure any ambiguity, omission, defect, error or inconsistency, conform any provision to the “Description of the Notes” section of the Offering Memorandum, or reduce the minimum denomination of the Notes;

(b) provide for the assumption by a successor Person of the obligations of the Issuer or any Guarantor under any Notes Document;

(c) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(d) add to the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon Midco or any Restricted Subsidiary;

(e) make any change that does not adversely affect the rights of any Holder in any material respect;

(f) at the Issuer’s election, comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act, if such qualification is required;

(g) make such provisions as necessary (as determined in good faith by the Issuer) for the issuance of Additional Notes;

(h) to provide for any Restricted Subsidiary to provide a Subsidiary Guarantee in accordance with Section 4.01 and Section 4.08;

(i) to evidence and provide for the acceptance and appointment under this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement, as applicable, of a successor Trustee or the Security Agent pursuant to the requirements thereof or to provide for the accession by the Trustee or the Security Agent to any Notes Document;

(j) to conform the text of this Indenture, the Security Documents or the Notes to any provision of the “Description of the Notes” in the Offering Memorandum to the extent that such provision in the “Description of the Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Security Documents or the Notes;

(k) as provided in Section 4.11;

(l) in the case of the Security Documents, to mortgage, pledge, hypothecate or grant a security interest in favor of the Security Agent for the benefit of parties to the Senior Credit Facilities Agreement, in any property which is required by the Senior Credit Facilities Agreement (as in effect on the Issue Date) to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Security Agent, or to the extent necessary to grant a security interest for the benefit of any Person; provided that the granting of such security interest is not prohibited by this Indenture and Section 4.07 is complied with;

(m) to add to the covenants or to provide for a Guarantee for the benefit of the Holders or surrender any right or power conferred upon Midco or any Restricted Subsidiary; or

(n) to add security to or for the benefit of the Notes, or to effectuate or confirm and evidence the release, termination, discharge or retaking of any Note Guarantee or Lien or any amendment in respect thereof with respect to or securing the Notes when such release, termination, discharge or retaking or amendment is provided for under this Indenture or the Security Documents.

Section 9.02 With Consent of Holders.

Subject to certain exceptions, the Notes Documents may be amended, supplemented or otherwise modified with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) and, subject to certain exceptions, any default or compliance with any provisions thereof may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes). However, without the consent of Holders holding not less than 90% of the then outstanding aggregate principal amount of Notes affected, an amendment or waiver may not, with respect to any such Notes held by a non-consenting Holder:

(a) reduce the principal amount of such Notes whose Holders must consent to an amendment;

(b) reduce the stated rate of or extend the stated time for payment of interest on any such Note;

(c) reduce the principal of or extend the Stated Maturity of any such Note;

(d) reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as described in paragraph 5 of the Notes;

(e) make any such Note payable in money other than that stated in such Note (except to the extent the currency stated in the Notes has been succeeded or replaced pursuant to applicable law);

(f) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes;

(g) make any change to Section 4.13 that adversely affects the right of any Holder of such Notes in any material respect or amends the terms of such Notes in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the Payor agrees to pay Additional Amounts, if any, in respect thereof;

(h) release (i) all or substantially all the Security Interests granted for the benefit of the Holders in the Collateral or (ii) all or substantially all the Guarantors from their obligations under the Note Guarantees or this Indenture, in each case, other than pursuant to the terms of this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents, as applicable;

(i) waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest on the Notes (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration); or

(j) make any change in the amendment or waiver provisions which require the Holders’ consent described in this Section 9.02.

In formulating its decisions on such matters described in Section 9.01 and Section 9.02, the Trustee shall be entitled to rely on such evidence as it deems appropriate, including Officer’s Certificates and Opinions of Counsel.

For so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, the Issuer will publish notice of any amendment, supplement or waiver in a newspaper having a general circulation in Luxembourg or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Luxembourg Stock Exchange (www.bourse.lu).

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment of the Notes Documents, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment or waiver under this Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

After an amendment under this Section 9.02 becomes effective, in case of Holders of Definitive Notes, the Issuer shall mail to the Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.

Except as set forth in this Section 9.02, the Notes issued on the Issue Date, and any Additional Notes, will be treated as a single class for all purposes under this Indenture, including with respect to waivers and amendments. For the purposes of calculating the aggregate principal amount of Notes that have consented to or voted in favor of any amendment, waiver, consent, modifications or other similar action, the Issuer (acting reasonably and in good faith) shall be entitled to select a record date as of which the Euro Equivalent of the principal amount of any Notes shall be calculated in such consent or voting process; provided that the Euro Equivalent shall be calculated by converting such currency other than euro involved in such computation into euro on the date notes of the relevant series were first issued.

Section 9.03 Revocation and Effect of Consents and Waivers.

(a) A written consent to an amendment or a waiver by a Holder shall bind the Holder and every subsequent Holder of that Note or portion of the Notes that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the written consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officer’s Certificate from the Issuer certifying that the requisite number of consents have been received. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the (a) receipt by the Issuer or the Trustee of the requisite number of consents, (b) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (c) execution of such amendment or waiver (or supplemental indenture) by the Issuer and the Trustee.

(b) The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their written consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding Section 9.03(a), those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.04 Notation on or Exchange of Notes.

If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee or an Authenticating Agent shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

Section 9.05 Trustee and Security Agent to Sign Amendments.

The Trustee, the Issuer and the Security Agent shall sign any amendment authorized pursuant to this Article 9 if the amendment does not impose any personal obligations on the Trustee or the Security Agent or adversely affect the rights, duties, liabilities or immunities of the Trustee and the Security Agent under this Indenture and the Intercreditor Agreement, as applicable. If it does, the Trustee or the Security Agent may, but need not, sign it. In signing such amendment the Trustee and the Security Agent, as applicable, shall be entitled to receive an indemnity and/or security satisfactory to it and to receive, and (subject to Section 7.01) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment complies with this Indenture, the other Notes Documents and that such amendment has been duly authorized, executed and delivered and is the legally valid and binding obligation of the Issuer and the Guarantors (if any) enforceable against them in accordance with its terms, subject to customary qualifications. Subject to this Section 9.05 and the terms of the Intercreditor Agreement, the Security Agent shall at the direction of the Issuer sign amendments to this Indenture.

ARTICLE 10

NOTE GUARANTEES

Section 10.01 Note Guarantees.

(a) The Notes will be guaranteed, as of the Issue Date, by the Parent Guarantor and the Subsidiary Guarantors.

(b) Subject to this Article 10, any Guarantor, as primary obligor and not merely as a surety, jointly and severally, unconditionally, on a senior basis and subject to the Agreed Security Principles and any limitations set out in any supplemental indenture, guarantees to each Holder of a Note authenticated and delivered by the Trustee (or the Authenticating Agent), to the Trustee and its successors and assigns to the Security Agent (on behalf of and for the benefit of the Holders, for the purpose of this Article 10, and not in its individual capacity, but solely in its role as representative of the Holders in holding and enforcing the Collateral and the Security Documents), irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(i) the principal of, Additional Amounts and premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest, Additional Amounts and premium, if any, on the Notes (to the extent permitted by law) and all other obligations of the Issuer to the Holders or the Trustee or the Security Agent hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(c) To the extent permitted by the applicable law and subject to the Agreed Security Principles, each Guarantor hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action or any delay or omission to assert any claim or to demand or enforce any remedy hereunder or thereunder, any waiver, surrender, release or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(i) If any Holder, the Trustee, or the Security Agent is required by any court or otherwise to return to or for the benefit of the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either the Issuer or the Guarantors to the Trustee, the Security Agent, or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(ii) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Security Agent, and the Trustee, on the other hand,

(A) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and

(B) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

(iii) Each Guarantor also agrees to pay any and all costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee or the Security Agent in enforcing any rights under this Section.

(d) Notwithstanding any other provision of the Notes Documents, the Note Guarantee granted by a Guarantor incorporated in Austria (an “Austrian Guarantor”), is meant to be and shall be interpreted as abstract guarantee (abstrakter Garantievertrag) and the obligations of such Austrian Guarantor shall be obligations as principal debtor and not as surety (Bürgschaft) and not as a joint obligation as a borrower (Mitschuldner) and such Austrian Guarantor undertakes to pay the amounts so demanded under or pursuant to this Note Guarantee unconditionally, irrevocably, upon first demand and without raising any defences or objections, set-off or counterclaim and without verification of the legal ground (unbedingt, unwiderruflich, auf erste Aufforderung und unter Verzicht auf alle Einwendungen oder Einreden, ohne Aufrechnung oder die Geltendmachung von Gegenforderungen und ohne Prüfung des Rechtsgrunds).

Section 10.02 Successors and Assigns.

This Article 10 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee, the Security Agent and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

Each party to this Indenture hereby agrees and undertakes to execute and deliver all such documents and do all such acts and things which are legally required to fully and effectively give effect to this Section 10.02.

Section 10.03 No Waiver.

Neither a failure nor a delay on the part of the Security Agent, the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Security Agent, the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

Section 10.04 Modification.

No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 10.05 Execution of Supplemental Indenture for Guarantors.

Each Subsidiary which is required to become a Guarantor pursuant to this Indenture shall promptly execute and deliver to the Trustee a supplemental indenture in the form attached to this Indenture as Exhibit B pursuant to which such Subsidiary shall become a Guarantor under this Article 10. Concurrently with the execution and delivery of such supplemental indenture, the Issuer shall deliver to the Trustee an Opinion of Counsel and an Officer’s Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally to the principles of equity, whether considered in a proceeding at law or in equity, and any other matters which are set out as qualifications or reservations as to matters of law of general application, the Note Guarantee of such Guarantor is a legally valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms and to such other matters as the Trustee may reasonably request. The obligations of a Guarantor executing and delivering a supplemental indenture to this Indenture providing for a Note Guarantee of the Notes under this Article 10 shall be subject to such limitations as are mandated under applicable laws in addition to the limitations set forth in Section 10.07 and set out in the relevant supplemental indenture.

Section 10.06 Release of the Note Guarantees.

(a) The Note Guarantee of a Guarantor will terminate and release:

(i) in the case of a Subsidiary Guarantee, upon a sale or other disposition (including by way of consolidation or merger) of ownership interests in the Subsidiary Guarantor (directly or through a parent company) such that the Subsidiary Guarantor does not remain a Restricted Subsidiary (or, in the case of Midco, a Subsidiary of the Parent Guarantor), or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (other than to Midco or a Restricted Subsidiary), in each case, otherwise not prohibited by this Indenture;

(ii) in the case of a Subsidiary Guarantee, upon the designation in accordance with this Indenture of the Subsidiary Guarantor as an Unrestricted Subsidiary;

(iii) upon defeasance or discharge of the Notes, as provided in Article 8;

(iv) with respect to a Subsidiary Guarantor that is not a Significant Subsidiary, so long as no Event of Default has occurred and is continuing, to the extent that such Subsidiary Guarantor (A) is unconditionally released and discharged from its liability with respect to the Senior Credit Facilities Agreement and (B) does not guarantee any other Credit Facility or Public Debt

(v) upon the full and final payment and performance of all obligations of the Issuer under this Indenture and the Notes;

(vi) upon the release of the Guarantor’s Note Guarantee under any Indebtedness that triggered such Guarantor’s obligation to guarantee the Notes under Section 4.08;

(vii) in accordance with the provisions of the Intercreditor Agreement or any Additional Intercreditor Agreement;

(viii) as described in Article 9;

(ix) in connection with the implementation of a Permitted Reorganization; or (x) with respect to an entity that is not the successor Guarantor, as a result of a transaction permitted by Section 5.01.

(b) The Trustee and the Security Agent shall take all necessary actions reasonably requested in writing by Midco, including the granting of releases or waivers under the Intercreditor Agreement or any Additional Intercreditor Agreement, to effectuate any release of a Note Guarantee in accordance with these provisions, subject to customary protections and indemnifications. Each of the releases set forth above shall be effected by the Trustee and the Security Agent without the consent of or liability to the Holders or any other action or consent on the part of the Trustee or the Security Agent.

Section 10.07 Limitations on Obligations of Guarantors.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the applicable Guarantor without rendering the Note Guarantee, as it relates to such Guarantor, voidable under applicable laws relating to fraudulent conveyance, fraudulent transfer, improper corporate benefit, financial assistance or similar laws affecting the rights of creditors generally.

(b) Limitations on Obligations of Local Guarantors.

(i) Limitations on Obligations of Austrian Guarantors. To the extent that the Note Guarantee in this Section 10 is given by any Austrian Guarantor, any and all obligations (Verpflichtungen) and liabilities (Haftungen) of an Austrian Guarantor under such Note Guarantee shall at all times be limited so that at no time the assumption of a liability (Haftungen) and/or obligation (Verpflichtung) shall be required to the extent that such liability (Haftung) or obligation (Verpflichtung) would violate Austrian capital maintenance rules (Kapitalerhaltungsvorschriften) pursuant to Austrian company law, in particular sections 82 et seq. of the Austrian Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung) and/or sections 52 and 65 et seq. of the Austrian Stock Corporation Act (Aktiengesetz) (the “Austrian Capital Maintenance Rules”). Should any obligation (Verpflichtung) and/or liability (Haftung) of an Austrian Guarantor under the Note Guarantee in this Section 10 violate or contradict the Austrian Capital Maintenance Rules and therefore be held invalid or unenforceable in whole or in part or should the assumption or enforcement of such obligation (Verpflichtung) or liability (Haftung) expose any managing director or member of the supervisory board of any Austrian Guarantor to personal liability or criminal responsibility, such obligation/or liability shall be deemed to be replaced by an obligation (Verpflichtung) and/or liability (Haftung) of a similar nature (i) which is in compliance with the Austrian Capital Maintenance Rules, (ii) which does not expose the managing directors or members of the supervisory board of the Austrian Guarantor to any personal liability or criminal responsibility; and (iii) which provides the best possible security interest admissible in accordance with the Austrian Capital Maintenance Rules in favour of the Holders. By way of example, should it be held that the Note Guarantee pursuant to this Section 10 contradicts the Austrian Capital Maintenance Rules in relation to any amount of the obligations secured by such Note Guarantee, the Note Guarantee pursuant to this Section 10 shall be reduced to such an amount which is permitted pursuant to the Austrian Capital Maintenance Rules, and potentially even to zero.

(ii) Limitations on Obligations of German Guarantors. In relation to each Guarantor incorporated in the Federal Republic of Germany in the form of a GmbH or GmbH & Co. KG (a “German Guarantor”), the following limitations shall apply:

(A) The Holders, the Trustee and the Security Agent agree, other than in accordance with the procedure set out in the following paragraphs of this Section 10.07(b)(ii), not to enforce any guarantee created hereunder granted by a German Guarantor if and to the extent that such guarantee is an up-stream or cross-stream guarantee and the enforcement would otherwise lead to the situation that it would create or aggravate an existing under-balance (Unterbilanz) of such German Guarantor (or, in the case of a GmbH & Co. KG, of its general partner) and that such German Guarantor did not have sufficient net assets (i.e. assets minus liabilities and liability reserves (Reinvermögen)) to maintain its (or, in the case of a GmbH & Co. KG, its general partner’s) stated share capital (Stammkapital) whereby the net assets shall be determined in accordance with applicable law at the time of the determination, provided that for the purposes of the calculation of the amount to be enforced (if any) the following balance sheet items shall be adjusted as follows:

(1) the amount of any increase of stated share capital of such German Guarantor (or, in the case of a GmbH & Co. KG, the stated share capital of its general partner) after the date of this Indenture which is not permitted under the Notes Documents shall be deducted from the stated share capital;

(2) loans and other contractual liabilities incurred by such German Guarantor, and/or, in the case of a GmbH & Co. KG, its general partner, in violation of the provisions of any of the Notes Documents shall be disregarded to the extent that such violation results from grossly negligent or willful misbehavior; and

(3) to the extent payment under the guarantee would deprive a German Guarantor, or (in the case of a GmbH & Co. KG) the general partner of such German Guarantor, of the liquidity necessary to fulfill its financial liabilities to its creditors, then, for the determination of the net assets, the assets of such German Guarantor or, in the case of a GmbH & Co. KG, the assets of its general partner shall be calculated at the lesser of their book value (Buchwert) and their realization value assuming a negative prognosis for the business continuance (Liquidationswert bei negativer Fortführungsprognose).

(B) The limitations set out in the preceding paragraph shall only apply if and to the extent that (i) within 15 Business Days following the making of a demand against a German Guarantor under the guarantee created hereunder the relevant German Guarantor has confirmed in writing to the Trustee (x) to what extent the guarantee is an up-stream or cross-stream guarantee as described in paragraph (A) above and (y) which amount of such cross-stream and/or up-stream guarantee cannot be enforced as it would cause the net assets of such German Guarantor or, in the case of a GmbH & Co. KG, its general partner to fall below its stated share capital or create or aggravate an existing under-balance of such German Guarantor (or, in the case of a GmbH & Co. KG, of its general partner) (taking into account the adjustments set out in paragraph (A) above) (the “Management Determination”); and (ii) if the Trustee contests the Management Determination (arguing that no or a lesser amount would be necessary to maintain the stated share capital or to avoid the creation or aggravation of an existing under-balance of such German Guarantor (or, in the case of a GmbH & Co. KG, of its general partner)), within 40 Business Days of the date the Trustee has notified the respective German Guarantor that it contests the Management Determination, the Trustee receives a determination by auditors of international standard and reputation (the “Auditor’s Determination”) appointed by the German Guarantor of the amount that would have been necessary on the date the demand under the guarantee was made to maintain its or its general partner’s stated share capital or to avoid the creation or aggravation of an existing under-balance of such German Guarantor (or, in the case of a GmbH & Co. KG, of its general partner).

(C) If the Trustee, acting reasonably, disagrees with the Auditor’s Determination, it shall notify the respective German Guarantor accordingly. The Holders, the Trustee and the Security Agent shall only be entitled to enforce the guarantee up to the amount which is undisputed between themselves and the respective German Guarantor in accordance with the provisions of paragraph (B) above. In relation to the amount which is disputed by the Trustee, the Holders, the Trustee and the Security Agent shall be entitled to further pursue their claims under this guarantee (if any) in court but shall bear the burden of proof that the Auditor’s Determination is incorrect; it being understood, for the avoidance of doubt, that the respective German Guarantor shall not be obliged to pay such further amount claimed by the Holders or the Trustee or the Security Agent on demand.

(D) If the guarantee was enforced without limitation because the Management Determination and/or the Auditor’s Determination (as the case may be) was not delivered within the relevant timeframe, the relevant Holders or Trustee or Security Agent shall repay to the respective German Guarantor any amount which is necessary to maintain its stated share capital or, in the case of a GmbH & Co. KG, that of its general partner or to avoid the creation or aggravation of an existing under-balance of such German Guarantor (or, in the case of a GmbH & Co. KG, of its general partner), calculated as of the date the demand under the guarantee was made and in accordance with paragraph (A) above.

(E) In the case that any German Guarantor claims in accordance with the provisions of paragraphs (B) and (D) above that the guarantee granted hereunder can only be enforced in a limited amount (as set out above), the relevant German Guarantor (or, in the case of a GmbH & Co. KG, its general partner) shall realize any asset that is shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of such asset and that can be realized to the extent legally permitted and commercially justifiable.

(F) The limitations set out in this Section 10.07(b)(ii) shall apply mutatis mutandis to all payment obligations of a German Guarantor incurred under or in connection with the Notes Documents in respect of the obligations of any of its Holding Companies or Affiliates (other than any of its Subsidiaries) under or in connection with the Notes Documents (by way of indemnification or otherwise).

(G) The limitations set out in this Section 10.07(b)(ii) do not apply if and to the extent that the German Guarantor is a party to a domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) as dominated entity, provided that the enforcement of the guarantee and/or other payment obligations does not lead to a violation of the capital maintenance requirement as set out in Section 30 para 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung).

(H) In this Section 10.07(b)(ii):

(1) “Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

(2) “Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

(3) “Subsidiary” means, in relation to any company or corporation, a company or corporation:

a) which is controlled, directly or indirectly, by the first mentioned company or corporation;

b) more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

c) which is a Subsidiary of another Subsidiary of the first mentioned company or corporation;

and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

(iii) Limitations on Obligations of Belgian Guarantors. The liability of any Guarantor incorporated in Belgium (a “Belgian Guarantor”) under the Senior Finance Documents and the Notes Documents in relation to the Notes shall in all circumstances be limited to an amount equal to: (a) any intra-group loans or facilities made to a Belgian Guarantor by any other member of the Group (as defined in the Senior Credit Facilities Agreement) (whether or not such intra-group loan is retained by the Belgian Guarantor for its own purposes or on-lent to another member of the Group); or (b) 85 per cent. of the net assets (as determined in accordance with the Belgian Companies Code and accounting principles generally accepted in Belgium, but not taking intra-group debts into account as debts) of that Belgian Guarantor calculated on the basis of the most recent audited annual accounts available at the date on which the relevant demand is made, whichever amount is higher.

Section 10.08 Non-Impairment.

The failure to endorse a Note Guarantee on any Note shall not affect or impair the validity thereof.

ARTICLE 11

COLLATERAL, SECURITY DOCUMENTS AND THE SECURITY AGENT

Section 11.01 Collateral and Security Documents.

(a) The payment obligations of the Issuer and the Guarantors under the Notes, the Note Guarantees and this Indenture will, subject to the Agreed Security Principles, benefit from (i) on the Issue Date, the security set forth in Schedule 1, (ii) on the Post-Closing Date, the security set forth in Schedule 2 and (iii) property and assets that thereafter secure the obligations under this Indenture, the Notes and the Note Guarantees pursuant to any Security Documents (including pursuant to Section 4.08).

(b) The Issuer will deliver to the Trustee copies of all documents delivered to the Security Agent pursuant to the Security Documents, and the Issuer will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee that the Security Agent holds, for the benefit of the Trustee and the Holders, duly created, enforceable and perfected Liens as contemplated hereby and by the Security Documents, so as to render the same available for the security and benefit of this Indenture and of the Notes secured thereby, according to the intent and purposes herein expressed. Subject to the Agreed Security Principles, the Issuer will take, and will cause its Restricted Subsidiaries to take (including as may be requested by the Trustee or the Security Agent) any and all actions reasonably required to cause the Security Documents and the Intercreditor Agreement to create and maintain, as security for the obligations of the Issuer and the Guarantors hereunder, valid and enforceable perfected Liens in and on all the Collateral ranking in right and priority of payment as set forth in this Indenture and the Intercreditor Agreement, and subject to no other Liens other than as permitted by the terms of this Indenture and the Intercreditor Agreement.

(c) Neither the Trustee nor the Security Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any property securing the Notes, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Lien, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or Security Documents or any delay in doing so.

(d) Each of the Issuer, the Trustee and the Holders agree that the Security Agent shall be the joint creditor (together with the Holders) of each and every obligation of the parties hereto under the Notes and this Indenture, and that accordingly the Security Agent will have its own independent right to demand performance by the Issuer of those obligations, except that such demand shall only be made with the prior written notice to the Trustee and as permitted under the Intercreditor Agreement. However, any discharge of such obligation to the Security Agent, on the one hand, or to the Trustee or the Holders, as applicable, on the other hand, shall, to the same extent, discharge the corresponding obligation owing to the other.

(e) The Security Agent agrees that it will hold the security interests in the Collateral created under the Security Documents to which it is a party as contemplated by this Indenture and the Intercreditor Agreement, and any and all proceeds thereof, for the benefit of, among others, the Trustee and the Holders, without limiting the Security Agent’s rights including under Section 11.02, to act in preservation of the security interest in the Collateral. The Security Agent will, subject to being indemnified and/or secured in accordance with the Intercreditor Agreement, take action or refrain from taking action in connection therewith only as directed by the Trustee, subject to the terms of the Intercreditor Agreement.

(f) Each Holder, by its acceptance thereof of a Note, shall be deemed (i) to have consented and agreed to the terms of the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement entered into in compliance with Section 4.11. (including, without limitation, the provisions providing for foreclosure and release of the Collateral and authorizing the Security Agent to enter into the Security Documents on its behalf) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Security Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith, (ii) to have authorized the Issuer, the Trustee and the Security Agent, as applicable, to enter into the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement and to be bound thereby and (iii) to have appointed and authorized the Security Agent and the Trustee to give effect to the provisions in the Intercreditor Agreement and any Additional Intercreditor Agreement. Each Holder, by accepting a Note, appoints the Security Agent as its trustee under the Security Documents and authorizes it to act on such Holder’s behalf, including by entering into and complying with the provisions of the Intercreditor Agreement. The Trustee hereby acknowledges that the Security Agent is authorized to act under the Security Documents on behalf of the Trustee, with the full authority and powers of the Trustee thereunder. The Security Agent is hereby authorized to exercise such rights, powers and discretions as are specifically delegated to it by the terms of the Security Documents, including the power to enter into the Security Documents, as trustee on behalf of the Holders and the Trustee, together with all rights, powers and discretions as are reasonably incidental thereto or necessary to give effect to the trusts created thereunder. The Security Agent shall, however, at all times be entitled to seek directions from the Trustee and shall be obligated to follow those directions if given. The Security Agent hereby accepts its appointment as the trustee of the Holders and the Trustee under the Security Documents, and its authorization to so act on such Holders’ and the Trustee’s behalf. The claims of Holders will be subject to the Intercreditor Agreement and any Additional Intercreditor Agreement entered into in compliance with Section 4.11.

(g) Subject to Section 4.07, the Issuer is permitted to pledge the Collateral in connection with future issuances of its Indebtedness or Indebtedness of its Restricted Subsidiaries, including any Additional Notes, in each case, permitted under this Indenture and on terms consistent with the relative priority of such Indebtedness.

Section 11.02 Suits To Protect the Collateral.

Subject to the provisions of the Security Documents and the Intercreditor Agreement, the Security Agent shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Security Agent, in its sole discretion, may deem expedient to preserve or protect the security interests in the Collateral created under the Security Documents (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Lien on the Collateral or be prejudicial to the interests of the Holders or the Trustee).

Section 11.03 Resignation and Replacement of Security Agent.

Any resignation or replacement of, the Security Agent shall be made in accordance with the Intercreditor Agreement.

Section 11.04 Amendments.

Subject to the rights and obligations of the Security Agent under the terms of the Intercreditor Agreement, the Security Agent agrees that it will enter into an amendment to the Intercreditor Agreement or enter into or amend any other Additional Intercreditor Agreement entered into in accordance with Section 4.11 upon a direction of the Issuer to do so, given in accordance with Section 4.11. The Security Agent shall sign any amendment authorized pursuant to Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Security Agent, subject to the rights and obligations of the Security Agent under the terms of the Intercreditor Agreement.

Section 11.05 Release of Liens.

(a) The Issuer and its Subsidiaries will be entitled to release the security interests in respect of the Collateral under any one or more of the following circumstances:

(i) other than the existing security interest in respect of shares of Capital Stock of the Issuer, in connection with any sale or other disposition of Collateral to a Person that is not the Issuer or a Restricted Subsidiary (but excluding any transaction subject to Article 5), if such sale or other disposition does not violate Section 4.05 or is otherwise permitted in accordance with this Indenture;

(ii) in the case of a Guarantor that is released from its Note Guarantee pursuant to the terms of this Indenture, the release of the property and assets, and Capital Stock, of such Guarantor;

(iii) as described under Article 9;

(iv) upon payment in full of principal, interest and all other obligations on the Notes or defeasance or discharge of the Notes, as provided in Article 8;

(v) if the Issuer designates any Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture, the release of the property and assets, and Capital Stock, of such Unrestricted Subsidiary;

(vi) in connection with the implementation of a Permitted Reorganization;

(vii) only with respect to the Liens on the Capital Stock of Midco, immediately preceding or after completion of an Initial Public Offering in which Midco is the IPO Entity;

(viii) in connection with the granting of Liens on such property or assets, which may include Collateral, or the sale or transfer of such property or assets, which may include Collateral, in each case pursuant to a Qualified Receivables Financing; and

(ix) as otherwise permitted in accordance with this Indenture.

(b) In addition, the security interest created by the Security Documents will be released (a) in accordance with an enforcement action pursuant to the Intercreditor Agreement or any Additional Intercreditor Agreement and (b) as may be permitted by Section 4.07.

(c) The Security Agent and the Trustee (if necessary) will take all necessary action reasonably requested by the Issuer to effectuate any release of Collateral securing the Notes and the Note Guarantees, in accordance with the provisions of this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement and the relevant Security Document. Each of the releases set forth above shall be effected by the Security Agent without the consent of the Holders or any action on the part of the Trustee (unless action is required by it to effect such release).

(d) The Security Agent and the Trustee will agree to any release of the security interest in respect of the Collateral that is in accordance with this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement and the relevant Security Document, without requiring any Holder consent or any action on the part of the Trustee. Upon request of the Issuer, upon receipt of an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent in respect of such release have been satisfied, the Security Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of Collateral permitted to be released pursuant to this Indenture, the Intercreditor Deed and the Security Documents. At the request of the Issuer, the Security Agent shall execute and deliver an appropriate instrument evidencing such release (in the form provided by the Issuer).

Section 11.06 Compensation and Indemnity.

The Issuer, failing which the Guarantors, to the extent legally possible and subject to the Agreed Security Principles, shall pay to the Security Agent from time to time compensation for its services, in accordance with the applicable fee letter, subject to any terms of the Intercreditor Agreement as in effect from time to time which may address the compensation of the Security Agent. The Security Agent’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer and each Guarantor, if any, jointly and severally, if any, to the extent legally possible and subject to the Agreed Security Principles, shall reimburse the Security Agent upon request for all out-of-pocket expenses properly incurred or made by it (as evidenced in an invoice from the Security Agent), including costs of collection, in addition to the compensation for its services. Such expenses shall include the properly incurred compensation and expenses, disbursements and advances of the Security Agent’s agents, counsel, accountants and experts. The Issuer and each Guarantor, if any, jointly and severally shall indemnify the Security Agent and its officers, directors, agents and employers against any and all loss, liability or expense (including properly incurred attorneys’ fees) incurred by or in connection with its rights, duties, and obligations under this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents, as the case may be, including the properly incurred costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any such rights, powers or duties. The Security Agent shall notify the Issuer of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuer shall not relieve the Issuer or any Guarantor of its indemnity obligations hereunder, under the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents, as the case may be. The Issuer shall defend the claim and the indemnified party shall provide cooperation at the Issuer’s and any Guarantor’s expense in the defense. Notwithstanding the foregoing, such indemnified party may, in its sole discretion, assume the defense of the claim against it and the Issuer and each Guarantor, if any, shall, jointly and severally, pay the properly incurred fees and expenses of the indemnified party’s defense (as evidenced in an invoice from the Security Agent). Such indemnified parties may have separate counsel of their choosing and the Issuer and the Guarantors, jointly and severally, to the extent legally possible and subject to the Agreed Security Principles, shall pay the properly incurred fees and expenses of such counsel (as evidenced in an invoice from the Security Agent). The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own willful misconduct, gross negligence or fraud.

To secure the Issuer’s and any Guarantor’s payment obligations in this Section 11.06, the Security Agent shall subject to the Intercreditor Agreement and any Additional Intercreditor Agreement, have a lien on the Collateral and the proceeds of the enforcement of the Collateral for all monies payable to it under this Section 11.06.

The Issuer’s and any Guarantor’s payment obligations pursuant to this Section 11.06 and any lien arising hereunder shall, if any, to the extent legally possible and subject to the Agreed Security Principles, survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any bankruptcy law or the resignation or removal of the Security Agent. Without prejudice to any other rights available to the Security Agent under applicable law, when the Security Agent incurs expenses after the occurrence of a Default specified in Section 6.01(e) or Section 6.01(f) with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

Section 11.07 Conflicts.

Each of the Issuer, the Guarantors (if any), the Trustee and the Holders acknowledge and agree that the Security Agent is acting as security agent and trustee not just on their behalf but also on behalf of the creditors named in the Intercreditor Agreement and acknowledge and agree that pursuant to the terms of the Intercreditor Agreement, the Security Agent may be required by the terms thereof to act in a manner which may conflict with the interests of the Issuer, the Guarantors, the Trustee and the Holders (including the Holders’ interests in the Collateral and the Note Guarantees) and that it shall be entitled to do so in accordance with the terms of the Intercreditor Agreement.

ARTICLE 12

MISCELLANEOUS

Section 12.01 Notices.

Any notice or communication shall be in writing, in the English language and delivered in person or mailed by first-class mail addressed as follows:

if to the Issuer:

Iglo Foods BondCo Plc

5 New Square

Bedfont Lakes Business Park

Feltham, Middlesex TW14 8HA

United Kingdom

Facsimile: +44 (2) 208918 3476

Attention: Julie Fabris

with a copy to:

Cravath, Swaine & Moore LLP

CityPoint, One Ropemaker Street

London EC2Y 9HR

United Kingdom

Facsimile: +44 20 7860 1150

Attention: Philip Boeckman

if to the Registrar, Transfer Agent or Authenticating Agent:

Deutsche Bank Luxembourg S.A.

2, boulevard Konrad Adenauer

L-1115 Luxembourg

Luxembourg

Attention: Lux Registrar

Fax: +352 47 3136

if to the Trustee:

Deutsche Trustee Company Limited

Winchester House

1 Great Winchester Street

London EC2N 2DB

United Kingdom

Attention: Managing Director

Fax: +44 (0)207 547 6149

if to the Security Agent:

Credit Suisse AG, London Branch

One Cabot Square

London E14 4QJ

United Kingdom

Attention: Ian Croft

Fax: +44 (0)207 888 8398

if to the Paying Agent:

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London EC2N 2DB

United Kingdom

Attention: Debt & Agency Services

Fax: +44 (0)207 547 6149

Each of the Issuer or the Trustee by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices to Holders will be validly given if mailed to them at their respective addresses in the register of the Holders, if any, maintained by the Registrar with a copy to the Trustee. For so long as any of the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange shall so require, notices with respect to the Notes will be published in a newspaper having general circulation in Luxembourg or, to the extent and in the manner permitted by such rules, posted on the official website of the Luxembourg Stock Exchange (www.bourse.lu). For so long as any Notes are represented by Global Notes, all notices to Holders will be delivered to Euroclear and Clearstream, each of which will give such notices to the holders of Book-Entry Interests. Such notices may also be published on the website of the Luxembourg Stock Exchange (www.bourse.lu), to the extent and in the manner permitted by the rules of the Luxembourg Stock Exchange.

Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to such Holder if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Any notices provided by the Issuer to an Agent shall be in the English language or a certified translation.

Notwithstanding any other provision of this Indenture and other Notes Documents, any communication to be made under or in connection with the Notes Documents shall be made to the address outside the Republic of Austria. The foregoing sentence applies mutatis mutandis to any communication made by fax, electronic message or in other written form.

Section 12.02 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, the Issuer shall furnish to the Trustee:

(i) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with and any other matters that the Trustee may reasonably request; and

(ii) if requested by the Trustee, an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with and any other matters that the Trustee may reasonably request.

Section 12.03 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.16) shall include:

(i) a statement that the Person making such certificate or opinion has read such covenant or condition;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of such Person, such Person has made such examination or investigation as is necessary to enable that Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with.

Section 12.04 When Notes Disregarded.

In determining whether the Holders of the required principal amount of the Notes have concurred in any direction, waiver or consent, the Notes owned by the Issuer or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer will be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 12.05 Rules by Trustee, Paying Agent and Registrar.

The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 12.06 Legal Holidays.

If the due date for any payment in respect of any Notes is not a Business Day at the place at which such payment is due to be paid, the Holder thereof will not be entitled to payment of the amount due until the next succeeding Business Day at such place, and will not be entitled to any further interest or other payment as a result of any such delay. If a regular record date is not a Business Day, the record date shall not be affected.

Section 12.07 Governing Law.

THIS INDENTURE AND THE NOTES, INCLUDING ANY NOTE GUARANTEES, AND THE RIGHTS AND DUTIES OF THE PARTIES THEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 12.08 Consent to Jurisdiction and Service.

The Issuer and each Guarantor irrevocably (i) agree that any legal suit, action or proceeding against the Issuer or any Guarantor arising out of or based upon this Indenture, the Notes or any Note Guarantee or the transactions contemplated hereby may be instituted in any U.S. Federal or state court in the Borough of Manhattan, The City of New York court and (ii) waive, to the fullest extent they may effectively do so, any objection which they may now or hereafter have to the laying of venue of any such proceeding. The Issuer has appointed (and any Subsidiary becoming a Guarantor shall appoint) Corporation Service Company, located at 1180 Avenue of the Americas, Suite 210, New York, NY 10036, as their authorized agent (the “Authorized Agent”) upon whom process may be served in any such action arising out of or based on this Indenture, the Notes or the transactions contemplated hereby which may be instituted in any New York court, expressly consent to the jurisdiction of any such court in respect of any such action, and waive any other requirements of or objections to personal jurisdiction with respect thereto and waives any right to trial by jury. Such appointment shall be irrevocable. The Issuer and each Guarantor represents and warrants that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Issuer and each Guarantor shall be deemed, in every respect, effective service of process upon the Issuer and each Guarantor.

Section 12.09 No Recourse Against Others.

No director, officer, employee, incorporator or shareholder of the Issuer, the Parent Guarantor or any of its Subsidiaries or Affiliates as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.10 Successors.

All agreements of the Issuer and each Guarantor, if any, in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 12.11 Counterparts.

This Indenture may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Indenture by facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. One signed copy is enough to prove this Indenture.

Section 12.12 Table of Contents; Headings.

The table of contents, cross- reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 12.13 Prescription.

Claims against the Issuer or any Guarantor for the payment of principal, or premium, if any, on the Notes will be prescribed five years after the applicable due date for payment thereof. Claims against the Issuer or any Guarantor for the payment of interest on the Notes will be prescribed three years after the applicable due date for payment of interest.

Section 12.14 Place of Performance. The parties agree that the exclusive place of performance (“Erfüllungsort”) for all rights and obligations under any Notes Document shall be at the seat of the Security Agent in London, or any other place reasonably designated by the Security Agent but in any case a place outside the Republic of Austria, which especially means that the payment of amounts under this Indenture shall be made to a bank account respectively, and from a bank account outside of the Republic of Austria. It is expressly agreed between the parties hereto that any such performance within the Republic of Austria will not establish Austria as the place of performance and shall be deemed not effective with respect to any party hereto.

Section 12.15 Additional Limitations. Notwithstanding any provision to the contrary in any Notes Document, the obligations (Verpflichtungen) and liabilities (Haftungen) of an Austrian Guarantor under any Notes Document shall at all times be limited so that at no time the assumption of a liability (Haftung) and/or obligation (Verpflichtung) shall be required to the extent that such liability (Haftung) or obligation (Verpflichtung) would violate Austrian Capital Maintenance Rules. Should any obligation (Verpflichtung) and/or liability (Haftung) of an Austrian Guarantor under any Notes Document violate or contradict the Austrian Capital Maintenance Rules and therefore be held invalid or unenforceable in whole or in part or should the assumption or enforcement of such obligation (Verpflichtung) or liability (Haftung) expose any managing director or member of the supervisory board of any Austrian Guarantor to personal liability or criminal responsibility, such obligation/or liability shall be deemed to be replaced by an obligation (Verpflichtung) and/or liability (Haftung) of a similar nature (i) which is in compliance with the Austrian Capital Maintenance Rules, (ii) which does not expose the managing directors or members of the supervisory board of the Austrian Guarantor to any personal liability or criminal responsibility; and (iii) which provides the best possible security interest admissible in accordance with the Austrian Capital Maintenance Rules in favour of the Holders.”

IGLO FOODS BONDCO PLC, as Issuer

By
Name:
Title:

(Signature Page to Indenture)

IGLO FOODS FINCO LIMITED, as Parent Guarantor

By
Name:
Title:

(Signature Page to Indenture)

IGLO FOODS GROUP LIMITED, as a Subsidiary Guarantor

By
Name:
Title:

(Signature Page to Indenture)

IGLO FOODS MIDCO LIMITED, as a Subsidiary Guarantor

By
Name:
Title:

(Signature Page to Indenture)

BIRDS EYE IPCO LIMITED, as a Subsidiary Guarantor

By
Name:
Title:

(Signature Page to Indenture)

BIRDS EYE LIMITED, as a Subsidiary Guarantor

By
Name:
Title:

(Signature Page to Indenture)

FROZEN FISH INTERNATIONAL GMBH, as a Subsidiary Guarantor

By

Name:	Francesco Fattori	Markus Mischko
Title:	Managing Director	Managing Director

(Signature Page to Indenture)

IGLO AUSTRIA GMBH, as a Subsidiary Guarantor

By

Name:	Dr. Rainer Herrmann	A. Backhausen
Title:	General Manager	Finance & HR Dir.

(Signature Page to Indenture)

IGLO AUSTRIA HOLDING GMBH, as a Subsidiary Guarantor

By

Name:	Dr. Rainer Herrmann	A. Backhausen
Title:	General Manager	Finance & HR Dir.

(Signature Page to Indenture)

IGLO BELGIUM NV, as a Subsidiary Guarantor

By

Name:	Guillaume Argand
Title:	General Manager

(Signature Page to Indenture)

IGLO GMBH, as a Subsidiary Guarantor

By

Name:	Francesco Fattori	Markus Mischko
Title:	Managing Director	Managing Director

(Signature Page to Indenture)

IGLO HOLDING GMBH, as a Subsidiary Guarantor

By

Name:	Francesco Fattori	Markus Mischko
Title:	Managing Director	Managing Director

(Signature Page to Indenture)

IGLO NEDERLAND B.V., as a Subsidiary Guarantor

By

Name:	Antie Schubeit
Title:	General Manager
Iglo Nederland BV

(Signature Page to Indenture)

LIBERATOR GERMAN NEWCO GMBH, as a Subsidiary Guarantor

By

Name:	Francesco Fattori	Markus Mischko
Title:	Managing Director	Managing Director

(Signature Page to Indenture)

DEUTSCHE TRUSTEE COMPANY LIMITED, as Trustee

by

	Name:	Miriam Keeler
	Title:	Associate Director

by

	Name:	S Ferguson
	Title:	Associate Director

(Signature Page to Indenture)

DEUTSCHE BANK AG, LONDON BRANCH as the Paying Agent, Transfer Agent and Calculation Agent

by

	Name:	Miriam Keeler
	Title:	Director

by

	Name:	S Ferguson
	Title:	Associate Director

(Signature Page to Indenture)

DEUTSCHE BANK LUXEMBOURG S.A., as Luxembourg Register and Luxembourg Paying Agent

by

	Name:	Miriam Keeler
	Title:	Attorney

by

	Name:	S Ferguson
	Title:	Attorney

(Signature Page to Indenture)

CREDIT SUISSE AG, LONDON BRANCH, as Security Agent

by

	Name:	Ian Croft	Shumin Papaioannou
	Title:	Assistant Vice President Operations	Authorised Signatory

(Signature Page to Indenture)

EXHIBIT A-1

PROVISIONS RELATING

TO THE NOTES

These provisions relating to the Notes are in addition to and not in lieu of the provisions relating to the Notes found in Articles 2 and 3 of the Indenture. In the event any inconsistency between the language in this Exhibit A-1 and corresponding language in the Indenture, the language in the Indenture shall control.

1.	Definitions.

Capitalized terms used but not otherwise defined in this Exhibit A-1 shall have the meanings assigned to them in the Indenture. For the purposes of this Exhibit A-1 the following terms shall have the meanings indicated below:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Common Depositary for such Global Note, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Definitive Registered Note” means a certificated Note that does not include the Global Notes Legend.

“Global Notes” has the meaning given to it in Section 2.1(a)(v) of this Exhibit A-1.

“Global Notes Legend” means the legend set forth under that caption in this Exhibit A-1.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Global Notes” has the meaning given to it in Section 2.1(a)(ii) of this Exhibit A-1.

“Regulation S Notes” means all Notes offered and sold outside the United States in reliance on Regulation S.

“Restricted Period”, with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee, and (b) the Issue Date with respect to such Notes.

“Restricted Notes Legend” means the legend set forth under that caption in this Exhibit A-1.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Global Notes” has the meaning given to it in Section 2.1(a)(i) of this

“Rule 144A Notes” means all Notes offered and sold to QIBs in reliance on Rule 144A.

“Transfer Restricted Notes” means Definitive Registered Notes and any other Notes that bear or are required to bear the Restricted Notes Legend.

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2.	The Notes.

2.1 Form and Dating.

(a) Global Notes.

(i) Notes offered and sold within the United States to QIBs in reliance on Rule 144A and denominated in euro shall be issued initially in the form of one or more permanent global notes in fully registered form without interest coupons (collectively, the “Rule 144A Global Notes”).

(ii) Notes offered and sold outside the United States in reliance on Regulation S and denominated in euro shall be issued initially in the form of one or more permanent global notes in fully registered form without interest coupons (collectively, the “Regulation S Global Notes”).

(iii) The Rule 144A Global Notes and the Regulation S Global Notes shall bear the Global Notes Legend and the Restricted Notes Legend. The Rule 144A Global Notes and the Regulation S Global Notes shall be deposited on behalf of the purchasers of the Notes represented thereby, and registered in the name of the nominee of the applicable Common Depositary, duly executed by the Issuer and authenticated by the Trustee or an Authenticating Agent as provided in the Indenture.

(iv) Beneficial ownership interests in the Regulation S Global Notes shall not be exchangeable for interests in the Rule 144A Global Notes or any other security without a Restricted Security Legend until the expiration of the Restricted Period.

(v) The Rule 144A Global Notes and the Regulation S Global Notes are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes”. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee or Registrar and the Common Depositary or its nominee and on the schedules thereto as hereinafter provided, in connection with transfers, exchanges, redemptions and repurchases of beneficial interests therein.

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Common Depositary.

The Issuer shall execute and the Trustee or an Authenticating Agent, as the case may be, shall, in accordance with this Section 2.1(b) and Section 2.2 and pursuant to an order of the Issuer signed by one Officer, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the nominee of the Common Depositary for such Global Note or Global Notes and (ii) shall be delivered by the Trustee or Authenticating Agent, as the case may be, to such Common Depositary or pursuant to such Common Depositary’s instructions.

Members of, or participants in, Euroclear or Clearstream (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Common Depositary or under such Global Note, and the Common Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by Euroclear or Clearstream or impair, as between Euroclear or Clearstream and their respective Agent Members, the operation of customary practices thereof governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(e) Definitive Registered Notes. Except as provided in Section 2.3 or 2.4 of this Exhibit A-1, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated Notes.

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2.2 Authentication. The Trustee or an Authenticating Agent, as the case may be, shall authenticate and make available for delivery the Notes upon a written order of the Issuer signed by one of its Officers. Such order shall (a) specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, (b) direct the Trustee or an Authenticating Agent to authenticate such Notes and (c) certify that all conditions precedent to the issuance of such Notes have been complied with in accordance with the terms hereof.

2.3 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Registered Notes. When Definitive Registered Notes are presented to the Registrar or Transfer Agent, as the case may be, with a request:

(i) to register the transfer of such Definitive Registered Notes; or

(ii) to exchange such Definitive Registered Notes for an equal principal amount of Definitive Registered Notes of other authorized denominations,

the Registrar or the Transfer Agent, as the case may be, shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met, provided, however, that the Definitive Registered Notes surrendered for transfer or exchange:

(1) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar or the Transfer Agent, as the case may be, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(2) in the case of Transfer Restricted Notes, are accompanied by the following additional information and documents, as applicable:

(i) if such Definitive Registered Notes are being delivered to the Registrar or the Transfer Agent, as the case may be, by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect (in the form set forth on the reverse side of the Note);

(ii) if such Definitive Registered Notes are being transferred to the Issuer, a certification to that effect (in the form set forth on the reverse side of the Note); or

(iii) if such Definitive Registered Notes are being transferred pursuant to an exemption from registration in accordance with Rule 144A, Regulation S or Rule 144 under the Securities Act or in reliance upon another exemption from the registration requirements of the Securities Act, (x) a certification to that effect (in the form set forth on the reverse side of the Note) and (y) if the Issuer or Registrar or Transfer Agent, as the case may be, so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i) of this Exhibit A-1.

(b) Restrictions on Transfer of a Definitive Registered Note for a Beneficial Interest in a Global Note. A Definitive Registered Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Registrar of a Definitive Registered Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer, the Registrar and the Transfer Agent, together with:

(i) certification (in the form set forth on the reverse side of the Note) that such Definitive Registered Note is being transferred (1) to a QIB in accordance with Rule 144A or (2) outside the United States in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act; and

(ii) written instructions directing the Registrar to make an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the account to be credited with such increase,

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then the Trustee or the Registrar shall cancel such Definitive Registered Note and cause the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Registered Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Registered Note so cancelled; provided that, in no event shall a Regulation S Global Note be exchanged by the Issuer for a Definitive Registered Note prior to the expiration of the Restricted Period. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for certificated securities pursuant to Section 2.4 of this Exhibit A-1, the Issuer shall issue and the Trustee or an Authenticating Agent shall authenticate, upon written order of the Issuer in the form of an Officer’s Certificate, a new Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Common Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Common Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the Common Depositary’s procedures containing information regarding the participant account of the Common Depositary to be credited with a beneficial interest in such Global Note or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred. Transfers by an owner of a beneficial interest in a Rule 144A Global Note to a transferee who takes delivery of such interest through a Regulation S Global Note, whether before or after the expiration of the Restricted Period, shall be made only upon receipt by the Registrar of a certification in the form provided in Exhibit B from the transferor to the effect that such transfer is being made in accordance with Regulation S or pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) under the Securities Act.

(ii) Notwithstanding any other provisions of this Exhibit A-1 (other than the provisions set forth in Section 2.4 of this Exhibit A-1), a Global Note may not be transferred as a whole except by the Common Depositary to a successor Common Depositary or a nominee of such successor Common Depositary.

(d) Restrictions on Transfer of Regulation S Global Note.

(i) Prior to the expiration of the Restricted Period, interests in the Regulation S Global Note may only be held through Euroclear or Clearstream. During the Restricted Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures and only (1) to the Issuer, (2) so long as such security is eligible for resale pursuant to Rule 144A, to a person whom the selling holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (3) in an offshore transaction in accordance with Regulation S, (4) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) under the Securities Act or any other available

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exemption or (5) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. Prior to the expiration of the Restricted Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note shall be made only in accordance with Applicable Procedures and upon receipt by the Registrar of a written certification from the transferor of the beneficial interest in the form provided in Exhibit C to the effect that such transfer is being made to a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A. Such written certification shall no longer be required after the expiration of the Restricted Period.

(ii) Upon the expiration of the Restricted Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of the Indenture.

(e) Legend.

(i) Except as permitted by the following paragraph (ii), (iii) or (iv), each Note certificate evidencing the Global Notes and the Definitive Registered Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

“THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)) OR (B) IT IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE SECURITIES ACT; (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF THE RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) ONLY (A) TO THE ISSUER, THE GUARANTORS OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) TO NON U.S. PERSONS OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT, OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR

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THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS, AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE REVERSE OF THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE; AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT (1) EITHER (A) IT IS NOT, AND IS NOT ACTING ON BEHALF OF OR WITH ASSETS OF, AN “EMPLOYEE BENEFIT PLAN” SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR AN ENTITY WHOSE UNDERLYING ASSETS ARE DEEMED TO INCLUDE THE ASSETS OF ANY SUCH PLANS (COLLECTIVELY, “PLANS”), OR A “GOVERNMENTAL PLAN” (AS DEFINED IN SECTION 3(32) OF ERISA), “CHURCH PLAN” (AS DEFINED IN SECTION 3(33) OF ERISA, NON U.S. OR OTHER PLAN OR ARRANGEMENT THAT IS SUBJECT TO FEDERAL, STATE, LOCAL OR NON U.S. LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR (B) THE ACQUISITION AND HOLDING OF THIS SECURITY OR AN INTEREST THEREIN BY THE HOLDER DOES NOT AND WILL NOT CONSTITUTE OR RESULT IN A NON EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE OR A NON EXEMPT VIOLATION OF SIMILAR LAW, AND (2) THE HOLDER WILL NOT SELL OR OTHERWISE TRANSFER THIS SECURITY UNLESS SUCH SUBSEQUENT TRANSFEREE HAS MADE THE REPRESENTATIONS AND WARRANTEES IN (1) ABOVE.”

Each Definitive Registered Note shall bear the following additional legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(ii) Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Registered Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Registered Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Transfer Agent and Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).

(iii) Upon a sale or transfer after the expiration of the Restricted Period of any Note acquired pursuant to Regulation S, all requirements that such Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Note be issued in global form shall continue to apply.

(iv) Any additional Notes sold in a registered offering under the Securities Act shall not be required to bear the Restricted Notes Legend.

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(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Registered Notes, transferred, redeemed, repurchased or cancelled, such Global Note shall be returned by the Common Depositary to an Authenticating Agent for cancellation or retained and cancelled by an Authenticating Agent. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Registered Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Registrar with respect to such Global Note, by the Trustee, to reflect such reduction.

(g) Obligations with Respect to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee or an Authenticating Agent shall authenticate, Definitive Registered Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Section 2.07, 3.06, 4.05, 4.14 or 9.04 of the Indenture).

(iii) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Common Depositary or any other Person with respect to the accuracy of the records of the Common Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Common Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Common Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Common Depositary subject to the applicable rules and procedures of the Common Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Common Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance, with any restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, imposed under the Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable of any interest in any Note (including, without limitation, any transfers between or among

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Common Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof, it being understood that without limiting the generality of the foregoing, the Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance, with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under the Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Note.

2.4 Definitive Registered Notes.

(a) A Global Note deposited with the Common Depositary pursuant to Section 2.1 of this Exhibit A-1 shall be transferred to the beneficial owners thereof in the form of Definitive Registered Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 of this Exhibit A-1 and (i) the Common Depositary notifies the Issuer that it is unwilling or unable to continue as a Common Depositary for such Global Note and a successor depositary is not appointed by the Issuer within 120 days of such notice or after the Issuer becomes aware of such cessation, or (ii) if the owner of a book-entry interest in such Global Note requests such exchange in writing delivered through the Depository or the Issuer following an Event of Default and enforcement action is being taken in respect thereof under the Indenture.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Common Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee or an Authenticating Agent shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Registered Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in minimum denominations of €100,000 and multiples of €1,000 in excess thereof and registered in such names as the Common Depositary shall direct. Any certificated Note in the form of a Definitive Registered Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(e), of this Exhibit A-1, bear the Restricted Notes Legend.

(c) Subject to the provisions of Section 2.4(b) of this Exhibit A-1, the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.4(a)(i) or (ii) of this Exhibit A-1, the Issuer will promptly make available to the Trustee a reasonable supply of Definitive Registered Notes in fully registered form without interest coupons.

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EXHIBIT A-2

[FORM OF FACE OF NOTE]

[FLOATING RATE SENIOR SECURED NOTES DUE 2020]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK SA/NV (“EUROCLEAR”), OR CLEARSTREAM BANKING, SOCIETE ANONYME (“CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ITS AUTHORIZED NOMINEE, OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM (AND ANY PAYMENT IS MADE TO ITS AUTHORIZED NOMINEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, ITS AUTHORIZED NOMINEE, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF EUROCLEAR OR CLEARSTREAM OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR ANY DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION THEREOF INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES (THE “STAMP DUTY SENSITIVE DOCUMENTS”) INTO AUSTRIA MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. THE SAME, INTER ALIA, APPLIES TO (I) THE SENDING OF STAMP DUTY SENSITIVE DOCUMENTS TO AN AUSTRIAN ADDRESSEE BY FAX, (II) THE SENDING OF ANY E-MAIL COMMUNICATION TO WHICH AN ELECTRONIC SCAN COPY (E.G., PDF OR TIF) OF A STAMP DUTY SENSITIVE DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE AND (III) THE SENDING OF ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO A STAMP DUTY SENSITIVE DOCUMENT TO AN AUSTRIAN ADDRESSEE. ACCORDINGLY, IN PARTICULAR, KEEP ANY STAMP DUTY SENSITIVE DOCUMENTS OUTSIDE OF AUSTRIA AND AVOID (A) SENDING STAMP DUTY SENSITIVE DOCUMENTS BY FAX TO AN AUSTRIAN ADDRESSEE, (B) SENDING ANY E-MAIL COMMUNICATION TO WHICH AN ELECTRONIC SCAN COPY OF A STAMP DUTY SENSITIVE DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE AND (C) SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO A STAMP DUTY SENSITIVE DOCUMENT TO AN AUSTRIAN ADDRESSEE.

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THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)) OR (B) IT IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE SECURITIES ACT; (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF THE RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) ONLY (A) TO THE ISSUER, THE GUARANTORS OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) TO NON U.S. PERSONS OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT, OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS, AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE REVERSE OF THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE; AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT (1) EITHER (A) IT IS NOT, AND IS NOT ACTING ON BEHALF OF OR WITH ASSETS OF, AN “EMPLOYEE BENEFIT PLAN” SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR AN ENTITY WHOSE UNDERLYING ASSETS ARE DEEMED TO INCLUDE THE ASSETS OF ANY SUCH PLANS (COLLECTIVELY, “PLANS”), OR A “GOVERNMENTAL PLAN” (AS DEFINED IN SECTION 3(32) OF ERISA), “CHURCH PLAN” (AS DEFINED IN SECTION 3(33) OF ERISA, NON U.S. OR OTHER PLAN OR ARRANGEMENT THAT IS SUBJECT TO FEDERAL, STATE, LOCAL OR NON U.S. LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR (B) THE ACQUISITION AND HOLDING OF THIS SECURITY OR AN INTEREST THEREIN BY THE HOLDER DOES NOT AND WILL NOT CONSTITUTE OR RESULT IN A NON EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE OR A NON EXEMPT VIOLATION OF SIMILAR LAW, AND (2) THE HOLDER WILL NOT SELL OR OTHERWISE TRANSFER THIS SECURITY UNLESS SUCH SUBSEQUENT TRANSFEREE HAS MADE THE REPRESENTATIONS AND WARRANTEES IN (1) ABOVE.

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[Each Definitive Registered Note shall bear the following additional legend:]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

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Common Code: [Reg S]

[144A ]

ISIN: [Reg S]

[144A ]

[Floating Rate Senior Secured Notes due 2020]

No.	€

IGLO FOODS BONDCO PLC

Iglo Foods BondCo Plc, a public limited company incorporated under the laws of England and Wales, promises to pay to [●] or its registered assigns the principal sum of                 EUROS subject to adjustments listed on the Schedule of Increases or Decreases in the Global Note attached hereto, on June 15, 2020.

Interest on the Notes will accrue at a rate per annum, reset quarterly, equal to three-month EURIBOR plus 4.50%, as determined by the calculation agent.

Interest Payment Dates: March 15, June 15, September 15 and December 15, commencing September 15, 2014.

Record Dates: March 1, June 1, September 1 and December 1.

Additional provisions of this Note are set forth on the other side of this Note.

Dated:

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IN WITNESS WHEREOF, Iglo Foods BondCo Plc has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Iglo Foods BondCo Plc

By:
Name:
Title:

This is one of the Notes referred to in the Indenture.

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Deutsche Bank Luxembourg S.A., not in its individual capacity but solely as Authenticating Agent duly appointed by DEUTSCHE TRUSTEE COMPANY LIMITED, as Trustee

By:
Name:
Title:

By:
Name:
Title:

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[SENIOR SECURED FLOATING RATE NOTES DUE 2020]

1. (a) Interest.

Iglo Foods BondCo Plc, a public limited company incorporated under the laws of England and Wales (such company, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at a rate per annum (the “Applicable Rate”), reset quarterly, equal to EURIBOR plus 4.50%. The Issuer shall pay interest on this Note quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing

,     . The Issuer will make each interest payment to Holders of record on March 1, June 1, September 1 and December 1 immediately preceding the related interest payment date. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date until the principal hereof is due. Interest shall be computed on the basis of a 360-day year and the actual number of days elapsed. Interest on overdue principal, interest, premium or Additional Amounts will accrue at a rate that is 1% higher than the rate of interest otherwise applicable to the Notes.

(b)	Calculation of Interest; Calculation Agent.

The Calculation Agent shall, as soon as practicable after 11:00 a.m. (Brussels time) on each Determination Date, determine the Applicable Rate and calculate the aggregate amount of interest payable in respect of the following Interest Period (the “Interest Amount”). The Interest Amount shall be calculated by applying the Applicable Rate to the principal amount of each Note outstanding at the commencement of the Interest Period, multiplying each such amount by the actual amounts of days in the Interest Period concerned divided by 360. All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 4.876545% (or .04876545) being rounded to 4.87655% (or .0487655). The determination of the Applicable Rate and the Interest Amount by the Calculation Agent shall, in the absence of willful default or manifest error, be final and binding on all parties. In no event will the rate of interest on the Notes be higher than the maximum rate permitted by applicable law.

“Determination Date” with respect to an Interest Period, means the day that is two TARGET Settlement Days preceding the first day of such Interest Period.

“EURIBOR” with respect to an Interest Period, means the rate (expressed as a percentage per annum) for deposits in euro for a three-month period beginning on the day that is two TARGET Settlement Days after the Determination Date that appears on EURIBOR1 as of 11:00 a.m. Brussels time, on the Determination Date. If EURIBOR1 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the eurozone inter-bank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., Brussels time, on such Determination Date, to prime banks in the eurozone inter-bank market for deposits in a Representative Amount in euro for a three month period beginning on the day that is two TARGET Settlement Days after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in London, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., Brussels time, on such Determination Date, for loans in a Representative Amount in euro to leading European banks for a three-month period beginning on the day that is two TARGET Settlement Days after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than such rates are so provided then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

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“EURIBOR1” means the display page so designated on Reuters (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor).

“eurozone” means the region comprised of member states of the European Union that adopt the euro.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include September 15, 2014.

“Representative Amount” means the greater of (i) €1,000,000 and (ii) an amount that is representative for a single transaction in the relevant market at the relevant time.

“TARGET Settlement Day” means any day on which the Trans European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

2. Method of Payment.

Holders must surrender Notes to the Paying Agent to collect principal payments. The Issuer shall pay principal, premium, Additional Amounts, if any, and interest in euro. Principal, interest and premium, if any, on the Global Notes (as defined below) will be payable at the specified office or agency of one or more Paying Agents; provided that all such payments with respect to the Notes represented by one or more Global Note registered in the name of or held by a nominee of a common depositary for Euroclear and Clearstream, as applicable, will be made by wire transfer of immediately available funds to the account specified by the Holder or Holders thereof.

Principal, premium, if any, interest and Additional Amounts, if any, on Definitive Registered Notes will be payable at the specified office or agency of one or more Paying Agents maintained for such purposes in London. In addition, interest on the Definitive Registered Notes may be paid by check mailed to the person entitled thereto as shown on the register for the Definitive Registered Notes.

The rights of Holders to receive the payments of interest on such Notes are subject to applicable procedures of Euroclear and Clearstream. If the due date for any payment in respect of any Notes is not a Business Day at the place at which such payment is due to be paid, the Holder thereof will not be entitled to payment of the amount due until the next succeeding Business Day at such place, and will not be entitled to any further interest or other payment as a result of any such delay.

3. Paying Agent and Registrar.

Initially, Deutsche Bank AG, London Branch, will act as Paying Agent and Deutsche Bank Luxembourg S.A. will act as Registrar and Transfer Agent. The Issuer may appoint and change any Registrar, Transfer Agent or Paying Agent. The Issuer, Midco or any of its Restricted Subsidiaries may act as Registrar, Transfer Agent and Paying Agent.

4. Indenture.

The Issuer issued the Notes under the Indenture dated as of July 17, 2014 (the “Indenture”), among the Issuer, Iglo Foods Finco Limited (the “Parent Guarantor”), Iglo Foods Midco Limited, Iglo Foods Group Limited, Birds Eye Limited, Birds Eye IPco Limited, iglo Holding GmbH, Liberator German Newco GmbH, Frozen Fish International GmbH, iglo GmbH, Iglo Austria Holding GmbH, Iglo Austria GmbH, Iglo Belgium NV and Iglo Nederland B.V. (together, the “Subsidiary Guarantors” and, together with the Parent Guarantor, the “Guarantors”), Deutsche Trustee Company Limited, as trustee (the “Trustee”), Deutsche

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Bank AG, London Branch, as paying agent, transfer agent and calculation agent, Deutsche Bank Luxembourg S.A., as Luxembourg registrar and Luxembourg paying agent, and Credit Suisse AG, London Branch, as security agent (the “Security Agent”). The terms of the Notes include those stated in the Indenture. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of such terms and provisions. In the event of a conflict, the terms of the Indenture control.

The Notes are general, senior obligations of the Issuer. This Note is one of the Notes referred to in the Indenture.

5. Optional Redemption.

(a) Except as provided in this Section 5 and Section 6, the Notes are not redeemable at the option of the Issuer until July 17, 2015.

(b) At any time prior to July 17, 2015, the Issuer may redeem the Notes in whole or in part, at its option, upon not less than 10 days nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount of such Notes plus the relevant Applicable Premium for the Notes as of, and accrued and unpaid interest and Additional Amounts, if any, to the redemption date.

(c) On or after July 17, 2015, the Issuer may redeem the Notes in whole or in part, from time to time at its option, upon not less than 10 days nor more than 60 days’ prior notice, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the redemption date:

Twelve-month period commencing July 17,	Redemption Price
2015	101.000%
2016 and thereafter	100.000%

(c) Prior to July 17, 2015, the Issuer may on one or more occasions redeem the Notes with the net cash proceeds received by the Issuer from any Equity Offering at a redemption price equal to 100.0% of the principal amount of the Notes so redeemed, plus a premium equal to the interest rate per annum on the Notes in effect on the date that the notice of redemption is given, plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes (including Additional Notes); provided, that:

(1)	in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering; and

(2)	not less than 60% of the original principal amount of the Notes being redeemed (including the principal amount of any Additional Notes) remain outstanding immediately thereafter.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof.

Any redemption and notice of redemption may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent (including, in the case of a redemption related to any Equity Offering, the consummation of such Equity Offering).

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“Applicable Premium” means the greater of:

(x)	1% of the principal amount of such Note; and

(y)	as of any redemption date, the excess (to the extent positive) of:

a.	the present value at such redemption date of (i) the redemption price of such Note at July 17, 2015 (such redemption price (expressed in percentage of principal amount) being set forth in the table under Section 5(c) hereof (excluding accrued but unpaid interest)), plus (ii) all required interest payments due on such Note to and including such date (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Bund Rate at such redemption date plus 50 basis points and assuming that the rate of interest on such Note from the redemption date through July 17, 2015 will equal the rate of interest on such Note in effect on the applicable redemption date; over

b.	the outstanding principal amount of such Note,

as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate. For the avoidance of doubt, calculation of the Applicable Premium shall not be an obligation or duty of the Trustee or any Agent.

“Bund Rate” means the yield to maturity at the time of computation of direct obligations of the Federal Republic of Germany (Bunds or Bundesanleihen) with a constant maturity (as officially compiled and published in the most recent financial statistics that have become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such financial statistics are not so published or available, any publicly available source of similar market data selected by Midco or the Issuer in good faith)) most nearly equal to the period from the redemption date to July 17, 2015; provided, however, that if the period from the redemption date to July 17, 2015 is not equal to the constant maturity of a direct obligation of the Federal Republic of Germany for which a weekly average yield is given, the Bund Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of direct obligations of the Federal Republic of Germany for which such yields are given, except that if the period from such redemption date to July 17, 2015 is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year shall be used.

6. Redemption for Taxation Reasons.

The Issuer or Successor Company, as defined below, may redeem the Notes in whole, but not in part, at any time upon giving not less than 10 nor more than 60 days notice to the Holders of the Notes (which notice will be irrevocable) at a redemption price equal to 100% of the outstanding principal amount thereof, together with accrued and unpaid interest, if any, to, but excluding, the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts (see Section 4.13 of the Indenture), if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Issuer, Successor Company or Guarantor determine in good faith that, as a result of:

(1)	any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined below) affecting taxation; or

(2)	any change in, amendment to or introduction of an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including pursuant to a holding, judgment or order by a court of competent jurisdiction) of a Relevant Taxing Jurisdiction (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”),

A-2-10

the Issuer, Successor Company or Guarantor (in the case of a Guarantor, only if the relevant payment cannot be made by the Issuer or any other Guarantor without triggering payment of Additional Amounts) are, or on the next interest payment date in respect of the Notes would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to the Issuer, Successor Company or Guarantor (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable but not including assignment of the obligation to make payment with respect to the Notes). In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that is a Relevant Taxing Jurisdiction at the date of the Offering Memorandum, such Change in Tax Law must be announced and become effective on or after the date of the Offering Memorandum. In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that becomes a Relevant Taxing Jurisdiction after the date of the Offering Memorandum, such Change in Tax Law must be announced and become effective on or after the date the jurisdiction becomes a Relevant Taxing Jurisdiction, unless the Change in Tax Law would have applied to the predecessor of the Successor Company. Notice of redemption for taxation reasons will be published in accordance with the procedures described under Section 3.03 of the Indenture. Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Payor would be obliged to make such payment of Additional Amounts if a payment in respect of the Notes were then due and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer or Successor Company will deliver to the Trustee (a) an Officer’s Certificate stating that it is entitled to effect such redemption and that it would not be able to avoid the obligation to pay Additional Amounts by taking reasonable measures available to it and (b) a written opinion of an independent tax counsel of recognized standing to the effect that the Issuer, Successor Company or Guarantor has or have been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept and shall be entitled to rely on such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above and compliance with the Indenture, without further inquiry, in which event it will be conclusive and binding on the Holders.

The foregoing will apply mutatis mutandis to any jurisdiction in which any successor to the Issuer is incorporated or organized or any political subdivision or taxing authority or agency thereof or therein.

7. Sinking Fund.

The Issuer is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes. Midco and its Restricted Subsidiaries may at any time and from time to time purchase Notes in the open market or otherwise.

8. Notice of Redemption.

Subject to the next paragraph, not less than 10 days but not more than 60 days before a date for redemption of Notes, the Issuer shall transmit to each Holder (with a copy to the Trustee) a notice of redemption in accordance with Section 12.01 of the Indenture; provided, however, that any notice of redemption provided for by Section 6 of the Notes shall not be given earlier than 90 days prior to the earliest date on which the Payor would be obliged to make a payment of Additional Amounts unless, at the time such notice is given, the obligation to pay such Additional Amounts remains in effect.

At the Issuer’s request, the Registrar or the Paying Agent shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall deliver to the Registrar and the Paying Agent on or prior to the date on which notice of redemption is to be delivered to the Holders, an Officer’s Certificate requesting that the Registrar or the Paying Agent give such notice and the information required and within the time periods specified by this Section.

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If less than all of the Notes are to be redeemed at any time, the Paying Agent or the Registrar will select Notes for redemption on a pro rata basis or in accordance with the procedures of Clearstream or Euroclear (as applicable), unless otherwise required by law or applicable stock exchange or depository requirements. Neither the Paying Agent nor the Registrar will be liable for any selections made by it in accordance with this paragraph.

If the Notes are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount to be redeemed. In the case of a Definitive Registered Note, a new Definitive Registered Note in principal amount equal to the unredeemed portion of any Definitive Registered Note redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Definitive Registered Note. In the case of a Global Note, an appropriate notation will be made on such Global Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice, Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption

So long as any Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted for trading on the Euro MTF market and the rules of the Luxembourg Stock Exchange so require, any such notice to the Holders of the Notes shall to the extent and in the manner permitted by such rules be posted on the official website of the Luxembourg Stock Exchange and in addition to such release, not less than 10 days nor more than 60 days prior to the redemption date, the Issuer will mail, or at the expense of the Issuer, cause to be mailed, such notice to Holders with a copy to the Trustee by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the Registrar. Such notice of redemption may also be posted on the website of the Luxembourg Stock Exchange (www.bourse.lu) to the extent and in the manner permitted by the rules of the Luxembourg Stock Exchange.

9. Additional Amounts.

All payments made by a Payor on the Notes or any Note Guarantee, as applicable, will be made free and clear of and without withholding or deduction for, or on account of, any Taxes subject to and in accordance with Section 4.13 of the Indenture.

10. Repurchase of Notes at the Option of Holders upon (i) a Change of Control and (ii) the occurrence of certain Asset Sales.

If a Change of Control occurs, each Holder of Notes will have the right, subject to certain conditions specified in the Indenture, to require the Issuer to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) as provided in, and subject to the terms of, the Indenture.

In accordance with Section 4.05 of the Indenture, the Issuer will be required to, or may be permitted to, offer to purchase Notes upon the occurrence of certain events, including certain Asset Dispositions.

11. Security.

The Notes will be secured by the Collateral. Reference is made to the Indenture and the Intercreditor Agreement for terms relating to such security, including the release, termination and discharge thereof. Enforcement of the Security Documents is subject to the Intercreditor Agreement. The Issuer shall not be required to make any notation on this Note to reflect any grant of such security or any such release, termination or discharge.

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12. Denominations; Transfer; Exchange.

The Notes are in registered form without interest coupons in minimum denominations of €100,000 and multiples of €1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. In connection with any such transfer or exchange, the Indenture requires the transferring or exchanging Holder to, among other things, furnish appropriate endorsements and transfer documents, furnish information regarding the account of the transferee at Euroclear or Clearstream, where appropriate, furnish certain certificates and opinions, and pay any taxes, duties and governmental charges in connection with such transfer or exchange. Any such transfer or exchange will be made without charge to the Holder, other than Taxes payable in connection with such transfer.

13. Persons Deemed Owners.

Except as provided in Section 2, the registered Holder of this Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture, including, without limitation, with respect to enforcement and the pursuit of other remedies.

14. Unclaimed Money.

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look to the Issuer for payment as general creditors and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

15. Discharge and Defeasance.

Subject to certain conditions, the Issuer at any time may terminate all its and each Guarantor’s obligations under this Note, any Note Guarantee and the Indenture if the Issuer, among other things, deposits or causes to be deposited with the Trustee, cash in euro, European Government Obligations denominated in euro, or a combination thereof, in an amount sufficient for the payment of principal, premium, if any, and interest on the outstanding Notes to redemption or maturity, as the case may be.

16. Amendment, Waiver.

The Indenture and the Notes may be amended as set forth in the Indenture.

17. Defaults and Remedies.

Each of the following is an “Event of Default” under the Indenture:

(a) default in any payment of interest, or Additional Amounts, if any, on any Note when due and payable, continued for 30 days;

(b) default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(c) failure by Midco or any of its Restricted Subsidiaries to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of at least 25% in aggregate principal amount of the outstanding Notes with its other agreements contained in this Indenture or the Notes (in each case, other than a default in performance, or breach of, a covenant or agreement specifically addressed in clauses (a) and (b) of this Section 17;

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(d) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Midco or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by Midco or any of its Restricted Subsidiaries) other than Indebtedness owed to Midco or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(i) is caused by a failure to pay principal at stated maturity on such Indebtedness, immediately upon the expiration of the grace period provided in such Indebtedness (“payment default”); or

(ii) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”),

and, in each case, the aggregate principal amount of any such Indebtedness, together with the aggregate principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates €25.0 million or more;

(e) Midco or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Midco and its Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) other than on a solvent basis, consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) other than on a solvent basis, makes a general assignment for the benefit of its creditors; or

(v) admits in writing that it is unable to pay its debts as they become due;

(f) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer, Midco or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Midco and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which the Issuer, Midco or any such Restricted Subsidiaries, that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Midco and its Restricted Subsidiaries), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(ii) other than on a solvent basis, appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer, Midco or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Midco and its

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Restricted Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Issuer, Midco or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Midco and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(iii) other than on a solvent basis, orders the liquidation of the Issuer, Midco or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Midco and its Restricted Subsidiaries), would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days;

(g) failure by the Issuer, Midco or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Midco and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of €25.0 million (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days after the judgment becomes final (the “judgment default provision”);

(h) any security interest shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the relevant Security Document, the Intercreditor Agreement, any Additional Intercreditor Agreement and this Indenture) with respect to Collateral having a fair market value in excess of €10.0 million for any reason other than the satisfaction in full of all obligations under this Indenture or the release or amendment of any such security interest in accordance with the terms of this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Document or any such security interest created thereunder shall be declared invalid or unenforceable or Iglo Foods Holdco Limited, the Issuer, Midco or any Restricted Subsidiary shall assert in writing that any such security interest is invalid or unenforceable and any such Default continues for 10 days; and

(i) the Parent Guarantee or any Subsidiary Guarantee of a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee or this Indenture) or is declared invalid or unenforceable in a judicial proceeding or any Guarantor denies or disaffirms in writing its obligations under its Note Guarantee and any such Default continues for 10 days.

A default under clause (c), (d) or (g) of this Section 17 will not constitute an Event of Default until the Trustee or the Holders of 25% in aggregate principal amount of the outstanding Notes notify the Issuer of the default and, with respect to clauses (c), (d) and (g) of this Section 17, the Issuer does not cure such default within the time specified in clause (c), (d) or (g) of this Section 17, as applicable, after receipt of such notice.

18. Trustee Dealings with the Issuer

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

19. No Recourse Against Others.

No director, officer, employee, incorporator or shareholder of Midco or any of its Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Issuer or any Guarantor under any Notes Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

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20. Authentication.

This Note shall not be valid until an authorized signatory of the Trustee or an Authenticating Agent manually signs the certificate of authentication on the other side of this Note. The signature shall be conclusive evidence that the security has been authenticated under the Indenture.

21. Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

22. Governing Law.

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

23. Common Codes and ISINs.

The Issuer in issuing the Notes may use Common Codes and ISINs (if then generally in use) and, if so, the Trustee shall use Common Codes and ISINs in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.

24. Subject to Intercreditor Agreement.

This Note and the Indenture are entered into with the benefit of and subject to the terms of the Intercreditor Agreement and any Additional Intercreditor Agreement. In the event of any conflict between this Note, the Indenture and the Intercreditor Agreement or any Additional Intercreditor Agreement, the terms of the Intercreditor Agreement or any Additional Intercreditor Agreement, as applicable, shall apply, except that with regards to the rights, duties and obligations of the Trustee, the Indenture shall apply.

The Issuer will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

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[ASSIGNMENT FORM]

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR ANY DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION THEREOF INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES (THE “STAMP DUTY SENSITIVE DOCUMENTS”) INTO AUSTRIA MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. THE SAME, INTER ALIA, APPLIES TO (I) THE SENDING OF STAMP DUTY SENSITIVE DOCUMENTS TO AN AUSTRIAN ADDRESSEE BY FAX, (II) THE SENDING OF ANY E-MAIL COMMUNICATION TO WHICH AN ELECTRONIC SCAN COPY (E.G., PDF OR TIF) OF A STAMP DUTY SENSITIVE DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE AND (III) THE SENDING OF ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO A STAMP DUTY SENSITIVE DOCUMENT TO AN AUSTRIAN ADDRESSEE. ACCORDINGLY, IN PARTICULAR, KEEP ANY STAMP DUTY SENSITIVE DOCUMENTS OUTSIDE OF AUSTRIA AND AVOID (A) SENDING STAMP DUTY SENSITIVE DOCUMENTS BY FAX TO AN AUSTRIAN ADDRESSEE, (B) SENDING ANY E-MAIL COMMUNICATION TO WHICH AN ELECTRONIC SCAN COPY OF A STAMP DUTY SENSITIVE DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE AND (C) SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO A STAMP DUTY SENSITIVE DOCUMENT TO AN AUSTRIAN ADDRESSEE.

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. No.)

(Insert assignee’s name, address and zip or post code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:

Sign exactly as your name appears on the other side of this Note.

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Signature Guarantee*:

*	(Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee)

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[FORM OF CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR REGISTRATION OF

TRANSFER RESTRICTED NOTES]

This certificate relates to €          principal amount of Notes held in (check applicable box) ☐ book-entry or ☐ definitive registered form by the undersigned.

The undersigned (check one box below):

☐	as requested the Trustee by written order to deliver, in exchange for its beneficial interest in the Global Note held by the Common Depositary, a Definitive Registered Note in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above);

☐	as requested the Trustee by written order to exchange or register the transfer of a Note.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144(k) under the Securities Act, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	the Issuer; or

(2)	☐	the Registrar for registration in the name of the Holder, without transfer; or

(3)	☐	pursuant to an effective registration statement under the U.S. Securities Act of 1933; or

(4)	☐	inside the United Sates to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(5)	☐	outside the United Sates in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933 and such Note shall be held immediately after the transfer through Euroclear or Clearstream until the expiration of the Restricted Period (as defined in the Indenture); or

(6)	☐	pursuant to Rule 144 under the U S. Securities Act of 1933 or another available exemption from registration.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5) or (6) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Trustee or the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act of 1933.

Date:

Your Signature:

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Sign exactly as your name appears on the other side of this Note.

Signature Guarantee*:

*	(Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee)

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the U.S. Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:

Signature:
(to be executed by an executive officer of purchaser)

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Schedule of Increases and Decreases in the Global Notes

The initial principal amount of this Global Note is €         . The following increases or decreases in this Global Note have been made:

Date of Increase/Decrease	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following such Decrease or Increase	Signature of Authorized Signatory of Registrar or Paying Agent

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[FORM OF OPTION OF HOLDER TO ELECT PURCHASE]

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.14 (Change of Control) or Section 4.05 (Limitation on Sales of Assets and Subsidiary Stock) of the Indenture, check the box:

Asset Disposition	☐	Change of Control	☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.14 or Section 4.05 of the Indenture, state the amount (minimum amount of €100,000):

€

Date:

Your Signature:

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee*:

*	(SIGNATURE MUST BE GUARANTEED BY A PARTICIPANT IN A RECOGNIZED SIGNATURE GUARANTY MEDALLION PROGRAM OR OTHER SIGNATURE GUARANTOR ACCEPTABLE TO THE TRUSTEE)

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EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR ANY DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION THEREOF INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES (THE “STAMP DUTY SENSITIVE DOCUMENTS”) INTO AUSTRIA MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. THE SAME, INTER ALIA, APPLIES TO (I) THE SENDING OF STAMP DUTY SENSITIVE DOCUMENTS TO AN AUSTRIAN ADDRESSEE BY FAX, (II) THE SENDING OF ANY E-MAIL COMMUNICATION TO WHICH AN ELECTRONIC SCAN COPY (E.G., PDF OR TIF) OF A STAMP DUTY SENSITIVE DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE AND (III) THE SENDING OF ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO A STAMP DUTY SENSITIVE DOCUMENT TO AN AUSTRIAN ADDRESSEE. ACCORDINGLY, IN PARTICULAR, KEEP ANY STAMP DUTY SENSITIVE DOCUMENTS OUTSIDE OF AUSTRIA AND AVOID (A) SENDING STAMP DUTY SENSITIVE DOCUMENTS BY FAX TO AN AUSTRIAN ADDRESSEE, (B) SENDING ANY E-MAIL COMMUNICATION TO WHICH AN ELECTRONIC SCAN COPY OF A STAMP DUTY SENSITIVE DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE AND (C) SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO A STAMP DUTY SENSITIVE DOCUMENT TO AN AUSTRIAN ADDRESSEE.

SUPPLEMENTAL INDENTURE No. [●] (this “Supplemental Indenture”), dated as of [●], among [●], a company organized and existing under the laws of [●] (the “Guarantor”), Iglo Foods BondCo Plc, a public limited company incorporated under the laws of the England and Wales, with its registered office at 5 New Square, Bedfont Lakes Business Park, Feltham, Middlesex, TW14 8HA, United Kingdom, as the issuer (the “Issuer”), and Deutsche Trustee Company Limited, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of July 17, 2014 providing for the issuance of the Issuer’s euro denominated floating rate senior secured notes due 2020 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances a Parent or Subsidiary of Midco may execute and deliver to the Trustee a supplemental indenture pursuant to which such entity shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer, the Guarantor and the Trustee are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guarantor hereby agrees to provide an unconditional Note Guarantee on the terms and subject to the conditions set forth in the Indenture including but not limited to Article 10 thereof.

3. [GUARANTEE LIMITATIONS.]

4. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator or stockholder of any Guarantor, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes Documents, the Note Guarantees or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE NOTE GUARANTEES.

6. Each of the parties hereto irrevocably agrees that any suit, action or proceeding arising out of, related to, or in connection with the Indenture, this Supplemental Indenture, the Notes and the Note Guarantees or the transactions contemplated hereby, and any action arising under U.S. federal or state securities laws, may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan; irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding. The Issuer and each of the Guarantors has appointed Corporation Service Company, located at 1180 Avenue of the Americas, Suite 210, New York, NY 10036, United States of America, as its authorized agent upon whom process may be served in any such suit, action or proceeding which may be instituted in any federal or state court located in the State of New York, Borough of Manhattan arising out of or based upon the Indenture, this Supplemental Indenture, the Notes or the transactions contemplated hereby or thereby, and any action brought under U.S. federal or state securities laws (the “Authorized Agent”). The Issuer and each of the Guarantors expressly consents to the jurisdiction of any such court in respect of any such action and waives any other requirements of or objections to personal jurisdiction with respect thereto and waives any right to trial by jury. Such appointment shall be irrevocable unless and until replaced by an agent reasonably acceptable to the Trustee. The Issuer and each of the Guarantors represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and the Issuer agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Issuer shall be deemed, in every respect, effective service of process upon the Issuer and any Guarantor.

7. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

9. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantor and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: [●]

IGLO FOODS BONDCO PLC as Issuer

By:
Name:
Title:

DEUTSCHE TRUSTEE COMPANY LIMITED
as Trustee

By:
Authorized Signatory

By:
Authorized Signatory

[GUARANTOR]

By:
Name:
Title:

Schedule 1

Issue Date Security Documents

Security Document	Governing Law
First-ranking English law debenture in the agreed form in favor of the Security Agent incorporating fixed and floating charges over all of the present and future assets of the Issuer and each Guarantor incorporated in the United Kingdom;	England & Wales

Schedule 1

Schedule 2

Post-Closing Date Security Documents

Security Document	Governing Law
Share pledge granted by Iglo Austria Holding GmbH over the entire issued share capital of Iglo Austria GmbH	Austrian
Share pledge by Iglo Foods Group Limited over the entire issued share capital of Iglo Austria Holding GmbH	Austrian
Bank account pledge by Iglo Austria GmbH pledging receivables from bank accounts	Austrian
Loan receivables pledge by Iglo Austria Holding GmbH pledging loan receivables	Austrian
Share pledge granted by Midco and Iglo Foods Group Limited over the entire issued share capital of Iglo Belgium NV	Belgium
Bank account pledge granted by Iglo Belgium NV	Belgium
Receivables pledge granted by Iglo Belgium NV	Belgium
Share pledge granted by Iglo Foods Group Limited over the entire issued share capital of Iglo Nederland B.V.	Belgium
Pledge of intellectual property rights granted by Iglo Nederland B.V.	Belgium
Share pledge granted by Iglo Foods Group Limited over the entire issued share capital of Iglo Holding GmbH	German
Share pledge granted by Iglo Holding GmbH over the entire issued share capital of Liberator German Newco GmbH, Frozen Fish International GmbH and iglo GmbH	German
Bank account pledge granted by iglo Holding GmbH	German
Bank account pledge granted by Liberator German Newco GmbH	German
Bank account pledge granted by Frozen Fish International GmbH	German
Bank account pledge granted by iglo GmbH	German
Security assignment agreement over intercompany loans granted by Iglo Holding GmbH	German
Security assignment agreement granted by Frozen Fish International GmbH over the intellectual property rights of Frozen Fish International GmbH	German
Security assignment agreement granted by iglo GmbH over the intellectual property rights of iglo GmbH	German
Security transfer agreement granted by Frozen Fish International GmbH over the fixed assets, inventory and stock of Frozen Fish International GmbH	German
Security transfer agreement granted by iglo GmbH over the fixed assets, inventory and stock of iglo GmbH	German
Security agreements granted by Liberator German Newco GmbH over the freehold real estate interests of Liberator German Newco GmbH	German
Share pledge granted by Iglo Foods Group Limited over the entire issued share capital of Compagnia Surgelati Italiana S.p.A	Italian

Schedule 2